UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INVENSENSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of InvenSense, Inc.
(2)

Aggregate number of securities to which transaction applies:

As of January 13, 2017, (A) 94,541,023 shares of common stock issued and outstanding (including 67,500 shares of restricted stock); (B) 8,074,011 shares of common stock issuable upon the exercise of stock options with an exercise price less than $13.00 per share; (C) 5,111,733 shares of common stock issuable upon vesting and settlement of restricted stock units (“RSUs”); and (D) 265,636 shares of common stock issuable through the end of the current offering period under the InvenSense, Inc. 2013 Employee Stock Purchase Plan, as amended (the “ESPP”).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of (A) (i) 94,541,023 shares of common stock issued and outstanding as of January 13, 2017 (including 67,500 shares of restricted stock), (ii) 5,111,733 shares of common stock issuable upon vesting and settlement of RSUs, (iii) 265,636 shares of common stock issuable through the end of the current offering period under the ESPP, each multiplied by $13.00 per share, and (B) 8,074,011 shares of common stock issuable upon the exercise of stock options with an exercise price less than $13.00 per share multiplied by $4.8605 (the difference between $13.00 and the weighted average exercise price of $8.1935 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001159.

	(4)	Proposed maximum aggregate value of transaction: $1,338,182,826
	(5)	Total fee paid: $155,096

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MARCH 9, 2017

InvenSense, Inc.

1745 Technology Drive, Suite 200

San Jose, California 95110

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of InvenSense, Inc., which will be held at our corporate headquarters, 1745 Technology Drive, San Jose, California 95110, on [●], 2017 at [●] a.m. local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 21, 2016, entered into by and among InvenSense, TDK Corporation and TDK Sensor Solutions Corporation, an indirect wholly-owned subsidiary of TDK Corporation, (such agreement, as it may be amended from time to time, the “Merger Agreement”), pursuant to which InvenSense would be acquired by TDK Corporation through a merger of InvenSense with TDK Sensor Solutions Corporation (the “Merger”). At the special meeting, you will also be asked to consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the Merger, and a proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of such adjournment to approve the Merger Agreement.

If the Merger is completed, each share of InvenSense common stock issued and outstanding immediately prior to the completion of the Merger, other than certain shares owned by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest.

The merger consideration represents a 74% premium over the closing price of our common stock on the New York Stock Exchange (“NYSE”) on October 27, 2016, the last trading day prior to our announcement that our Board of Directors was exploring strategic alternatives for our business, a 57% premium over the closing price of our common stock on the NYSE on December 8, 2016, the last trading day prior to the announcement of market rumors that we were in discussions to be acquired by TDK Corporation, and a 20% premium over the closing price of our common stock on the NYSE on December 20, 2016, the last trading day prior to our announcement that we had entered into the Merger Agreement.

After carefully considering the factors more fully described in the accompanying proxy statement, our Board of Directors has unanimously determined that the Merger and Merger Agreement, and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of InvenSense and its stockholders and approved and declared advisable the Merger Agreement and the transactions contemplated thereby. Our Board of Directors recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, (ii) “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by InvenSense to our named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Appendix A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety.

Your vote is very important, regardless of the number of shares that you own. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy card, or vote electronically over the Internet or by telephone as instructed in the proxy materials. If you attend the special meeting and wish to vote in person, you may do so even though you have previously voted by proxy. The failure to vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement.

If your shares are held in “street name,” you should instruct your bank, broker or other nominee to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions, and the failure to instruct your bank, broker or other nominee how to vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

Toll free: (980) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

We look forward to seeing you at the special meeting, and thank you for your continued support of InvenSense.

On behalf of the Board of Directors,

Behrooz Abdi

President and Chief Executive Officer

The accompanying proxy statement is dated [●], 2017, and is first being mailed to stockholders on or about [●], 2017.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MARCH 9, 2017

InvenSense, Inc.

1745 Technology Drive, Suite 200

San Jose, California 95110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held [●], 2017

A special meeting of stockholders of InvenSense, Inc., a Delaware corporation (“InvenSense” or the “Company”), will be held at the Company’s corporate headquarters, 1745 Technology Drive, San Jose, California 95110, on [●], 2017 at [●]a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 21, 2016, entered into by and among InvenSense, TDK Corporation and TDK Sensor Solutions Corporation, an indirect wholly-owned subsidiary of TDK Corporation, (as such agreement may be amended from time to time, the “Merger Agreement”), pursuant to which InvenSense would be acquired by TDK Corporation through a merger of InvenSense with TDK Sensor Solutions Corporation (the “Merger”), and each share of InvenSense common stock issued and outstanding immediately prior to the completion of the Merger, other than shares owned by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest (the “Merger Proposal”);

2.	To consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to InvenSense’s named executive officers in connection with the Merger (the “Merger-related Compensation Proposal”); and

3.	To consider and vote on a proposal to approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

The accompanying proxy statement describes the proposals listed above in more detail. Please refer to the accompanying proxy statement, including the Merger Agreement attached as Appendix A to the proxy statement and the other annexes and documents included in, or incorporated by reference into, the proxy statement, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement carefully before voting.

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve the Merger Proposal. The affirmative vote of a majority of the outstanding shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve each of the Merger-related Compensation Proposal and the Adjournment Proposal.

The failure of any stockholder of record to submit a signed proxy card, vote electronically over the Internet or by telephone or vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. The failure of any stockholder of record to submit a signed proxy card, vote electronically over the Internet or by telephone or attend the special meeting in person will not have any effect on the Merger-related Compensation Proposal or the Adjournment Proposal, however, if a stockholder of record attends the special meeting in person but has not submitted a proxy and fails to vote in person by ballot, that will be treated as an abstention. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Merger-related Compensation Proposal and the Adjournment Proposal. If you hold your shares in “street name” and fail to instruct your bank, broker or other nominee on how to vote, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger-related Compensation Proposal or the Adjournment Proposal assuming a quorum is present at the special meeting.

Only stockholders of record as of the close of business on [●], 2017 are entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the Merger Proposal and comply with all of the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Appendix C to the proxy statement.

Our Board of Directors unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger-related Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

San Jose, California	Mark Dentinger
Dated: [●], 2017	Chief Financial Officer

ABOUT THIS PROXY STATEMENT

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [•], 2017, and you should assume that the information contained in this proxy statement is accurate only as of such date. You should also assume that the information incorporated by reference into this proxy statement is accurate only as of the date of such information.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Stockholders should not construe the contents of this proxy statement as legal, tax or financial advice. Stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement are qualified by the full copies of and complete text of such agreements in the forms attached hereto as Annexes, which are available on the website of the Securities and Exchange Commission, www.sec.gov.

i

ii

SUMMARY

This summary highlights selected information from this proxy statement with respect to the special meeting and the Merger, and it may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “InvenSense” and “the Company” refer to InvenSense, Inc. and our subsidiaries. We sometimes refer to TDK Sensor Solutions Corporation as “Merger Subsidiary.” We refer to Qatalyst Partners LP as “Qatalyst Partners.” We refer to the Agreement and Plan of Merger, dated as of December 21, 2016, by and among InvenSense, TDK Corporation and Merger Subsidiary as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

•	Parties to the Merger (see page 24)

InvenSense, Inc. InvenSense is a Delaware corporation headquartered in San Jose, California. We design, develop, market and sell sensor systems on a chip, including accelerometers, gyroscopes and microphones for the mobile, wearable, smart home, gaming, industrial, and automotive market segments. We deliver leading solutions based on our advanced motion and sound technology and are dedicated to bringing the best-in-class size, performance and cost solutions to market. We target solutions such as: smartphones, tablets, wearables, console and portable video gaming devices, digital television and set-top box remote controls, fitness accessories, sports equipment, digital still cameras, automobiles, ultra-books, laptops, hearing aids, stabilization systems, tools, navigation devices, remote controlled toys and other household consumer and industrial devices.

TDK Corporation and Merger Subsidiary. TDK Corporation is an electronics company based in Tokyo, Japan. TDK Corporation’s portfolio includes electronic components, modules and systems marketed under the product brands TDK Corporation and EPCOS, power supplies, magnetic application products as well as energy devices, flash memory application devices, and others. TDK Corporation focuses in the areas of information and communication technology and consumer, automotive and industrial electronics. Merger Subsidiary is a Delaware corporation and an indirect wholly-owned subsidiary of TDK Corporation formed for purposes of the Merger.

•	The Special Meeting (see page 25)

Date, Time and Place of Special Meeting. A special meeting of our stockholders will be held at our corporate headquarters, 1745 Technology Drive, San Jose, California 95110, on [●], 2017, at [●]:00 a.m. local time.

Purpose of Special Meeting. The purpose of the special meeting is for our stockholders to consider and vote on the following proposals:

•

To adopt the Agreement and Plan of Merger, dated as of December 21, 2016, entered into by and among InvenSense, TDK Corporation and TDK Sensor Solutions Corporation, a wholly-owned subsidiary of TDK Corporation, (such agreement, as it may be amended from time to time, the “Merger Agreement”), pursuant to which InvenSense would be acquired by TDK Corporation through a merger of InvenSense with Merger Subsidiary (the “Merger”) and each share of InvenSense common stock issued and outstanding immediately prior to the completion of the Merger, other than shares owned by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest (the “Merger Proposal”);

•	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the Merger (the “Merger-related Compensation Proposal”); and

•	To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Record date of Special Meeting. Our Board of Directors has established the close of business on [●], 2017 as the record date for the special meeting (the “Record Date”). Only stockholders who held shares of record as of the Record Date are entitled to receive notice of and vote at the special meeting and any postponement or adjournment of the special meeting.

Shares Outstanding and Quorum. As of the Record Date, there were [●] shares of our common stock outstanding and entitled to vote at the special meeting. A quorum is required for stockholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the Record Date is necessary to establish a quorum at the special meeting.

Vote Required. The affirmative vote, either in person or by proxy, of a majority of our outstanding common stock as of the Record Date is required to approve the Merger Proposal. The affirmative vote of a majority of our outstanding common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the Merger-related Compensation Proposal and the Adjournment Proposal.

Concurrently with the execution of the Merger Agreement, our directors, executive officers and certain stockholders, in their capacities as holders of common stock or other equity interests of InvenSense, each entered into a voting agreement with TDK Corporation (each, a “Voting Agreement”) pursuant to which each agreed, among other things, to vote their common stock for the approval of the Merger Proposal and against any alternative proposal, and to comply with certain restrictions on the disposition of their common stock. As of the Record Date, the persons who have executed Voting Agreements collectively beneficially owned approximately [●]% of the outstanding shares of our common stock on an as-converted basis. For more information, see the section of this proxy statement captioned “The Voting Agreements.”

•	How Proxies are Counted; Failure to Vote; Abstentions and Broker Non-Votes (see page 26)

The Merger Proposal. Failures to vote (whether by proxy or in person at the special meeting) and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.

The term “broker non-vote” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the special meeting, but with respect to which such bank, broker or other nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Banks, brokers and other nominees do not have discretionary authority to vote on the Merger Proposal, the Merger-related Compensation Proposal or the Adjournment Proposal, and accordingly may not vote on such matters absent instructions from the beneficial holder. As a result, such shares will not be represented at the special meeting. If you hold your shares in “street name” or through a bank, broker or other nominee, it is important that you give your bank, broker or nominee your voting instructions.

The Merger-related Compensation Proposal. If you are a stockholder of record and attend the special meeting in person but fail to vote, or mark your proxy “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Merger-related Compensation Proposal. If your shares are held in street name and you fail to instruct your bank, broker or other nominee to vote, it will have no effect on the Merger-related Compensation Proposal (assuming a quorum is present).

The Adjournment Proposal. If you are a stockholder of record and attend the special meeting in person but fail to vote, or you mark your proxy “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Adjournment Proposal. If your shares are held in street name and you fail to instruct your bank, broker or other nominee to vote, it will have no effect on the Adjournment Proposal (assuming a quorum is present).

Voting. You will have one vote for each share of our common stock you owned on the Record Date.

For Stockholders of Record:

In addition to voting in person at the special meeting, if you are the record holder of your shares of common stock, you may submit a proxy as follows:

•	By Internet. The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

•	By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

We request that stockholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed (including proper proxy submission by Internet or telephone), the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of our Board of Directors.

For Beneficial Owners:

If your shares of common stock are held in “street name” by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of common stock. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares of common stock. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares of common stock at the special meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock giving you the right to vote such shares at the special meeting.

•	Revocation of Proxies (see page 28)

You may revoke your proxy at any time before the vote is taken at the special meeting.

If you are a stockholder of record, you may revoke a proxy by (1) delivering to our Corporate Secretary at 1745 Technology Drive, San Jose, California 95110, a written notice of revocation no later than 11:59 p.m. Eastern Time on the day before the special meeting, (2) delivering no later than 11:59 p.m. Eastern Time on the day before the special meeting, a duly executed proxy dated after the date of the proxy you wish to revoke, or (3) attending the special meeting and voting your shares in person. Merely attending the special meeting will not, by itself, constitute revocation of your proxy.

If your shares are held in street name and you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change those instructions. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, broker or other nominee.

•	The Merger (see page 30)

We are asking our stockholders to consider and vote upon the Merger Proposal, which will provide for the adoption of the Merger Agreement pursuant to which TDK Corporation will acquire InvenSense through a merger of InvenSense and Merger Subsidiary. Our Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of our common stock in connection with the solicitation of proxies for use at the special meeting of stockholders.

The full text of the Merger Agreement is attached as Appendix A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety. If the Merger Proposal is approved by our stockholders and the transaction closes as contemplated, InvenSense will become an indirect wholly-owned subsidiary of TDK Corporation, and you will be entitled to receive $13.00 cash, without interest and less any required tax withholding, for each share of our common stock that you own, and:

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the New York Stock Exchange (the “NYSE”); and

•	we will no longer be required to file periodic and other reports with the SEC.

•	Market Price Information (see page 108)

Our common stock is listed on the NYSE under the trading symbol “INVN.” The merger consideration represents a 74% premium over the closing price of our common stock on the NYSE on October 27, 2016, the last trading day prior to our announcement that our Board of Directors was exploring strategic alternatives for our business, a 57% premium over the closing price of our common stock on the NYSE on December 8, 2016, the last trading day prior to the announcement of market rumors that we were in discussions to be acquired by TDK Corporation, and a 20% premium over the closing price of our common stock on the NYSE on December 20, 2016, the last trading day prior to our announcement that we had entered into the Merger Agreement. On [●], 2017, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[●].

•	Recommendation of the Board of Directors (see page 57)

Our Board of Directors has unanimously determined that the terms of the Merger are fair to and in the best interests of the Company and our stockholders, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby and has unanimously recommended approval and adoption of the Merger Agreement and the Merger by our stockholders.

Our Board of Directors unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-related Compensation Proposal and “FOR” the Adjournment Proposal.

•	Interests of Directors and Executive Officers in the Merger (see page 71)

In considering the recommendation of our Board of Directors that you vote in favor of the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that are different from, or are in addition to, the interests of InvenSense and our stockholders generally. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the Merger. Our Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decision to approve the Merger Agreement, the Merger and the related transactions. As further described below, these interests include, but are not limited to:

•	In the case of our non-employee directors, accelerated vesting of all equity awards.

•	In the case of certain of our named executive officers, the receipt of potential retention bonus payments, additional retention bonus payments (for Mr. Abdi), and accelerated payment of a percentage of the deferred cash award attributable to the otherwise unvested portion of certain equity awards held by them, in each case pursuant to letter agreements entered into in connection with the Merger Agreement and payable to such officers if they remain an employee of InvenSense until the later of the consummation of the Merger and December 21, 2017 (the first anniversary of the date we signed the Merger Agreement).

•	In the case of our named executive officers, accelerated vesting (on a “double-trigger” basis) with respect to 100% of their equity awards and contractual severance pay and benefit continuation in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers).

•	In the case of both our non-employee directors and named executive officers, continuation of indemnification rights and coverage under our directors’ and officers’ liability insurance policies.

Stockholders should be aware of these interests when considering our Board of Directors’ recommendation to approve the Merger Proposal.

•	Opinion of InvenSense’s Financial Advisor (see page 63)

In connection with the Merger, Qatalyst Partners rendered to our Board of Directors its oral opinion, subsequently confirmed in writing, that as of December 20, 2016 (Pacific Standard Time), and based upon and subject to the various assumptions, considerations, limitations and other matters set forth in the opinion, the $13.00 in cash per share merger consideration to be received by the holders of InvenSense common stock, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders.

The full text of the opinion of Qatalyst Partners, dated December 20, 2016, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to our Board of Directors and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the $13.00 in cash per share merger consideration to be received by the holders of InvenSense common stock, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement. It does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of InvenSense as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of InvenSense common stock will trade at any time.

•	Treatment of Equity Awards (see page 69)

Stock Options. Each vested stock option, including stock options which vest on the Merger (“Vested Option”), that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration will be cancelled in exchange for a payment to the holder of an amount in cash equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the Vested Option, multiplied by the number of shares of common stock underlying the award.

Each unvested stock option (“Unvested Option”) that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration will be converted into a deferred cash award in an amount equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the Unvested Option, multiplied by the number of shares of common stock underlying the award. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding Unvested Option, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated Unvested Option (including continued employment requirements through the applicable date(s) of vesting).

Each Vested Option and Unvested Option that has an exercise price per share that is equal to or greater than the merger consideration and each Unvested Option that is subject to vesting based on performance criteria that have not been achieved as of the effective time of the Merger will be cancelled without any consideration to the holder thereof.

Restricted Stock Units. Each restricted stock unit (“RSU”) that is vested, including RSUs which vest on the Merger (“Vested RSU”) that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment to the holder of an amount in cash equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award.

Each unvested RSU (“Unvested RSU”) that is outstanding immediately prior to the effective time of the Merger will be converted into a deferred cash award in an amount equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding Unvested RSU, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated Unvested RSU (including continued employment requirements through the applicable date(s) of vesting).

Restricted Stock Awards. Each unvested share of restricted stock that is outstanding immediately prior to the effective time of the Merger will be converted into a deferred cash award in an amount equal to the merger consideration of $13.00 per share. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding share of restricted stock, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated unvested share of restricted stock (including continued employment requirements through the applicable date(s) of vesting).

Accelerated Vesting for Certain Awards. The equity-based awards held by our non-employee directors, to the extent then unvested, will accelerate and vest upon the Merger. In connection with the Merger, we entered into letter agreements with Messrs. Abdi, Goehl and Maghsoudnia, which provide for the accelerated payment immediately following the Merger of a percentage of the deferred cash award attributable to the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi), to which they will become entitled at the effective time of the Merger. Such accelerated payment will proportionately reduce any future payments to be made to them on the applicable vesting dates with respect to such deferred cash awards. The accelerated payment of a percentage of such deferred cash awards is effectively the same as accelerated vesting at the time of the Merger of that percentage of the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi). In the case of our named executive officers, pursuant to their executive change in control and severance agreements, 100% of the equity awards held by them that will not vest prior to or upon the Merger are subject to accelerated vesting (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers).

•	Financing of the Merger (see page 70)

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.3 billion, which will be funded through available cash on hand of TDK Corporation. This amount includes funds needed to pay our stockholders the amounts due under the Merger Agreement and make payments in respect of certain of our outstanding equity-based awards pursuant to the Merger Agreement.

•	Voting Agreements (see page 100)

Concurrently with the execution of the Merger Agreement, the directors, executive officers and certain stockholders of InvenSense, in their capacities as holders of our common stock or other equity interests, each entered into a Voting Agreement pursuant to which each agreed, among other things, to (i) vote their shares of our common stock for the Merger Proposal and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of the shares of our common stock they own, subject to the terms and conditions contained in the Voting Agreement. Each of the Voting Agreements will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the effective time of the Merger, (c) the end date specified in the Merger Agreement and (d) such time as the Merger Agreement is amended to change the form or reduce the amount of the merger consideration.

As of the Record Date, the persons who have executed Voting Agreements collectively beneficially owned approximately [●]% of the outstanding shares of our common stock on an as-converted basis.

•	Material U.S. Federal Income Tax Consequences (see page 80)

In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences”). If you are a U.S. Holder, for U.S. federal income tax purposes, you will generally recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger and your adjusted basis in the shares surrendered. If you are a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless you have certain connections with the United States. The tax consequences of the Merger to you will depend upon your own particular circumstances. You should review the discussion under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences” and consult your tax advisor in order to fully understand how the Merger will affect you.

•	Delisting and Deregistration of our Common Stock (see page 84)

If the Merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC.

•	Governmental and Regulatory Approvals (see page 82)

Under the Merger Agreement, the Merger cannot be completed until (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other applicable antitrust laws, have expired or been terminated and (ii) clearance has been obtained from the Committee on Foreign Investment in the United States (“CFIUS”). TDK Corporation and InvenSense filed the notification and report forms under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on January13, 2017 and the mandatory waiting period under the HSR Act expired on February 13, 2017. InvenSense and TDK Corporation filed a joint voluntary notice with CFIUS on February 16, 2017. The notice has been accepted for review by CFIUS with the first day of the review period commencing on February 27, 2017. In addition, TDK Corporation and InvenSense cannot complete the Merger until the required submissions have been made and approvals granted under the South Korea Monopoly Regulation and Fair Trade Act and the Republic of China (Taiwan) Fair Trade Law of 1991. TDK Corporation filed the required submission with the Korea Fair Trade Commission on February 23, 2017 and with the Taiwan Fair Trade Commission on March 2, 2017. In addition, TDK Corporation submitted an application to the French Ministry of the Economy on February 6, 2017 for an approval of the Merger under Articles L.151-3 and R.153-1 et seq. of the French Monetary and Financial Code in respect of foreign investment controls. We have agreed to cooperate with TDK Corporation on such application.

•	Legal Proceedings

To date five people, each alleging that he or she owns common stock in the Company, have filed purported class action lawsuits against the Company and its board of directors in the United States District Court for the Northern District of California: Marc Nuzzo v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Usama Fayyad, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang, Yunbei Yu, TDK Corporation and TDK Sensor Solutions Corporation, No. 5:17-cv-00859-JD (N.D. Cal., filed Feb. 21, 2017; Marc Chicorel v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Usama Fayyad, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang and Yunbei Yu, No. 5:17-cv-00901 (N.D. Cal., filed Feb. 22, 2017; David Dunham v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang, Yunbei Yu, Usama Fayyad, TDK Corporation and TDK Sensor Solutions Corporation, No. 5:17-cv-00957 (N.D. Cal., filed Feb. 24, 2017); Atef Isaac v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Usama Fayyad, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang and Yunbei “Ben” Yu, No. 3:17-cv-01014 (N.D. Cal., filed Feb. 27, 2017);and Amy Holzman v. InvenSense, Inc., Behrooz Abdi, Amit Shah, Jon Olson, Eric Stang, Amir Faintuch, Usama Fayyad, Emiko Higashi, Yunbei Yu, TDK Corporation and TDK Sensor Solutions Corporation, No. 5:17-cv-01038 (N.D. Cal., filed Feb. 28, 2017).

The lawsuits all challenge the Company’s proposed acquisition by TDK Corporation and TDK Sensor Solutions Corporation; three of the five also name as defendants TDK Corporation and TDK Sensor Solutions Corporation. All five complaints assert a claim under section 14(a) of the Exchange Act and SEC Rule 14a-9 against the Company and its directors, and a control person claim under section 20(a) of the Exchange Act against the Company’s directors; two of the complaints assert the control person claim against TDK Corporation and TDK Sensor Solutions Corporation as well. The complaints allege that the Company’s preliminary proxy statement filed with the SEC on February 3, 2017 (“preliminary proxy”) is materially false and misleading because it omits certain information about the Company’s financial projections and the financial analysis performed by the Company’s financial advisor, Qatalyst Partners; some also allege that the preliminary proxy omits information about the process that led to the merger.

One of the complaints (Dunham) also asserts a claim for breach of fiduciary duty against the individual defendants and a claim for aiding and abetting the individual defendants’ alleged breaches of fiduciary duty against the Company, TDK Corporation and TDK Sensor Solutions Corporation. This complaint alleges that the individual defendants breached their fiduciary duties of loyalty, good faith, due care and disclosure by not taking steps to achieve adequate consideration for shareholders, by engineering the merger to benefit themselves and TDK at the expense of other shareholders, and by agreeing to deal protection terms that unduly deter topping bids. While the other four complaints do not assert fiduciary duty claims as such, several of them include factual allegations similar to those made in the Dunham complaint.

With some variations, the complaints all seek: orders preliminarily and permanently enjoining defendants from closing the merger or, if the merger closes, rescinding it or awarding damages; declaratory relief against the merger and the preliminary proxy; and attorneys’ fees and costs.

•	Anticipated Closing of the Merger (see page 83)

The closing of the Merger will occur as soon as possible, but in any event, no later than five business days after all of the closing conditions have been met or waived by the party or parties entitled to the benefit thereof, or on such other date as is mutually agreed upon by TDK Corporation and InvenSense. We currently expect the Merger to be completed in the second half of fiscal year ended March 31, 2018, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the Merger has been completed.

•	Conditions to the Completion of the Merger (see page 94)

The Merger Agreement provides that the parties’ obligations to complete the Merger are subject to the satisfaction (or waiver, if permissible under law) of the following conditions:

•	the adoption of the Merger Agreement by the requisite vote of our stockholders;

•	no law being in effect that temporarily or permanently makes the consummation of the Merger illegal or otherwise prohibited;

•	the expiration or termination of any applicable waiting periods (and any extension thereof) under the HSR Act or any other antitrust laws; and

•	clearance by CFIUS.

The Merger Agreement provides that the obligations of TDK Corporation and Merger Subsidiary to consummate the Merger are subject to, among others, the satisfaction (or waiver, if permissible under law) of the following additional conditions:

•	we must have performed or complied with in all material respects all of our obligations and covenants under the Merger Agreement;

•	certain of our representation and warranties as to our capitalization shall be true as of the date of the Merger Agreement and as of the effective time, other than with respect to de minimis inaccuracies;

•	certain of our representations and warranties as to our corporate existence and power, corporate authorization, governmental authorizations, capitalization and finders’ fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the effective time, disregarding all other materiality and material adverse effect qualifications contained therein;

•	the remainder of our representations and warranties must be true as of the date of the Merger Agreement and as of the effective time, disregarding all other materiality and material adverse effect qualifications contained therein, with only such exceptions as have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on InvenSense;

•	since the date of the Merger Agreement, we must have not had any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate has had or would reasonably be expected to have a “material adverse effect” (as defined and further described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger” below) on InvenSense; and

•	InvenSense shall have provided to TDK Corporation a certification that complies with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3).

The Merger Agreement also provides that our obligation to consummate the Merger is subject to, among others, the satisfaction (or waiver, if permissible under law) of the following additional conditions:

•	TDK Corporation and Merger Subsidiary must have performed or complied with, in all material respects all of their obligations and covenants under the Merger Agreement; and

•	TDK Corporation’s and Merger Subsidiary’s representations and warranties must be true and correct as of the date of the Merger Agreement and as of the effective time, disregarding all materiality qualifications contained therein, with only such exceptions as have not had and would not reasonably be expected to have a material adverse effect on TDK Corporation.

•	No Solicitation of an Acquisition Proposal (see page 91)

We have agreed in the Merger Agreement, between the date of the Merger Agreement and the effective time (or termination of the Merger Agreement, if applicable) to certain limitations on our ability to take action with respect to alternative acquisition transactions. Except as set forth below, we have agreed to not, and to cause our subsidiaries and ours and our subsidiaries’ respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to the our stockholders) which constitutes or would be reasonably expected to lead to any “Acquisition Proposal” (as defined and further described in the section of this proxy statement captioned “The Merger Agreement—No Solicitation; Other Offers” below);

•	enter into or participate in any discussions or negotiations with, furnish any information relating to InvenSense or any of our subsidiaries or afford access to the business, properties, assets, books or records of InvenSense or any of our subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring third party to the applicable section of the Merger Agreement relating to offers for alternative acquisition transactions and to limit our conversation or other communication exclusively to such referral);

•	publicly propose to or otherwise change, withhold, withdraw, qualify or modify (in a manner adverse to TDK Corporation or Merger Subsidiary) a recommendation to our stockholders to approve and adopt the Merger Agreement;

•	fail to include a recommendation to our stockholders to approve and adopt the Merger Agreement in this proxy statement when mailed;

•	adopt, approve or recommend to our stockholders, or resolve to or publicly propose or announce our intention to adopt, approve or recommend to our stockholders, an Acquisition Proposal or any transaction whereby any third party would become an “interested stockholder” under Section 203 of the Delaware General Corporation Law;

•	if a tender or exchange offer that constitutes an Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender or exchange offer within ten business days;

•	fail to publicly reaffirm our a recommendation to our stockholders that they approve and adopt the Merger Agreement within ten business days after TDK Corporation so requests in writing following the public announcement of an Acquisition Proposal; (this and any of the foregoing four bullet points, referred to as an “Adverse Recommendation Change”);

•	fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities or the equity securities of any of our subsidiaries, subject to limited exceptions as described in “The Merger Agreement—No Solicitation; Other Offers”; or

•	approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (whether binding or nonbinding).

Notwithstanding these limitations, the Merger Agreement provides that we are not prohibited from contacting in writing any person who, following the date of the Merger Agreement, makes an unsolicited Acquisition Proposal with such contact being for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a “Superior Proposal” (as defined and further described in the section of this proxy statement captioned “The Merger Agreement—No Solicitation; Other Offers” below). Further, the Merger Agreement provides that, at any time prior to obtaining the requisite stockholder vote for adoption of the Merger Agreement:

•	if we receive a bona fide unsolicited written Acquisition Proposal from a third party not as a result of a breach of our non-solicitation obligations, and our Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that it does constitute, or would reasonably be expected to lead to, a Superior Proposal, we may directly, or through our representatives, engage in negotiations or discussions with the third party making such Acquisition Proposal (and its representatives), and furnish non-public information about us and our subsidiaries pursuant to confidentiality agreements with such third party with terms in all material respects no less favorable to us than those contained our confidentiality agreement with TDK Corporation; provided that we provide a copy of such confidentiality agreement to TDK Corporation and all such information is provided to TDK Corporation (to the extent such information has not been previously provided or make available to TDK Corporation) prior to or substantially concurrently with the time it is provided to such third party;

•	subject to our compliance with certain of our non-solicitation obligations, our Board of Directors may make an Adverse Recommendation Change following receipt of a Superior Proposal or in response to an “Intervening Event” (as defined and further described in the section of this proxy statement captioned “The Merger Agreement—No Solicitation; Other Offers” below), but only if our Board of Directors determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the Delaware law; and

•	subject to our compliance with certain of our non-solicitation obligations, we may terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, but only if our Board of Directors determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the Delaware law.

Pursuant to the terms of the Merger Agreement, our Board of Directors cannot take any of the actions set forth in the above three bullet points unless we have delivered to TDK Corporation a prior written notice advising that we intend to take such action, and we have advised TDK Corporation on a prompt basis of the status and terms of any discussions and negotiations with the third party. In addition, we are required to notify TDK Corporation promptly after receipt of any Acquisition Proposal or request for information relating to InvenSense or any of our subsidiaries or for access to the business, properties, assets, books or records of InvenSense or any of our subsidiaries by any third party that has made, or that is reasonably likely to make, an Acquisition Proposal. The Merger Agreement requires that we will provide such notice orally and in writing and that we identify the third party making, and the financial and other material terms and conditions of, any such Acquisition Proposal, indication or request. We are also obligated to keep TDK Corporation fully informed of the status and material terms of any such Acquisition Proposal, indication or request, and are required to promptly provide to TDK Corporation copies of all correspondence and other written materials received by us, our subsidiaries or our representatives that describe any financial or other material terms or conditions of any Acquisition Proposal.

Our Board of Directors is prohibited from making an Adverse Recommendation Change (and we are prevented from terminating the Merger Agreement in certain instances) unless (A) we have notified TDK Corporation in writing at least five business days before taking that action (the “Negotiation Period”), of our intention to do so, attaching, in the event of a Superior Proposal, the most current versions of the proposed transaction documents relating to the Superior Proposal (including a copy of any financing commitments) and the identity of the third party making the Acquisition Proposal, or, in the case of an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change and (B) following the end of the Negotiation Period, our Board of Directors will have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by TDK Corporation, and will have determined, after consultation with our financial advisor and outside legal counsel that TDK Corporation did not timely make an offer which, in the event of a Superior Proposal, is at least as favorable to our stockholders from a financial point of view as the Superior Proposal, or, in the case of an Intervening Event, obviated the need for a recommendation change. In the event there is any modification to the financial or other material terms of any such Superior Proposal (including any modification in the amount, form or mix of consideration proposed to be payable to our stockholders pursuant to such Superior Proposal), we must provide TDK Corporation with a notice of such modification and such Superior Proposal will be deemed a new Superior Proposal to which the above requirements will apply, except that the Negotiation Period will be a three business day period rather than a five business day period (except that in no event will the Negotiation Period expire earlier than any Negotiation Period then in effect would have expired).

As of the Merger Agreement date, we were obligated, and our subsidiaries and representatives were obligated, to cease and terminate any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal and request return or destruction of information we may have provided to such third party or its representatives.

•	Termination of the Merger Agreement (see page 96)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time, notwithstanding any approval of our stockholders of the Merger:

•	by mutual written consent of InvenSense and TDK Corporation;

•	by either InvenSense or TDK Corporation, if:

•	the Merger has not been consummated on or before 11:59 p.m. (Pacific time) on June 21, 2017 (referred to as the end date), provided, however, that the end date will be extended to September 21, 2017 if, on June 21, 2017 the necessary antitrust approvals and CFIUS clearance have not been obtained and all other closing conditions have been satisfied (or are capable of being satisfied at closing), provided further that this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement causes or results in the failure of the Merger to be consummated by the end date;

•	there is any law that makes consummation of the Merger illegal or otherwise prohibits, or enjoins InvenSense or TDK Corporation from consummating the Merger, and such injunction is final and nonappealable;

•	there has been a CFIUS turndown; or

•	our stockholders fail to adopt the Merger Agreement at the stockholder meeting.

•	by TDK Corporation if:

•	an Adverse Recommendation Change has occurred or we have intentionally breached the non-solicitation provisions in any material respect; or

•	we have breached any representation or warranty or failed to perform any covenant or agreement, the result of which is that the closing condition with respect to our representations and warranties and covenants cannot be met by the earlier of the end date and the date that is 30 days following receipt by InvenSense of written notice of such breach or failure, provided that TDK Corporation will not have this termination right if TDK Corporation or Merger Subsidiary is in material breach of its obligations under the Merger Agreement.

•	by InvenSense if:

•	prior to the adoption of the Merger Agreement by our stockholders, our Board of Directors makes an Adverse Recommendation Change in compliance with the terms of the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal and we concurrently enter into a definitive written agreement concerning such Superior Proposal, provided that we pay to TDK Corporation the related termination fee prior to, or concurrently with, such termination; or

•	TDK Corporation or Merger Subsidiary have breached any representation or warranty or failed to perform any covenant or agreement, the result of which is that the closing condition with respect to TDK Corporation’s representations and warranties and covenants cannot be met by the earlier of the end date and the date that is 30 days following receipt by the TDK Corporation of written notice of such breach or failure, provided that we will not have this termination right if we are in material breach of our obligations under the Merger Agreement.

•	Termination Fees (see page 97)

If the Merger Agreement is terminated in certain circumstances involving an Acquisition Proposal, an Adverse Recommendation Change or a breach of our non-solicitation obligations under the Merger Agreement, we are obligated to pay to TDK Corporation a termination fee of $46,700,000. If the Merger Agreement is terminated in certain circumstances involving the failure to obtain required regulatory approvals, TDK Corporation is obligated to pay us a termination fee of $46,700,000.

We will not be required to pay the termination fee on more than one occasion. In the event a termination fee is paid, upon payment, we will have no further liability to the payee with respect to the Merger Agreement or the transactions contemplated thereby, except that the payor is not released from liability for fraud or willful breach of the Merger Agreement.

•	Appraisal Rights (see page 103)

If the Merger is consummated, stockholders who do not vote in favor of the Merger Proposal and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law (“Section 262”). Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory dissenters’ rights. See also Appendix C—Section 262 of the Delaware General Corporation Law (Appraisal Rights).

•	Additional Information (see page 115)

You can find more information about us in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of our common stock in connection with the solicitation of proxies to be voted at the special meeting. This proxy statement contains important information about the Merger and the other proposals being voted on at the special meeting, and you should read it carefully.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting of stockholders will be held at our corporate headquarters, 1745 Technology Drive, San Jose, California 95110, on [●], 2017 at [●] a.m. local time.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following three proposals:

•	To adopt the Merger Agreement, pursuant to which InvenSense would be acquired by TDK Corporation and each share of our common stock issued and outstanding immediately prior to the completion of the Merger, other than shares owned by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest;

•	To approve on a non-binding, advisory basis, compensation that may be paid or become payable to our named executive officers in connection with the Merger (as described in the section of this proxy statement captioned “The Merger—Golden Parachute Compensation”); and

•	To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors has unanimously (i) determined that the Merger and Merger Agreement, and the transaction contemplated by the Merger Agreement, are fair to and in the best interests of InvenSense and its stockholders, and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby.

Our Board of Directors recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-related Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	What will I receive in the Merger?

A:

Upon completion of the Merger, you will be entitled to receive $13.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will be entitled to receive $13,000 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation after the Merger is completed.

Q:	What will I receive in the Merger in exchange for my equity awards?

A:	Each Vested Option that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration will be cancelled in exchange for a payment to the holder of an amount in cash equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the Vested Option, multiplied by the number of shares of common stock underlying the award.

Each Unvested Option that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration will be converted into a deferred cash award in an amount equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the Unvested Option, multiplied by the number of shares of common stock underlying the award. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding Unvested Option, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated Unvested Option (including continued employment requirements through the applicable date(s) of vesting).

Each Vested Option and Unvested Option that has an exercise price per share that is equal to or greater than the merger consideration and each Unvested Option that is subject to vesting based on performance criteria that have not been achieved as of the effective time of the Merger will be cancelled without any consideration to the holder thereof.

Each Vested RSU that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment to the holder of an amount in cash equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award.

Each Unvested RSU that is outstanding immediately prior to the effective time of the Merger will be converted into a deferred cash award in an amount equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding Unvested RSU, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated Unvested RSU (including continued employment requirements through the applicable date(s) of vesting).

Each unvested share of restricted stock that is outstanding immediately prior to the effective time of the Merger will be converted into a deferred cash award in an amount equal to the merger consideration of $13.00 per share. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding share of restricted stock, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated unvested share of restricted stock (including continued employment requirements through the applicable date(s) of vesting).

The equity-based awards held by our non-employee directors, to the extent then unvested, will accelerate and vest upon the Merger. Certain of our named executive officers are entitled to rights under individual letter agreements that effectively provide for accelerated vesting at the time of the Merger of a percentage of certain equity awards held by them. Such accelerated payment will proportionately reduce any future payments to be made to them on the applicable vesting dates with respect to such deferred cash awards. In addition, in the case of our named executive officers, pursuant to their executive change in control and severance agreements, 100% of the equity awards held by them that will not vest prior to or upon the Merger are subject to accelerated vesting (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers). For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

Q:	Are there conditions to the parties obligations to complete the Merger?

A:	Each of InvenSense’s and TDK Corporation’s obligation to consummate the Merger is subject, as relevant, to a number of conditions specified in the Merger Agreement, including the following: (1) adoption of the Merger Agreement by InvenSense’s stockholders; (2) receipt of customary antitrust approvals and other regulatory approvals; (3) absence of laws, orders, judgments and injunctions that enjoin or otherwise prohibit consummation of the Merger or any proceedings instituted by a governmental entity with competent jurisdiction seeking any of the foregoing; (4) subject to certain materiality related standards contained in the Merger Agreement, the accuracy of representations and warranties of InvenSense and TDK Corporation, respectively, and material performance by InvenSense and TDK Corporation of their respective covenants contained in the Merger Agreement; and (5) the absence of a material adverse effect with respect to the other party. The consummation of the Merger is not subject to a financing condition. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger.”

Q:	When do you expect the Merger to be completed?

A:	We intend to complete the closing of the Merger as soon as possible, but in any event, no later than five business days after all of the closing conditions have been met or waived by the party or parties entitled to the benefit thereof, or on such other date as is mutually agreed upon by TDK Corporation and InvenSense. We currently expect the Merger to be completed in the second quarter of the fiscal year ending March 31, 2018, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the Merger has been completed.

Q:	How does the price per share being paid by TDK Corporation in the Merger compare to the market price of our common stock?

A:	The merger consideration represents a 74% premium over the closing price of our common stock on the NYSE on October 27, 2016, the last trading day prior to our announcement that our Board of Directors was exploring strategic alternatives for our business, a 57% premium over the closing price of our common stock on the NYSE on December 8, 2016, the last trading day prior to the announcement of market rumors that we were in discussions to be acquired by TDK Corporation, and a 20% premium over the closing price of our common stock on the NYSE on December 20, 2016, the last trading day prior to our announcement that we had entered into the Merger Agreement. On [●], 2017, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[●].

Q:	Who can vote at the special meeting?

A:	Stockholders of record at the close of business on [●], 2017, the Record Date for the special meeting, will be entitled to notice of and to vote at the special meeting. If on that date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. If on the Record Date, your shares were held in an account at a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that bank, broker or other nominee. The bank, broker or other nominee holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. You are also invited to attend the special meeting. However, if your shares are held in street name, you are not the stockholder of record, and you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your bank, broker or other nominee.

Q:	What constitutes a quorum for the special meeting?

A:	A quorum is required for stockholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the special meeting. On the Record Date, there were [●] shares of our common stock outstanding and entitled to vote at the special meeting. Shares present, in person or by proxy, including shares as to which authority to vote on any proposal is withheld and shares abstaining as to any proposal, will be considered present at the meeting and entitled to vote for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately. In the event that a quorum is not present at the special meeting, we expect that the meeting will be postponed or adjourned to solicit additional proxies, and the persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting.

Q:	How many votes do I have and how are votes counted?

A:	Each share of common stock is entitled to one vote on the matters brought before the special meeting. If you vote your shares of common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of common stock will be voted “FOR” each of the Merger Proposal, the Merger-related Compensation Proposal and the Adjournment Proposal.

Q:	My shares are held in the “street name.” Will my broker vote my shares?

A:	If you hold your shares in “street name,” you should have received a voting instruction form with these proxy materials from your bank, broker or other nominee rather than from us. Complete and return the voting instruction form to your bank, broker or other nominee to ensure your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your bank, broker or other nominee. To vote in person at the special meeting, you must obtain a valid legal proxy from your bank, broker or other nominee. Follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact your bank, broker or other nominee to request a legal proxy.

If your shares are held in “street name,” your bank, broker or other nominee will be unable to vote your shares without instructions from you. You should instruct your bank, broker or other nominee to vote your shares in accordance with the voting instruction form that you have received from your bank, broker or other nominee. Your bank, broker or nominee cannot vote on any of the proposals without your instructions, and the failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote against the Merger Proposal. Shares of common stock represented by “broker non-votes” will not be counted in determining the presence of a quorum and will have no effect on the Merger-related Compensation Proposal or the Adjournment Proposal, assuming a quorum is present at the special meeting.

Q:	What is a “broker non-vote”?

A:

Under NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (shares held of record by banks, brokers or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals. A “broker non-vote” occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, we do not expect there to be any broker non-votes.

Q:	What does it mean if I get more than one proxy card to vote my shares of common stock?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you may receive a set of proxy materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of common stock are registered in more than one name, you may receive more than one set of proxy materials. Please sign, date and return each proxy card and voting instruction card that you receive and follow the voting instructions set forth in this proxy statement to ensure that all of your shares of common stock are voted.

Q:	Will my shares held in “street name” or another form of ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	How are “ABSTAIN” votes counted?

A:	If you are a stockholder of record and attend the special meeting in person but fail to vote, or if you mark your proxy or voting instructions (as applicable) “ABSTAIN” as to any proposal, it will have the same effect as if you voted “AGAINST” such proposal.

Q:	What vote is required to approve the proposals to be considered at the special meeting?

A.	The affirmative vote, either in person or by proxy, of holders of a majority of our outstanding shares of common stock on the Record Date is required to approve the Merger Proposal. On the Record Date, there were [●] shares of our common stock outstanding. This means that stockholders holding [●] shares or more must vote in the affirmative to approve the Merger Proposal. The affirmative vote of a majority of our outstanding shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the Merger-related Compensation Proposal and the Adjournment Proposal.

Q:	What happens if I do not vote on the Merger Proposal?

A.	Because the vote required to approve the Merger Proposal is based on the total number of shares of our common stock outstanding on the Record Date, and not just the shares that are entitled to vote or are actually voted at the special meeting, if you do not vote (including if you hold your shares through a bank, broker or other nominee and do not return your voting instructions to the bank, broker or other nominee), it will have the same effect as a vote “AGAINST” the approval of the Merger Proposal. If the Merger is completed, whether or not you vote for the Merger Proposal, you will be paid the merger consideration for your shares of our common stock upon completion of the Merger, unless you properly exercise your appraisal rights. Please see the section of this proxy statement captioned “Appraisal Rights” and Appendix C—Section 262 of the Delaware General Corporation Law (Appraisal Rights).

Q:	Why am I being asked to consider and vote on the Merger-related Compensation Proposal?

A:	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, also referred to as “golden parachute” compensation. Stockholders are urged to read the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests,” which describes in more detail the compensation that may be paid or become payable to our named executive officers in connection with the Merger.

Q:	What will happen if InvenSense’s stockholders do not approve the Merger-related Compensation Proposal?

A:	Approval of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. The vote is an advisory vote and will not be binding on InvenSense or the surviving corporation in the Merger. Because the merger-related compensation to be paid to the named executive officers in connection with the Merger is based on contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote.

Q:	When should I send in my stock certificates?

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of common stock for the cash payment you are entitled to receive in connection with the Merger. You should NOT send your stock certificates until requested to do so.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the Merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you a check for the merger consideration.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:	The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to provide a bond to the surviving corporation in order to cover any potential loss.

Q:	Will stockholders have appraisal rights?

A:	Yes. Under Delaware law, any stockholder who does not vote in favor of the Merger and remains a holder of our common stock at the effective time of the Merger may, by complying with the procedures set forth in Section 262 and sending us a written demand for appraisal before the vote is taken on the Merger Proposal, be entitled to seek appraisal of the fair value of their shares. Appraisal rights are contingent upon consummation of the Merger. See Appendix C for more information.

Q:	What should I do now—how do I vote?

A:	In addition to voting in person at the special meeting, if you are the record holder of your shares of common stock, you may vote as follows:

•	By Internet. The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

•	By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of our Board of Directors. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on the proposals relating to the special meeting.

If your shares of common stock are held in “street name” by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of common stock. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares of common stock. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares of common stock at the special meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock giving you the right to vote such shares of common stock at the special meeting.

Every stockholder’s vote is important. Please vote now even if you expect to attend the special meeting and vote in person. Voting now will not prevent you from later canceling or revoking your proxy, and will ensure that your shares are voted if you later find you cannot attend the special meeting. If you do not vote, this will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The Record Date for stockholders entitled to vote at the special meeting is earlier than the expected date of the completion of the Merger. If you transfer your shares of common stock after the Record Date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I change or revoke my vote after I have voted?

A:	You may change or revoke your proxy at any time before the vote is taken at the special meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy by (1) delivering to our Corporate Secretary at 1745 Technology Drive, San Jose, California 95110, a written notice of revocation no later than 11:59 p.m. Eastern Time on the day before the special meeting, (2) delivering no later than 11:59 p.m. Eastern Time on the day before the special meeting a duly executed proxy dated after the date of the proxy you wish to revoke, or (3) attending the special meeting and voting your shares in person. Merely attending the special meeting will not, by itself, constitute revocation of your proxy.

If your shares are held in street name and you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change those instructions. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, broker or other nominee.

Q:	What are the consequences of the Merger to members of our management and Board of Directors?

A:	Certain of our executive officers have entered into letter agreements with InvenSense (see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements” below for additional information about these agreements). Our current Board of Directors, however, will be replaced by a new board of directors to be nominated by TDK Corporation following the Merger. Like all other stockholders, our directors and executive officers will be entitled to receive $13.00 per share in cash for their shares of our common stock. All Vested Options and Vested RSUs held by our executive officers and directors (like all other Vested Options and Vested RSUs held by our employees) will be cancelled at the effective time of the Merger and holders will be entitled to receive $13.00 per share (over the applicable exercise price per share in the case of a Vested Option) less tax withholding, in cash, payable upon the consummation of the Merger. The equity-based awards held by our non-employee directors, to the extent then unvested, will accelerate and vest upon the Merger. Certain of our named executive officers are entitled to rights under individual letter agreements that effectively provide for accelerated vesting at the time of the Merger of a percentage of certain equity awards held by them. Such accelerated payment will proportionately reduce any future payments to be made to them on the applicable vesting dates with respect to such deferred cash awards. For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements.” In addition, in the case of our named executive officers, pursuant to their executive change in control and severance agreements, 100% of the equity awards held by them that will not vest prior to or upon the Merger are subject to accelerated vesting (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers). For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Executive Change in Control and Severance Agreements.” All Unvested Options, all Unvested RSUs and all unvested shares of restricted stock held by such executive officers and directors will be exchanged for the right to receive $13.00 per share (over the applicable exercise price per share in the case of an Unvested Option) less tax withholding, in cash, payable upon the satisfaction of all of the vesting conditions that would have related to such Unvested Options, Unvested RSUs or unvested shares of restricted stock (including continued employment requirements through the applicable date(s) of vesting).

Q:	What happens if the Merger is not completed?

A:	If the Merger Proposal is not approved by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive the merger consideration in exchange for their shares of our common stock. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay TDK Corporation a termination fee, as described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”

Q:	Who pays for the solicitation of proxies to vote at the special meeting?

A:	We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of special meeting, proxy card, this proxy statement and any additional materials furnished to our stockholders. Copies of these materials will also be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, we may reimburse the costs of forwarding these materials to those beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or employees. No additional compensation will be paid for such services. We have engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies for approximately $15,000, plus reimbursement of related expenses.

Q:	Whom should I contact with questions?

A:	If you have questions, you may contact our Corporate Secretary, InvenSense, Inc., 1745 Technology Drive, Suite 200, San Jose, California 95110, or call (408) 501-2200. If you need additional copies of this proxy statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor as follows:

MacKenzie Partners, Inc.

Toll free: (980) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements include statements regarding our plans, goals, strategies, intent, beliefs or expectations, and may be identified by words such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “will,” “may,” “could,” “should” and similar words. Statements contemplating or making assumptions about actual or potential future business plans, sales, market size, collaborations, trends or operating results, or potential benefits of the proposed Merger, also constitute forward-looking statements. These statements are expressed in good faith and are based upon reasonable assumptions when made, but there can be no assurance that these expectations will be achieved or accomplished. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they were made. We do not undertake to update the disclosures contained in this proxy statement or reflect events or circumstances that occur subsequently or the occurrence of unanticipated events, except as required by law. There are a number of risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. For example, the Merger may involve unexpected costs, our business may suffer as a result of uncertainty surrounding the Merger, and the acquisition may not be completed in the time frame expected by the parties or at all. Certain other risks associated with our business are discussed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition to the other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our financial performance through the completion of the Merger;

•	satisfaction of the closing conditions set forth in the Merger Agreement, including among others, (i) receipt of the required stockholder approval, (ii) the absence of any change, circumstance, condition, state of facts, events or effect that constitutes a material adverse effect (as described below under the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), or (iii) receipt of the necessary regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval required to permit the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	the failure of the Merger to close for any other reason;

•	diversion of management’s attention from ongoing business concerns during the pendency of the Merger;

•	the amount of the costs, fees and expenses related to the Merger, including the risk that the Merger Agreement may be terminated in circumstances that would require us to pay TDK Corporation a termination fee of $46,700,000, the payment of which could cause significant liquidity and long-term financial viability issues for us;

•	the effect of the announcement of the Merger on our customer and employee relationships, operating plans and results and our business generally, including the risk that we may experience a decline in sales and employee retention;

•	business uncertainty and contractual restrictions during the pendency of the Merger;

•	competitive pressures and general economic conditions; and

•	the volatility of the stock market, our stock price and interest rates.

PARTIES TO THE MERGER

InvenSense, Inc.

InvenSense is a Delaware corporation headquartered in San Jose, California. We design, develop, market and sell sensor systems on a chip, including accelerometers, gyroscopes and microphones for the mobile, wearable, smart home, gaming, industrial, and automotive market segments. We deliver leading solutions based on our advanced motion and sound technology and are dedicated to bringing the best-in-class size, performance and cost solutions to market. We target solutions such as: smartphones, tablets, wearables, console and portable video gaming devices, digital television and set-top box remote controls, fitness accessories, sports equipment, digital still cameras, automobiles, ultra-books, laptops, hearing aids, stabilization systems, tools, navigation devices, remote controlled toys and other household consumer and industrial devices.

We were incorporated in California in June 2003 and reincorporated in Delaware in October 2004. Our principal executive offices are located at 1745 Technology Drive, Suite 200, San Jose, California 95110. Our telephone number is (408) 501-2200. Our website is located at www.invensense.com. Information included on our website is not incorporated into this proxy statement.

TDK Corporation

TDK Corporation is a leading electronics company based in Tokyo, Japan. It was established in 1935 to commercialize ferrite, a key material in electronic and magnetic products. TDK Corporation’s portfolio includes electronic components, modules and systems marketed under the product brands TDK Corporation and EPCOS, power supplies, magnetic application products as well as energy devices, flash memory application devices, and others. TDK Corporation focuses on demanding markets in the areas of information and communication technology and consumer, automotive and industrial electronics. The company has a network of design and manufacturing locations and sales offices in Asia, Europe, and in North and South America. TDK Corporation’s internet address is www.global.tdk.com. Information included on TDK Corporation’s website is not incorporated by reference into this proxy statement.

TDK Corporation’s principal executive offices are located at Shibaura Renasite Tower, 3-9-1 Shibaura, Minato-ku, Tokyo 108-0023. TDK Corporation’s telephone number is +81-3-6852-7102.

TDK Sensor Solutions Corporation

Merger Subsidiary is a Delaware corporation and an indirect wholly-owned subsidiary of TDK Corporation. Merger Subsidiary was formed solely for purpose of facilitating TDK Corporation’s acquisition of InvenSense and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the Merger Agreement. Merger Subsidiary’s principal executive offices and telephone number are the same as those of TDK Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at a special meeting of stockholders to be held at our corporate headquarters, 1745 Technology Drive, San Jose, California 95110, on [●], 2017, at [●]:00 a.m. local time, for the following purposes:

•	To consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which InvenSense would be acquired by TDK Corporation through the Merger, and each share of InvenSense common stock issued and outstanding immediately prior to the completion of the Merger, other than shares owned by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest (the “Merger Proposal”);

•	To consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the Merger (the “Merger-related Compensation Proposal”); and

•	To consider and vote upon a proposal to approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

The approval of the Merger Proposal by stockholders is a condition to the obligations of TDK Corporation and InvenSense to complete the Merger. The approval, on a non-binding, advisory basis, of the Merger-related Compensation Proposal and the approval of the Adjournment Proposal are not conditions to the obligations of TDK Corporation and InvenSense to complete the Merger. A copy of the Merger Agreement is attached to this proxy statement as Appendix A.

InvenSense will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement.

Board Recommendation

Our Board of Directors unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger-related Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Shares Entitled to Vote; Record Date and Quorum

You are entitled to notice of and to vote at the special meeting if you owned shares of our outstanding common stock at the close of business on [●], 2017, the Record Date for the special meeting. As of the Record Date, there were [●] shares of our common stock outstanding and entitled to vote at the special meeting.

A quorum is required for stockholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is necessary to establish a quorum at the meeting. Shares present, in person or by proxy, including shares abstaining, on any proposal will be considered present at the meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately. In the event that a quorum is not present at the special meeting, we expect that the meeting will be postponed or adjourned to solicit additional proxies, and the persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting; however, no proxy voted against the Merger Proposal will be voted in favor of any postponement or adjournment of the special meeting to solicit proxies relating to the Merger Proposal.

Who Can Vote at the Special Meeting

If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N. A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by submitting your proxy via Internet, telephone or mail.

If on the Record Date, your shares were held in an account at a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner of shares held in street name, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. You are also invited to attend the special meeting. However, if you hold your shares in street name, you are not the stockholder of record, and you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your bank, broker or other nominee.

If you sell or transfer your shares of our common stock after the Record Date but before the special meeting, you will retain your right to vote such shares of our common stock at the special meeting unless you have transferred these rights via proxy to the acquirer of your shares.

Vote Required; How You Can Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the Merger Proposal. On the Record Date, there were [●] shares of our common stock outstanding. This means that under Delaware law, [●] shares or more must vote in the affirmative to approve the Merger Proposal. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the Merger-related Compensation Proposal and the Adjournment Proposal.

Concurrently with the execution of the Merger Agreement, the directors, executive officers and certain stockholders of InvenSense (the “Voting Group”), in their capacities as holders of common stock or other equity interests of InvenSense, each entered into a voting agreement with TDK Corporation (each, a “Voting Agreement”) pursuant to which each agreed, among other things, to (i) vote their common stock for the adoption of the Merger Agreement and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of their common stock, subject to the terms and conditions contained in the Voting Agreement. The Voting Agreements will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the effective time of the Merger, (c) the end date specified in the Merger Agreement and (d) such time as the Merger Agreement is amended to change the form or reduce the amount of the consideration payable to our stockholders in connection with the Merger. As of the Record Date, the Voting Group collectively beneficially owned approximately [●]% of the outstanding shares of our common stock on an as-converted basis. The foregoing summary of the Voting Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement. A copy of the form of Voting Agreement is attached as Appendix D to this proxy statement and is incorporated herein by reference.

Because the vote required to approve the Merger Proposal is based on the total number of shares of our common stock outstanding on the Record Date, and not just the shares that are entitled to vote or actually voted at the special meeting, if you do not vote (including if you hold your shares in street name and do not provide voting instructions to your bank, broker or other nominee), it will have the same effect as a vote “AGAINST” the Merger Proposal.

Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. If you attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as a vote “AGAINST” the Merger-related Compensation Proposal and “AGAINST” the Adjournment Proposal.

If you hold your shares in “street name,” and fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Merger-related Compensation Proposal or the Adjournment Proposal assuming a quorum is present at the special meeting because your bank, broker or other nominee is not entitled to vote those shares.

Any stockholder who does not vote in favor of the Merger Proposal and remains a holder of our common stock at the effective time of the Merger may, by complying with the procedures set forth in Section 262 of the Delaware General Corporation Law and sending us a written demand for appraisal, be entitled to seek appraisal of the fair value of their shares. Appraisal rights are contingent upon consummation of the Merger. Please see the section of this proxy statement captioned “Appraisal Rights” and Appendix C—Section 262 of the Delaware General Corporation Law (Appraisal Rights).

If you are a stockholder of record, you may sign, date and mail your proxy card in the enclosed return envelope. In addition to voting in person at the special meeting, if you are the record holder of your shares of common stock, you may vote as follows:

•	By Internet. The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

•	By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

Your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the Merger Proposal, the Merger-related Compensation Proposal and the Adjournment Proposal.

If your shares are held in street name, you should have received a voting instruction form with these proxy materials from your broker, bank or other nominee rather than from us. Simply complete and return the voting instruction form to your bank, broker or other nominee to ensure that your vote is counted. You may also vote electronically on the internet or by telephone as instructed by your bank, broker or other nominee.

You should vote now even if you expect to attend the special meeting and vote in person. Voting now will not prevent you from later canceling or revoking your proxy, and will ensure that your shares are voted if you later find you cannot attend the special meeting. If your shares are held in street name and you wish to vote in person at the special meeting, you must obtain a valid proxy from your bank, broker or other nominee. Follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact your bank, broker or other nominee to request a proxy form.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock, representing approximately [●]% of the shares of our common stock outstanding. Our directors and executive officers have informed us that they currently intend to vote (1) “FOR” the Merger Proposal, (2) “FOR” the Merger-related Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. Please see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

How You May Change or Revoke Your Vote

You may change or revoke your proxy at any time before the vote is taken at the special meeting.

If you are a stockholder of record, you may revoke a proxy by (1) delivering to our Corporate Secretary at 1745 Technology Drive, San Jose, California 95110, no later than 11:59 p.m. Eastern Time on the day before the special meeting a written notice of revocation, (2) delivering no later than 11:59 p.m. Eastern Time on the day before the special meeting a duly executed proxy dated after the date of the proxy you wish to revoke, or (3) attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, constitute revocation of your proxy.

If you hold your shares in street name and have instructed your broker, bank or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change those instructions. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, broker or nominee.

Proxy Solicitation

We will pay for the cost of soliciting proxies and may reimburse brokerage firms and others for their expenses in forwarding solicitation material to beneficial owners. Solicitation will be made primarily through the use of the mail but our officers, directors and employees may, without additional compensation, solicit proxies personally by telephone, mail or the internet, by fax or in person.

We have engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies for approximately $15,000, plus reimbursement of related expenses. We will also indemnify MacKenzie Partners, Inc. against losses arising out of its provisions of these services on our behalf.

Adjournments

We are asking our stockholders to consider and vote upon the Adjournment Proposal. You should note that the special meeting could be successively postponed or adjourned to a specified date, if necessary. If the special meeting is postponed or adjourned for any reason, including for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including for the purpose to permit further solicitations of proxies. No proxy voted against the Merger Proposal will be voted in favor of any postponement or adjournments of the special meeting to solicit additional proxies relating to the Merger Proposal.

Attending the Special Meeting

Only stockholders of record as of the close of business on the Record Date or their duly appointed proxies may attend the special meeting, or if your shares of our common stock are held in “street name” by a broker, bank or other nominee and you bring evidence of beneficial ownership of those shares on the Record Date, such as a copy of your most recent account statement or similar evidence of ownership of our common stock as of the Record Date, you may attend the special meeting. If your shares of common stock are held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you must also bring a legal proxy from the record holder (your broker, bank or other nominee) authorizing you to vote at the special meeting. All stockholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at [     ] [a.]m., local time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card, have questions about the Merger, the special meeting, or the proposals to be considered at the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, please contact our proxy solicitor, MacKenzie Partners, Inc., at the following address and telephone number:

MacKenzie Partners, Inc.

Toll free: (980) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

THE MERGER

Background of the Merger

Our Board of Directors and management regularly review and assess InvenSense’s business strategies and objectives, and regularly review and discuss InvenSense’s performance, risks and opportunities, all with the goal of enhancing stockholder value. Our Board of Directors and management regularly consider various strategic alternatives as part of these ongoing efforts, taking into account current and anticipated future economic, competitive and other market conditions. As part of this process, our Board of Directors and management have periodically evaluated whether the continued execution of InvenSense’s strategy as a standalone company or the sale of InvenSense, a joint venture, or other combination of InvenSense with a third party offers the best avenue to maximize stockholder value. Also as part of this process, members of our Board of Directors and management have met, from time to time, with several financial advisors and with third parties who have expressed an interest in discussing strategic transactions with InvenSense.

As part of this process, our Board of Directors and management held a telephonic meeting on November 23, 2015, to discuss, among other things, an unsolicited oral proposal regarding a potential acquisition of InvenSense received by Mr. Abdi from the Chief Executive Officer of Company A on November 17, 2015. Representatives of Pillsbury Winthrop Shaw Pittman LLP, outside counsel to InvenSense (“Pillsbury”) and representatives of Qatalyst Partners also attended the meeting. Mr. Amit Shah, Chairman of our Board of Directors, also discussed a call that he had received from a representative of Company A on the same topic. Company A’s verbal proposal consisted of approximately $3.81 per share in stock and approximately $11.44 per share in cash and was subject to due diligence and other conditions. Mr. Abdi noted that Company A’s Chief Executive Officer had also conveyed that Company A would need to obtain financing for the transaction. Also in attendance at this meeting were representatives of Qatalyst Partners who discussed Company A’s proposal with the Board of Directors. The Board of Directors discussed the risks related to Company A’s need to raise capital in connection with such a transaction and the valuation of the stock component of the proposal. The Board of Directors determined that it would further discuss Company A’s proposal at its upcoming strategic offsite meeting on December 18, 2015, after additional review of the proposal by InvenSense’s management and by Qatalyst Partners and another investment bank. The closing price of InvenSense’s common stock on November 17, 2015, was $11.55.

At its December 18, 2015 meeting, the Board of Directors, together with management, reviewed InvenSense’s long-range plan and its prospects as a standalone entity. A representative of Pillsbury and representatives of Qatalyst Partners also attended the meeting. Representatives of Qatalyst Partners discussed InvenSense’s then current long-range plan and Company A’s proposal. The Board of Directors also reviewed input on InvenSense’s standalone plan and Company A’s proposal provided by another investment bank. After discussion, the Board of Directors determined that Company A’s oral proposal was not in the best interest of InvenSense and its stockholders because it undervalued InvenSense relative to the value reflected in the long-range plan. The Board of Directors directed Mr. Shah to explain to representatives of Company A why the Board of Directors felt that Company A’s proposal undervalued InvenSense, which Mr. Shah subsequently did. The closing price of InvenSense’s common stock on December 18, 2015 was $10.43.

On February 3, 2016, representatives of InvenSense met with representatives of Company B to continue ongoing discussions regarding a potential technical collaboration between the two companies.

On February 4, 2016, representatives of InvenSense, including Mr. Panush, InvenSense’s Vice President -Corporate Development, and representatives of TDK Corporation held a meeting in San Jose, California, to discuss their respective product offerings and potential product collaborations. During this meeting, the parties exchanged product and business information, at a high level.

On April 3, 2016, at the request of Company C, Mr. Abdi and Mr. Shah had an introductory meeting with representatives of Company C to discuss, at a high level, a potential acquisition of InvenSense. Company C’s representatives discussed its business and potential synergies with InvenSense and their desire to diversify their business. InvenSense’s representatives responded that InvenSense would consider credible proposals that would be in the best interests of InvenSense’s stockholders if a decision was made by the Board of Directors to explore its strategic alternatives. Discussions were general, no proposal was made and the parties did not discuss InvenSense’s valuation. The parties agreed to further conversations, but no specific timetable or meetings were set at this meeting.

On April 8, 2016, representatives of TDK Corporation and Mr. Panush had a meeting in San Jose, California, during which they discussed a potential strategic transaction, including product and technical collaborations. A potential acquisition of InvenSense by TDK Corporation was not discussed at or prior to this meeting.

On April 27, 2016, during a meeting between Mr. Abdi and a representative of TDK Corporation, TDK Corporation expressed interest in expanding their discussion of potential strategic transactions to include investments, joint ventures and acquisitions. Mr. Abdi expressed a willingness to discuss expanding the scope of the parties’ discussions, noting that the Board of Directors would be willing to consider credible proposals that would be in the best interests of InvenSense’s stockholders. The parties agreed to continue discussion of various strategic transactions.

On May 20, 2016, Mr. Panush had an initial meeting with representatives of Company D, at Company D’s request, to discuss a potential strategic transaction. While the parties had a general discussion about a strategic collaboration, an acquisition transaction was not discussed. The parties agreed to have a more in depth, technical meeting at a later date.

On May 26, 2016, at the request of the Chief Executive Officer of Company A, Mr. Abdi met with Company A’s Chief Executive Officer. Company A’s Chief Executive Officer presented Mr. Abdi a written, non-binding offer for the acquisition of all of the outstanding common stock of InvenSense at a price per share of $8.25 in cash. The closing price of InvenSense’s common stock on May 26, 2016 was $6.06.

On May 27, 2016, Company A followed-up by emailing the proposal to Mr. Abdi and to Mr. Shah. The proposal stated that the transaction would be funded by cash on hand and through a debt financing. Company A’s proposal was subject to confirmatory due diligence and required InvenSense to agree to a 45-day exclusivity period. Mr. Abdi forwarded Company A’s proposal to the Board of Directors.

On May 31, 2016, Mr. Abdi and Mr. Panush met with representatives of TDK Corporation in San Jose, California. During the meeting, TDK Corporation’s representatives indicated that they would be interested in discussing a potential strategic transaction with InvenSense. Mr. Abdi encouraged TDK Corporation’s representatives to expedite their decision making process as InvenSense had received expressions of interest from other companies. The parties decided to schedule a follow up meeting to allow TDK Corporation to learn more about InvenSense and its business.

On June 2, 2016, Mr. Abdi sent an email to a representative of Company A stating that the Board of Directors had received the proposal and would discuss it in detail at the meeting of the Board of Directors on June 16, 2016.

On June 16, 2016, the Board of Directors held a regularly scheduled strategic offsite meeting to discuss InvenSense’s updated long-range plan. In addition, the Board of Directors also discussed Company A’s non-binding, written proposal and the status of discussions with certain other companies. A representative of Pillsbury also attended the meeting. Also in attendance for a portion of the meeting were representatives of an investment bank with whom InvenSense had a prior relationship, but was ultimately not engaged after InvenSense’s selection process. Mr. Panush made a presentation on the challenges facing the semiconductor industry in 2016 and beyond and certain factors that were impacting InvenSense, including: the decline of

InvenSense’s stock price; the increase in InvenSense’s customer concentration; slower growth in the mobile market; various reports released in 2016 that indicated the smartphone market was projected to decline significantly; the erosion of average selling prices; increased operating expense; consolidation in the semiconductor industry; and InvenSense’s relatively small scale as compared to its competitors, which would present challenges to its core business and InvenSense’s efforts to diversify. Members of InvenSense’s management then gave a presentation on InvenSense’s strategic options to increase stockholder value, including continuing to diversify InvenSense’s business, merging with a similarly sized company, and completing a strategic transaction with a larger company. A member of management then discussed InvenSense’s updated long-range plan. The Board of Directors then discussed various potential strategic partners for InvenSense. The representatives of the investment bank in attendance discussed with the Board of Directors whether consideration of strategic alternatives was merited in light of various factors, including the sensor market generally, InvenSense’s long-range plan, and the non-binding proposal received from Company A. Representatives of the investment bank then discussed with the Board of Directors various strategic alternatives available to InvenSense, including remaining a standalone entity, and discussed a proposed process to consider such alternatives. After the representatives of the investment bank left the meeting, the Board of Directors discussed whether to initiate a process to explore InvenSense’s strategic alternatives, which entities should be approached in conjunction with such a process and whether to engage a financial advisor. During this discussion, Mr. Abdi indicated that over the next several weeks, he was scheduled to travel to Asia and Europe and might be having discussions at a high level with several potential strategic partners that he identified for the Board of Directors. After discussion of InvenSense’s updated standalone plan, the current state of the semiconductor industry and the analyses of management and the investment bank, the Board of Directors approved the initiation of a process to explore various strategic alternatives to determine which strategic alternative would be in the best interest of InvenSense’s stockholders, including remaining a standalone entity. The Board of Directors directed Mr. Abdi to begin high-level strategic discussions with the candidates he had identified. The Board of Directors also directed Mr. Abdi to take steps to select and engage a financial advisor and to enter into further discussions with Company A in order to provide Company A with a better understanding of the existing and future value of InvenSense. The Board of Directors discussed InvenSense’s strategic alternatives in light of the analyses discussed at the meeting. In a closed session, a representative of Pillsbury then reviewed the fiduciary duties of the Board of Directors in connection with a potential strategic transaction and answered questions. The Board of Directors also discussed InvenSense’s current stock price and their view that it did not represent InvenSense’s intrinsic value because InvenSense had invested in new technology that would enable product and customer diversification over the longer term. The Board of Directors then discussed how a proposal would need to reflect InvenSense’s intrinsic value and not just a premium to market. The Board of Directors concluded that Company A would need to increase its offer to properly reflect the intrinsic value of InvenSense and directed Mr. Abdi to communicate the Board of Directors’ rejection of Company A’s proposal to representatives of Company A. The Board of Directors formed a special committee (the “Strategic Committee”), composed of independent directors Emiko Higashi, Jon Olson, Amit Shah and Ben Yu, to oversee the process and the negotiation of the terms and conditions of any strategic transaction. The Strategic Committee was vested with all the powers and authority of the Board of Directors to: engage financial advisors or other professionals on terms determined by the Strategic Committee; oversee management with respect to any further discussions or negotiations with Company A; establish an appropriate process for the further evaluation of the strategic alternatives available to InvenSense (which process could include outreach to, in addition to Company A, entities who might be interested in a strategic transaction with InvenSense); supervise management in the implementation of any such process and the negotiation of the terms and conditions of any strategic transaction, provided, however, that the Strategic Committee was not given authority to approve a binding definitive agreement on behalf of InvenSense; evaluate whether any proposed future strategic transaction would be fair to and in the best interests of InvenSense and its stockholders; recommend to the Board of Directors for its consideration what actions, if any should be taken by the Board of Directors with respect to any proposed strategic transaction; and take such other actions as the Strategic Committee may determine to be necessary, advisable or appropriate in order to carry into effect the foregoing.

During the process, 33 parties were contacted, 12 parties who demonstrated interest held meetings with InvenSense or received materials under non-disclosure agreements, based on those meetings eight parties were provided a copy of InvenSense’s long-range plan, eight parties were provided proposal process letters and three parties who made proposals to acquire InvenSense were granted access to InvenSense’s data room.

Following the Board of Directors’ June 16, 2016 meeting through September, the Strategic Committee and members of InvenSense’s senior management met with and assessed various investment banks, including the one bank with which InvenSense had a pre-existing relationship discussed above. From July to September, InvenSense’s management, at the direction of the Strategic Committee, negotiated an engagement letter with the investment bank with which InvenSense had a pre-existing relationship, but after careful consideration and a thorough diligence process, the Strategic Committee determined that there were too many potential conflicts of interest to retain such investment bank. The Strategic Committee then continued to meet with and assess other investment banks and ultimately selected Qatalyst Partners due to Qatalyst Partners’ qualifications, experience, knowledge of InvenSense and its industry, knowledge of the market and lack of conflicts.

On June 17, 2016, Mr. Abdi had a telephone call with a representative of Company A to convey that the Board of Directors had rejected Company’s A proposal at $8.25 per share as it was not indicative of InvenSense’s intrinsic value and that Company A would need to increase the price per share in its proposal. The parties agreed to reconvene later that month to further discuss InvenSense’s technology roadmap and business.

On June 20, 2016, representatives of InvenSense’s senior management and representatives of Company E held a meeting to discuss a potential joint venture, but did not discuss an acquisition of InvenSense by Company E.

On June 21, 2016, Mr. Abdi and Mr. Panush met with representatives of TDK Corporation in Tokyo, Japan to discuss InvenSense’s business, technology and product roadmap. At the meeting, the parties discussed a potential strategic transaction; representatives of TDK Corporation expressed interest in pursuing a potential acquisition of InvenSense, but discussions were general and no specific proposal was made. The parties agreed to hold further meetings to explore a technology and product collaboration.

On June 22, 2016, Mr. Abdi and Mr. Panush met with representatives of Company D to discuss a potential strategic transaction and to give Company D a general overview of InvenSense’s business and technology. The parties agreed to hold another meeting to further discuss the possibility of a strategic collaboration or acquisition transaction.

On June 23, 2016, Mr. Abdi and Mr. Panush met with representatives of TDK Corporation in Munich, Germany to follow up on their June 21, 2016 meeting and to discuss additional meetings of the parties.

On that same day, Mr. Abdi met with a representative of Company C to further discuss a potential strategic transaction. Mr. Abdi noted that he had been directed by the Board of Directors to meet with potential strategic partners in the industry. The representative of Company C again expressed interest in a potential strategic transaction with InvenSense and stated that Company C would have sufficient access to funds to complete such a transaction. The parties decided to have a follow-up meeting after InvenSense’s earnings announcement scheduled for July 28, 2016, to further discuss the companies’ businesses and explore potential synergies that would result from a strategic transaction.

On June 30, 2016, Mr. Abdi and Mr. Panush met with representatives of Company A. Mr. Abdi and Mr. Panush presented on InvenSense’s business, technology and product roadmap, and long-range plan. After the general meeting, Mr. Abdi met with a representative of Company A to reiterate that the Board of Directors had rejected Company A’s proposal and that Company A would need to increase the price per share in its proposal.

On July 6, 2016, at the request of the Board of Directors, Mr. Abdi met with representatives of Company B to discuss a potential strategic transaction and to inform them that InvenSense had recently received unsolicited indications of interest to acquire InvenSense. Mr. Abdi discussed InvenSense’s business, technology, product roadmap as well as the potential synergies of the two companies.

On July 7, July 11 and July 15, 2016, representatives of InvenSense and representatives of TDK Corporation met in San Jose, California to further discuss possible technical, product and business collaborations.

On July 11, 2016, the Strategic Committee held a meeting to discuss InvenSense’s ongoing process of reviewing its strategic alternatives. Members of management and a representative of Pillsbury also attended the meeting. Members of management updated the Strategic Committee in detail on the progress of discussions regarding a strategic transaction with interested parties, including Company A, Company B, Company C, Company D, Company E, and TDK Corporation. Mr. Abdi indicated that the discussions with TDK Corporation included a potential strategic collaboration, as well as a potential acquisition, but no specific valuation for InvenSense had been discussed with TDK Corporation. He also noted that discussions with Company E were focused on a joint venture transaction. Management also described their recent meeting with the chief executive officer, chief financial officer and other executives of Company A, during which additional diligence information was provided to them to improve their understanding of InvenSense’s business, prospects and valuation. The Strategic Committee then discussed the selection of a financial advisor, including a detailed review of the various qualifications of various investment banking firms and potential conflicts. The Strategic Committee and management also discussed a proposed plan to engage in discussions with potential Chinese strategic partners and directed members of InvenSense’s management to contact such entities to determine their interest in a potential transaction, including a potential acquisition of InvenSense.

On July 14, 2016, representatives of InvenSense and Company E met to further discuss a possible joint venture. After the meeting, InvenSense requested that Company E prepare revenue projections for a collaborative product offering and a potential joint venture.

On July 20, 2016, Mr. Abdi and Mr. Panush met with representatives of Company D during which the attendees further discussed potential avenues of collaboration between the parties, including a potential acquisition of InvenSense. Mr. Abdi and Mr. Panush also discussed InvenSense’s product lines and long-range plan. Mr. Abdi stated that there was growing interest in acquiring InvenSense from a number of companies in the industry and that if InvenSense elected to engage in a transaction, it would expect a proposal that reflected InvenSense’s intrinsic value, which would be a significant premium to market.

On July 22, 2016, the Board of Directors held a regularly scheduled quarterly meeting. During the meeting the members of the Strategic Committee updated the other members of the Board of Directors on their July 11, 2016 meeting and Mr. Panush provided an update on InvenSense’s review of potential strategic transactions.

On that same day, Mr. Panush and representatives of TDK Corporation’s U.S. subsidiary had a follow-up call to further discuss InvenSense’s business.

On August 11, 2016, at the initiation of Mr. Panush, Messrs. Abdi, Dentinger and Panush and representatives of Company F met to discuss a possible strategic transaction.

On August 13, 2016, Mr. Abdi, Mr. Panush and Mr. Mark Dentinger, InvenSense’s Chief Financial Officer, and representatives of Company A met to discuss certain aspects of InvenSense’s business, fiscal 2018 outlook and long-range plan with the goal of increasing Company A’s proposed per share offer price.

From August 15, 2016 to August 19, 2016, Mr. Abdi and Mr. Panush travelled to China to meet with executives from eight potential strategic partners, including Company F, Company G, Company H, Company I and Company J; the remaining parties did not engage in significant discussions with InvenSense following these meetings. During these meetings the parties discussed at a high level InvenSense’s business and technology and potential strategic transactions, including a potential acquisition of InvenSense.

On August 22, 2016, Mr. Abdi, Mr. Panush and representatives of TDK Corporation held a technology and product diligence meeting in San Jose, California. Later that day, representatives of TDK Corporation again expressed an interest in discussing a potential acquisition of InvenSense. Mr. Abdi informed TDK Corporation that there had been other inbound interest in acquiring InvenSense. Mr. Abdi also stated that the Board of Directors believed that InvenSense’s current stock price did not represent InvenSense’s intrinsic value and that it would only consider a written offer that valued InvenSense significantly above market.

On August 24, 2016, representatives of InvenSense and Company E met to continue their discussion of a possible joint venture.

On that same day, the Strategic Committee held a meeting, at which members of management and a representative of Pillsbury were present. During the meeting, the Strategic Committee discussed InvenSense’s ongoing review of its strategic alternatives. The Strategic Committee also discussed the process of selecting a financial advisor, including a review and assessment of potential conflicts, industry knowledge, and qualifications; the Strategic Committee directed management to continue its efforts with regard to the foregoing.

On August 26, 2016, Mr. Panush and representatives of TDK Corporation’s U.S. subsidiary had a call to further discuss InvenSense’s business.

On that same day, the Strategic Committee held a meeting at which members of management were present to further discuss the progress of conversations with various parties regarding a potential strategic transaction. The Strategic Committee also discussed the engagement of potential financial advisors and their assessment of each investment bank’s qualifications and potential conflicts of interest.

On August 28, 2016, Mr. Abdi had a telephone call with a representative of Company C to answer diligence questions and to further discuss a potential strategic transaction. Mr. Abdi asked for a presentation on Company C’s business so that he could present more information to the Board of Directors.

On August 29, 2016, Mr. Abdi and Mr. Panush met with representatives of Company G to continue discussions from their meeting earlier in August.

On August 30, 2016, Mr. Abdi and Mr. Panush met with representatives of Company C to discuss InvenSense’s business, technology, product roadmap and long-range plan in connection with discussions of a potential strategic transaction. Representatives of Company C also presented on their business, technology, customers and organization.

On September 8, 2016, Mr. Panush met with representatives of TDK Corporation in Tokyo, Japan to further discuss a potential transaction and to respond to questions. TDK Corporation’s Chief Executive Officer joined part of the meeting and indicated that TDK Corporation would likely follow up with a written offer letter.

On September 9, 2016, representatives of InvenSense met with representatives of Company E to further discuss a potential joint venture.

On September 12, 2016, Mr. Panush and representatives of TDK Corporation had a telephonic meeting during which the parties discussed InvenSense’s sensor portfolio and Mr. Panush provided further information on InvenSense’s technology.

On that same day, Company A sent a revised, non-binding, written proposal to InvenSense with an offer price of $10.00 per share, consisting of 60% cash and 40% newly issued shares of Company A common stock. The proposal was subject to confirmatory due diligence and required InvenSense to agree to a 45-day exclusivity period. Mr. Abdi forwarded the proposal to the Board of Directors. The closing price of InvenSense’s common stock on September 12, 2016 was $7.23.

Also on that same day, at the request of Company K after an introduction by an investment bank InvenSense had been negotiating with regarding its engagement, representatives of InvenSense met with representatives of Company K to discuss InvenSense’s business and a potential transaction, including an investment in InvenSense, a joint venture or an acquisition. Discussions were high level and exploratory and no proposal was made.

On September 14, 2016, the Strategic Committee held a telephonic meeting, at which members of management and a representative of Pillsbury were present, to discuss the progress of conversations with various parties regarding a potential strategic transaction and to discuss Company A’s proposal dated September 12, 2016. Management reviewed with the Strategic Committee the details of the most recent non-binding written proposal received from Company A. Management noted that InvenSense was in various stages of discussions with other potential strategic partners, including TDK Corporation. Management and the Strategic Committee then discussed the merits of the various parties, the current schedule for preliminary meetings with some of these parties and the current proposed timing of the overall process. The Strategic Committee then discussed with management InvenSense’s long-range plan, product roadmap and growth strategy and the various advantages and disadvantages of InvenSense’s strategic options, including continuing to operate as a standalone entity. The Strategic Committee discussed how InvenSense’s current stock price was not reflective of InvenSense’s intrinsic value and that all offers would need to include a premium that factored in such value. Management provided an update on the engagement of a financial advisor. Finally, the Strategic Committee directed Mr. Abdi to contact Company A to schedule meetings at which InvenSense’s management could conduct diligence on Company A so that the Strategic Committee and the Board of Directors could better assess its offer. The Strategic Committee also discussed the selection of a financial advisor and the qualifications and potential conflicts of the investment banks contacted as part of the selection process.

On September 15, 2016, Mr. Abdi had a telephone call with representatives of Company D to discuss potential synergies and to answer questions about InvenSense’s business that Company D had sent in advance of the call.

On that same day, Mr. Panush and representatives of TDK Corporation’s U.S. subsidiary had another telephonic meeting during which they discussed InvenSense’s business.

On September 16, 2016, Mr. Abdi had a call with a representative of Company A, during which the parties discussed Company A’s September 12, 2016 written proposal to acquire InvenSense. Mr. Abdi informed Company A that before providing additional feedback, InvenSense would like to conduct diligence on Company A’s corporate strategy and long-range plan; the parties agreed to schedule such a meeting.

On September 19, 2016, the Strategic Committee held a meeting, at which members of management and a representative of Pillsbury were present, to discuss the progress of conversations with various parties, including TDK Corporation, regarding a potential strategic transaction with InvenSense. Representatives of Qatalyst Partners also attended a portion of the meeting to make a presentation to the Strategic Committee on the state of the semiconductor market. After the representatives of Qatalyst Partners left the meeting, the Strategic Committee discussed the selection of a financial advisor. The Strategic Committee discussed the qualifications and potential conflicts of interest of each of the investment banks interviewed as part of this process and concluded that, in light of the potential conflicts of the investment bank with which InvenSense had a prior relationship and with which InvenSense had been negotiating an engagement letter, the Strategic Committee would select a different bank. Following this discussion, the Strategic Committee directed management to engage Qatalyst Partners on the terms discussed by the Strategic Committee because of Qatalyst Partners’ qualifications, expertise, reputation, lack of conflicts and its knowledge of InvenSense’s industry, strategic positioning, future prospects, and potential strategic and financial partners. The Strategic Committee then directed management to continue discussions with the interested parties, including TDK Corporation and Company A. The Strategic Committee and management also discussed other potential strategic partners to be contacted. The Strategic Committee then directed management to contact the additional parties discussed and to direct Qatalyst Partners, once engaged, to also contact TDK Corporation, Company A and the other potential strategic partners.

On September 20, 2016, Mr. Abdi, Mr. Panush and Mr. Dentinger held a video conference with representatives of TDK Corporation. During the meeting the parties conducted an in-depth review of InvenSense’s long-range plan, and the assumptions underlying such plan, to provide sufficient information for TDK Corporation to value and model the business.

On that same day, Mr. Panush met with a representative of Company K to discuss InvenSense’s process. During the meeting the representative of Company K informed Mr. Panush that Company K was exploring two other potential transactions and that it may not be able to provide a proposal with a sufficient premium. No proposal was made by Company K at this meeting.

On September 21, 2016, Mr. Abdi and Mr. Panush had a telephonic meeting with representatives of TDK Corporation during which they discussed InvenSense’s business and technology and potential synergies that could result from a potential transaction. In discussing InvenSense’s valuation, Mr. Abdi informed the representatives of TDK Corporation that the current stock price should not be used as an indication of InvenSense’s intrinsic value because InvenSense had invested in new technology that would enable product and customer diversification over the longer term. Mr. Abdi reiterated that InvenSense had been approached for potential strategic relationships and potential strategic acquisition transactions by other parties. Mr. Abdi then stated that InvenSense would only consider offers that were at a substantial premium to market because InvenSense believed InvenSense’s current stock price did not reflect InvenSense’s intrinsic value. Mr. Abdi informed TDK Corporation that due to interest in InvenSense from multiple parties, InvenSense was engaging a financial advisor to run a process to explore strategic alternatives.

On September 22, 2016, a representative of Company I contacted a representative of Qatalyst Partners to follow up on their August discussions with InvenSense regarding a potential strategic transaction and express interest in engaging in further discussions.

On that same day, a representative of Company C contacted a representative of Qatalyst Partners to express Company C’s continuing interest in a potential transaction with InvenSense.

Also on that same day, Mr. Abdi and Mr. Panush met with representatives of Company J to discuss, at a high level, a potential strategic transaction.

On September 23, 2016, at the request of InvenSense due to having a pre-existing relationship with Company L, Mr. Abdi and Mr. Panush met with representatives of Company L to discuss InvenSense’s business and a potential strategic transaction at a high level. Company L requested a follow-up meeting to further discuss a potential transaction.

On September 26, 2016, Mr. Abdi, Mr. Panush, two of InvenSense’s directors, Mr. Shah and Mr. Yu and representatives of Qatalyst Partners met with representatives of Company A to conduct due diligence on Company A. During the meeting, representatives of Company A presented on Company A’s strategy, business, long-range plan and technology roadmap. The representatives of Company A reiterated their interest in a potential transaction with InvenSense and expressed a desire to move forward as soon as possible.

Also on that same day, at the initiation of Mr. Panush, Mr. Panush and a representative of Company M held a telephonic discussion, during which a representative of Company M expressed that Company M would be interested in acquiring one of InvenSense’s business lines. The parties agreed to have a follow-up conversation.

On September 27, 2016, InvenSense engaged Qatalyst Partners as its financial advisor and directed representatives of Qatalyst Partners to commence contacting potential strategic partners, including Company A, TDK Corporation, parties that were already in discussions with InvenSense about a potential transaction and six additional parties. Between September 28, 2016 and September 29, 2016, Qatalyst contacted the additional six parties and each subsequently declined further discussions.

On that same day, Mr. Abdi and a representative of Company D had a telephonic discussion regarding InvenSense’s strategic process. A representative of Company D informed Mr. Abdi of an upcoming Company D board meeting at which a decision would be made whether to proceed with negotiations with InvenSense. Mr. Abdi informed the representative of Company D that Qatalyst Partners had been retained as InvenSense’s financial advisor and to contact Qatalyst Partners for additional information on the process.

Also on that same day, representatives of InvenSense’s senior management had a follow-up call with Company G to inform them of the timing of the strategic process and that a representative of Qatalyst Partners would contact them to discuss Company G’s interest in a strategic transaction with InvenSense.

On September 28, 2016, representatives of Qatalyst Partners had a conversation with a representative of Company A regarding the process and the timeline for responding to Company A’s proposal to acquire InvenSense.

On that same day, a representative of Company D contacted a representative of Qatalyst Partners to discuss, in general terms, a potential strategic transaction with InvenSense and process timing.

Also on that same day, representatives of Qatalyst Partners contacted a representative of Company I to provide an update on InvenSense’s process and timing.

On September 29, 2016, a representative of InvenSense’s senior management informed a representative of Company G of the expected process timing and introduced them by email to representatives of Qatalyst Partners.

On that same day, a representative of InvenSense’s senior management had a telephone call with representatives of Company H advising them that InvenSense was receiving expressions of interest, informed them of InvenSense’s process and anticipated timing, and informed them that if Company H was interested in a potential strategic transaction it should contact Qatalyst Partners.

Also, on that same day, a representative of Company L and representatives of Qatalyst Partners had a telephonic conversation regarding a potential acquisition of InvenSense. The representative of Company L informed the Qatalyst Partners representatives that Company L may be interested in the acquisition of InvenSense’s sensor technology and would like to learn more about InvenSense and its technology.

Also on that same day, Mr. Abdi contacted a representative of Company J to further gauge Company J’s interest in a potential strategic transaction with InvenSense. The representative of Company J indicated that, while Company J was interested, Company J would need to determine how it would finance a strategic transaction. Later that same day, a representative of Company J contacted Mr. Abdi to further discuss a potential strategic transaction.

On September 30, 2016, a representative of TDK Corporation sent Mr. Abdi a non-binding letter of intent providing for an all-cash acquisition of InvenSense at a proposed price of $10.00 to $11.00 per share. Mr. Abdi sent TDK Corporation’s offer to the Board of Directors. The closing price of InvenSense’s common stock on September 30, 2016 was $7.42.

On that same day, Mr. Abdi introduced representatives of Qatalyst Partners to representatives of Company J by e-mail to facilitate further discussion of a potential strategic transaction. Representatives of Company J expressed an interest in a potential strategic transaction and said they would respond in November.

Also on that same day, representatives of Qatalyst Partners spoke to representatives of Company I. During this conversation, Company I’s representatives informed Qatalyst Partners that Company I had partnered with a private equity firm who could provide potential sources of financing and help Company I navigate the process of obtaining CFIUS and other regulatory approvals required to consummate a potential transaction with InvenSense.

On October 1, 2016, Mr. Abdi had a telephonic conversation with representatives of TDK Corporation regarding TDK Corporation’s proposal. Based on prior discussions with the Board of Directors, Mr. Abdi emphasized that the Board of Directors was seeking an offer that was at a significant premium to market to reflect InvenSense’s intrinsic value. A representative of TDK Corporation requested a follow-up meeting to continue discussions and to conduct further diligence. The representative of TDK Corporation agreed to have representatives of their financial advisor, Bank of America Merrill Lynch (“BofAML”), speak with representatives of Qatalyst Partners to discuss the valuation of InvenSense.

On October 2, 2016, representatives of Company H informed representatives of Qatalyst Partners that they were considering how to structure a potential transaction with InvenSense, including whether it would be an acquisition or a joint venture. A representative of Qatalyst Partners responded that the Board of Directors was open to considering either option as long as it maximized stockholder value. Representatives of Qatalyst Partners advised Company H that they should be as specific as possible regarding the structure of any proposed transaction.

On that same day, representatives of Qatalyst Partners and BofAML had a telephonic discussion regarding TDK Corporation’s initial written proposal to acquire InvenSense. Representatives of Qatalyst Partners reiterated that InvenSense had already received indications of interest and that the Board of Directors was seeking an offer that was at a significant premium to market to reflect InvenSense’s intrinsic value. Representatives of Qatalyst Partners also conveyed that TDK Corporation’s proposal was not clearly superior to an existing written proposal and that the Board of Directors and management had instructed Qatalyst Partners to continue contacting other potential strategic partners as part of a broader process.

On October 3, 2016, the Strategic Committee held a meeting with members of management, a representative of Pillsbury and representatives of Qatalyst Partners in attendance. A representative of Qatalyst Partners discussed with the Strategic Committee InvenSense’s ongoing exploration of its strategic alternatives, including discussions with 25 potential strategic partners, including 11 other parties not mentioned above with whom InvenSense or representatives of Qatalyst Partners had initial conversations, but who would ultimately not participate significantly in the process. Representatives of Qatalyst Partners noted that two of these entities had declined further discussions. The representatives of Qatalyst Partners also discussed with the Strategic Committee an additional nine entities that had been identified as potential strategic partners, but at management’s request had not been contacted for a variety of reasons, including for competitive reasons, the possibility of leaks, a lower probability of completion or that such parties were believed not to be likely to produce a proposal that was competitive or higher than the existing proposals from Company A and TDK Corporation. After consideration of these factors, the Strategic Committee decided not to expand the number of entities contacted at that time. The Strategic Committee did, however, direct InvenSense’s management to continue to respond opportunistically to any unsolicited inquiries received from other entities that could make a competitive offer and to reach out to additional entities, including those in the list of nine parties referenced above, if further information arose that would affect the analysis. The Strategic Committee discussed the process and timeline, setting a deadline of October 26, 2016 for receipt of proposals, so that they could be reviewed during the next Board of Directors meeting. Together with Mr. Abdi, a representative of Qatalyst Partners then presented in detail each of the most recent proposals received from Company A and TDK Corporation. A representative of Qatalyst Partners then discussed with the Strategic Committee in further detail Company A and Company A’s proposed transaction. Representatives of Qatalyst Partners and Mr. Abdi also described their recent discussions with Company A, including the results of the diligence on Company A. The Strategic Committee then discussed with the members of management and the representatives of Qatalyst Partners a proposed form of further response to Company A and TDK Corporation. The Strategic Committee directed management and representatives of Qatalyst Partners to proceed with discussions with TDK Corporation and Company A and to negotiate higher prices with both parties that reflect the intrinsic value of InvenSense as discussed by the Board of Directors. The Strategic Committee directed the representatives of Qatalyst Partners to send formal proposal process letters with a proposal submission deadline of October 26, 2016, to parties with sufficient interest in a potential acquisition. The Strategic Committee also directed members of senior management to continue discussions with other parties who had expressed interest in other strategic transactions, including joint ventures or other collaborations.

On that same day, a representative of Qatalyst Partners and a representative of Company G discussed a potential two-step approach involving a joint venture with InvenSense with the eventual goal of Company G acquiring the remainder of InvenSense’s assets over time. The representative of Qatalyst Partners responded that proposals would be expected by late October. The representative of Company G indicated they could be able to submit a proposal by that deadline; Company G did not subsequently provide a proposal.

Also on that same day, a representative of Qatalyst Partners contacted representatives of Company F to introduce themselves and to follow up on Company F’s prior high level discussions with InvenSense regarding a potential transaction. The representative of Qatalyst Partners described InvenSense’s process and informed the representatives of Company F that detailed confidential information would be made available if InvenSense were to receive a credible proposal.

On October 4, 2016, a representative of Qatalyst Partners informed a representative of Company A that the Strategic Committee had determined that Company A’s proposal did not reflect the intrinsic value of InvenSense, that InvenSense had received another proposal, and that InvenSense was undertaking a more formalized process with a proposal deadline of October 26, 2016.

On that same day, Mr. Abdi had a telephonic conversation with representatives of TDK Corporation, during which they tentatively scheduled a meeting in New York. During the call Mr. Abdi stated that TDK Corporation’s offer price was too low and that he would only attend the meeting in New York if there was potential for TDK Corporation to increase its offer. Mr. Abdi also informed the representatives of TDK Corporation that InvenSense was undertaking a formal process with a proposal deadline of October 26, 2016. Representatives of TDK Corporation indicated that there was potential for TDK Corporation to increase its offer if TDK Corporation received additional information regarding InvenSense’s business. Mr. Abdi agreed to attend the meeting.

On October 5, 2016, representatives of Company D held a telephonic meeting with representatives of Qatalyst Partners to discuss the timeline for submitting proposals. The representatives of Company D informed representatives of Qatalyst Partners that they had held an informal discussion with Company D’s board of directors to review the strategic rationale for consummating a transaction with InvenSense, but had not yet determined a valuation. Company D agreed to send Qatalyst Partners a focused due diligence question list, which Company D sent on October 12, 2016, and that was subsequently addressed by representatives of InvenSense during meetings between the parties on October 19, 2016.

On that same day, representatives of TDK Corporation sent Mr. Abdi a list of topics to be discussed during the proposed meeting in New York. Later that same day, Mr. Abdi and representatives of TDK Corporation had a telephonic meeting during which they discussed InvenSense’s business and the growth prospects of InvenSense’s products.

Also on that same day, a representative of Company F contacted representatives of Qatalyst Partners to request a meeting with Mr. Abdi and an update on InvenSense’s process.

On that same day, a representative of Qatalyst Partners informed a representative of Company J that Qatalyst Partners had been engaged by InvenSense and that InvenSense had previously received acquisition proposals and was now conducting a formal process. Representatives of Qatalyst Partners informed Company J that the initial proposal deadline would be October 26, 2016 and agreed to send Company J a proposal process letter.

On October 6, 2016, Mr. Abdi and representatives of TDK Corporation held a meeting in New York to further discuss TDK Corporation’s most recent offer. The parties also discussed other topics including detailed questions provided by TDK Corporation regarding InvenSense’s business, customers and potential future growth.

On that same day, a representative of Qatalyst Partners emailed representatives of Company J to confirm that they would receive a formal process letter, which was subsequently sent on October 18, 2016. In a separate conversation with a member of the Board of Directors on that same day, representatives of Company J indicated that Company J could likely submit a proposal by the deadline and that Company J was working with a consortium to find funding for a potential transaction.

On October 7, 2016, Mr. Abdi and a representative of TDK Corporation corresponded to confirm that they wanted to continue working toward a mutually acceptable proposal following the meeting in New York City.

On that same day, representatives of Company D had a telephonic discussion with representatives of Qatalyst Partners to express interest in a management presentation regarding InvenSense’s business. Later that day, Mr. Abdi had a telephone conversation with a representative of Company D, during which Company D’s representative informed Mr. Abdi that the management meeting would be essential for Company D’s determination to submit a proposal. The management meeting was held on October 19, 2016.

Also on that same day, representatives of Company A sent representatives of Qatalyst Partners a due diligence request list and requested a meeting with InvenSense’s management, including InvenSense’s technology and tax specialists, as part of Company A’s diligence process.

On October 10, 2016, Mr. Abdi and Mr. Panush met with representatives of Company L and presented on InvenSense’s business, technology, long-range plan and product roadmap. Company L expressed interest in a potential strategic transaction, but informed InvenSense that Company L would not be able to move quickly due to other priorities.

On that same day, Mr. Abdi met a representative of Company F to discuss a potential strategic transaction and InvenSense’s business, technology and product roadmap.

Also on that same day, Company J informed representatives of Qatalyst Partners that it needed to resolve certain internal business matters prior to issuing a committed offer or engaging with InvenSense’s advisors.

On October 11, 2016, representatives of Company I and representatives of Qatalyst Partners had a telephonic meeting during which they discussed the status of InvenSense’s process. Company I informed representatives of Qatalyst Partners that Company I was still determining whether to pursue a strategic transaction with InvenSense. Company I did not subsequently pursue a strategic transaction with InvenSense.

On that same day, representatives of Company H sent representatives of Qatalyst Partners a description of two possible structures for a strategic transaction with InvenSense. Company H indicated that it was willing to discuss either an initial investment in InvenSense with an acquisition to be completed at a later date or an acquisition; no price per share or valuation of InvenSense was contained in Company H’s written materials. Company H also indicated that it would submit a letter of intent within two weeks after agreeing on a transaction structure with InvenSense. Company H specified that the letter of intent would include a three-month exclusivity period. A representative of Qatalyst Partners informed Company H that InvenSense had received, and was considering, proposals for an acquisition of all of its outstanding common stock.

On October 12, 2016, a representative of TDK Corporation sent Mr. Abdi a revised non-binding, written proposal with a per share range of $11.00 to $12.00. Mr. Abdi sent the revised proposal to the Board of Directors. The closing price of InvenSense’s common stock on October 12, 2016 was $7.33.

On that same day, representatives of Company D sent representatives of Qatalyst Partners a list of diligence questions for discussion at the parties’ meeting on October 19, 2016.

On October 14, 2016, representatives of Company A and representatives of Qatalyst Partners discussed next steps and tentatively agreed upon October 26, 2016, for a management meeting with InvenSense, which was the earliest date the parties could meet due to scheduling conflicts.

On that same day, Mr. Panush and representatives of TDK Corporation’s U.S. subsidiary had a status update meeting.

On October 17, 2016, Messrs. Abdi, Dentinger and Panush met with representatives of Company C. During the meeting, the parties discussed several aspects of InvenSense’s business, technology long-range plan and product roadmap.

On that same day, representatives of Qatalyst Partners and BofAML held a telephonic meeting to discuss InvenSense’s process, including timing.

Also on that same day, representatives of Company F met with representatives of Qatalyst Partners and InvenSense to discuss a potential strategic transaction at a high level.

On October 18, 2016, a representative of Company L informed a representative of Qatalyst Partners that while an acquisition of InvenSense could be strategically compelling, Company L was unlikely to submit a proposal by the deadline due to other priorities. Company L did not submit a proposal.

On October 18 and 19, 2016, representatives of Qatalyst Partners provided each of the eight parties that were responsive and had actively expressed interest in a transaction to acquire the entire company (including Company A, Company C, Company D, Company F, Company I, Company J, Company L, and TDK Corporation) with a process letter relating to the submission of proposals. The process letter instructed each party to submit its proposal by October 26, 2016.

On October 19, 2016, Mr. Abdi and Mr. Panush met with representatives of Company D and presented on InvenSense’s technology, product roadmap, customer base and long-range plan.

On that same day, representatives of Qatalyst Partners contacted representatives of Company H to discuss their interest in a potential transaction. Representatives of Qatalyst Partners requested a telephonic meeting, which took place on October 24, 2016.

On October 20, 2016, a representative of Company C telephoned representatives of Qatalyst Partners to indicate that Company C was uncertain that it would make an offer to acquire InvenSense.

Also on that same day, representatives of Company G called representatives of Qatalyst Partners to inform them that Company G’s investment committee was in the process of reviewing the opportunity and that Company G would contact Qatalyst Partners after Company G’s investment committee meeting.

On October 21, 2016, representatives of Company A had a call with representatives of Qatalyst Partners regarding outstanding diligence items.

On that same day, a representative of Company N telephoned a representative of Qatalyst Partners to discuss the process. The representative of Company N stated that Company N would consider its interest in InvenSense relative to other strategic alternatives it was considering and respond to Qatalyst Partners if it were interested in pursuing a transaction. Qatalyst Partners did not provide Company N with a process letter.

Also on that same day, a representative of Company D called Mr. Abdi and informed him that Company D was not in a position to submit a competitive acquisition proposal and that Company D was withdrawing from the process.

On October 23, 2016, a representative of Company J and a representative of Qatalyst Partners had a telephonic discussion during which the representative of Company J informed the representative of Qatalyst Partners that the cost of raising funds to finance the transaction was too high. The representative of Company J then stated that Company J was putting the opportunity on hold but wanted to maintain an open dialogue with InvenSense’s management. Company J did not subsequently make any proposals regarding a transaction with InvenSense.

On October 24, 2016, a representative of Company H telephoned representatives of Qatalyst Partners to inform them that Company H’s internal process would be delayed and that Company H needed to discuss the transaction internally before deciding how to proceed; neither InvenSense nor Qatalyst Partners received any further contact from Company H.

On October 26, 2016, representatives of InvenSense’s senior management met with representatives of Company A, during which the parties had a diligence discussion regarding their respective businesses, customers and products. Representatives of Qatalyst Partners also attended the meeting. Representatives of InvenSense reiterated that Company A’s proposal did not reflect the intrinsic value of InvenSense and that Company A needed to increase its proposal, preferably prior to the proposal deadline later that day, so that the Board of Directors could consider it along with other strategic alternatives.

By the deadline on October 26, 2016, no parties had submitted a proposal to acquire InvenSense other than Company A and TDK Corporation.

Also on that same day, Company F’s representatives informed Qatalyst Partners that based solely on publicly available information, Company F could not justify a valuation at a meaningful premium to the current trading price and therefore could not submit an offer by the proposal deadline. Company F requested additional diligence materials in order to make an offer.

Also on that same day, Company C informed representatives of Qatalyst Partners that Company C was going to discuss a potential proposal at its board meeting the following afternoon and would not be able to submit an offer by the deadline.

Also on that same day, representatives of Company L contacted a representative of Qatalyst Partners to inform them that Company L was still considering a potential transaction and would revert as quickly as possible.

Also on that same day, representatives of Company K contacted Mr. Abdi to inform him that Company K wanted to participate in InvenSense’s process and asked to be introduced to representatives of Qatalyst Partners.

On October 28, 2016, a representative of Company N emailed representatives of Qatalyst Partners to inform them that Company N was interested in participating in the process and scheduled a meeting for November 11, 2016.

Later on that same day, Mr. Abdi and a representative of TDK Corporation had a telephonic discussion during which Mr. Abdi asked whether TDK Corporation planned to revise its proposal. TDK Corporation stated that it would not be submitting a revised proposal. Mr. Abdi stated the Board of Directors’ view that it was seeking a proposal that reflected InvenSense’s intrinsic value. The parties agreed to meet in Japan to continue discussions, which meeting was held on November 7, 2016.

Also on that same day the Board of Directors held a regularly scheduled meeting. Representatives of management, Qatalyst Partners and Pillsbury also attended the meeting. Representatives of Qatalyst Partners discussed with the Board of Directors InvenSense’s ongoing exploration of its strategic alternatives, including discussions with 26 potential strategic partners. The Board of Directors noted that of the parties contacted, nine had declined, two had submitted proposals and the remainder were in various stages of discussions with InvenSense and representatives of Qatalyst Partners. Representatives of Qatalyst Partners then discussed with the Board of Directors the proposal from TDK Corporation dated October 12, 2016 and the proposal from Company A dated September 12, 2016, including the stock component of Company A’s proposal. Management then discussed with the Board of Directors the fact that Company A had not indicated whether it intended to revise its proposal. The Board of Directors discussed next steps, including responding to the proposals from TDK Corporation and Company A and whether to continue discussions with parties that did not provide proposals. After discussion, the Board of Directors determined that while the proposals from TDK Corporation and Company A each represented a premium to market, neither reflected the intrinsic value of InvenSense. The Board of Directors then directed Mr. Abdi to reject TDK Corporation’s proposal and to continue to negotiate with, and to attempt to obtain a higher per share proposal from, TDK Corporation. As part of these ongoing negotiations, the representatives of Qatalyst Partners and management were authorized to counter, when appropriate, TDK Corporation’s proposal at $14 per share. The Board of Directors also directed management and Qatalyst Partners to continue to negotiate with, and attempt to obtain a higher per share proposal from, Company A and to obtain confirmation that Company A’s proposal was still valid in light of the recent drop in Company A’s stock price. In light of the wide divergence between Company A’s proposal and the expectations of the Board of Directors, it was decided not to authorize a formal counterproposal to Company A, but to continue discussions with Company A to explain the intrinsic value of InvenSense. Management was also authorized to continue providing diligence information to TDK Corporation so that TDK Corporation could better understand the intrinsic value of InvenSense. The Board of Directors also directed management and representatives of Qatalyst Partners to reach out to four additional parties, to continue discussions with the parties previously contacted and to respond to any meaningful interest in a potential acquisition of InvenSense. The Board of Directors also directed management and representatives of Qatalyst to set a final proposal deadline for the first week of December for all remaining interested parties. In addition, the Board of Directors discussed the merits of announcing that InvenSense was undertaking a review of its strategic alternatives and whether to address media reports from earlier that day (during trading hours) that InvenSense was conducting a process and had engaged a financial advisor. After discussion, the Board of Directors determined that it would issue a brief press release to address the rumors. The closing price of InvenSense’s common stock on October 27, 2016 was $6.87 and on October 28, 2016 was $7.48.

On October 29, 2016, a representative of Company K informed representatives of Qatalyst Partners that Company K was interested in pursuing a potential transaction with InvenSense. Representatives of Qatalyst Partners conveyed the current status of the strategic review process and timing. Telephonic meetings between representatives from Company K and representatives of InvenSense were subsequently scheduled for October 31, 2016 and November 2, 2016.

On that same day, Mr. Abdi had a telephonic discussion with a representative of TDK Corporation, during which Mr. Abdi conveyed that the Board of Directors believed that TDK Corporation’s proposal was not reflective of InvenSense’s intrinsic value and requested that representatives of Qatalyst Partners provide TDK Corporation additional information. The parties agreed to continue discussions regarding a potential transaction while looking for solutions to close the gap on valuation. Mr. Abdi also offered to provide additional detail on InvenSense’s roadmap and product pipeline to facilitate a better understanding of InvenSense’s intrinsic value. The parties agreed to have a follow-up meeting in Japan.

On October 31, 2016, representatives of Company L informed representatives of Qatalyst Partners that Company L was still determining whether to participate in the process.

On that same day, representatives of Company C informed representatives of Qatalyst Partners that Company C would not submit a proposal.

Also on that same day, a representative of InvenSense had a telephonic meeting with a representative of Company K regarding a potential strategic transaction.

Also on that same day, in response to rumors that had been circulated in the media on October 28, 2016, InvenSense issued a press release stating that it would consider a number of options to further enhance stockholder value in response to significant interest in InvenSense, InvenSense had hired a financial advisor, and that no decision had been made at that time. The closing price of InvenSense’s common stock on October 31, 2016, was $7.65.

On November 1, 2016, representatives of BofAML and representatives of Qatalyst Partners had a telephonic conversation during which representatives of Qatalyst Partners indicated that the per share price in TDK Corporation’s revised proposal was too low and that InvenSense was seeking a price per share closer to $14.00. Representatives of BofAML indicated that TDK Corporation would need information regarding InvenSense’s long term business model in order for TDK Corporation to increase its proposal. Representatives of Qatalyst Partners informed BofAML that TDK Corporation would have the opportunity to review projections at upcoming meetings with InvenSense on November 7, 2016 (Japan time), in Tokyo, Japan.

Between November 1, 2016 and November 4, 2016, representatives of Qatalyst Partners contacted the four additional parties identified by the Board of Directors. Each party declined to engage in discussions with InvenSense regarding a potential transaction.

On November 2, 2016, after failing to submit a proposal by the deadline, representatives of Company F contacted representatives of Qatalyst Partners to request a meeting with InvenSense’s management to learn more about InvenSense’s business before making an offer. The representatives of Company F stated that mid-November would be the earliest date that they could meet, but that Company F would be able to provide a proposal shortly after such meeting.

On that same day, representatives of Company K and a representative of InvenSense had a telephonic meeting to further discuss InvenSense’s business and a potential transaction. During the call, Company K indicated that it was considering transactions with other parties. The parties had no further discussions regarding a potential strategic transaction following this discussion.

On November 3, 2016, a representative of Company O emailed Mr. Abdi regarding a potential strategic transaction and Mr. Abdi provided an update on InvenSense’s process. Discussions were general and no proposal was submitted by Company O at this time.

On November 7, 2016, Mr. Abdi and other members of senior management and representatives of Qatalyst Partners met with representatives of TDK Corporation in Tokyo, Japan to further discuss InvenSense’s business, the appropriate valuation of InvenSense, and the timing of a potential revised proposal. In addition, technical teams from InvenSense and TDK Corporation discussed various technical and product-related matters. During the meeting, a senior executive of TDK Corporation expressed his continued interest in a transaction in which TDK Corporation would acquire InvenSense.

On that same day, Mr. Panush met with a representative of Company O to discuss, at a high level, Company O’s interest in, and ability to consummate, a potential acquisition of InvenSense including Company O’s ability to finance such a transaction.

On November 8, 2016, a representative of Company L informed representatives of Qatalyst Partners that given both the timing and size of the transaction, Company L could not pursue an acquisition of InvenSense.

On that same day, BofAML sent Qatalyst Partners an updated information request list and requested an update on timing of access to the data room.

On November 9, 2016, representatives of Qatalyst Partners and BofAML had a telephonic meeting to discuss the proposed diligence meetings and follow up questions regarding the valuation of InvenSense.

Also on that day, Mr. Abdi had a telephone call with a representative of TDK Corporation, during which they further discussed the topics discussed in the meeting in Japan. TDK Corporation’s representative requested a two-day diligence follow-up meeting at InvenSense’s headquarters in San Jose, California. Mr. Abdi reiterated that TDK Corporation’s proposal was still below InvenSense’s intrinsic value and TDK Corporation’s representative indicated that TDK Corporation could potentially review its offer if TDK Corporation could conduct further diligence. After discussing the offer price further, Mr. Abdi agreed to arrange additional management presentations, diligence meetings, and one-on-one discussions between senior management of the parties for later that month.

On that same day, representatives of InvenSense had a meeting with representatives of Company M to discuss a potential transaction in which Company M would acquire one of InvenSense’s business lines.

On November 10, 2016, representatives of Company M advised representatives of InvenSense that Company M wanted to explore the possibility of a transaction between the two companies. Following that conversation, a representative of InvenSense introduced representatives of Company M to a representative of Qatalyst Partners.

On that same day, representatives of Company N informed a representative of InvenSense that it needed to postpone the proposed November 11, 2016 management meetings because of conflicts. The parties did not hold a meeting and Company N did not submit a proposal.

Also on that same day, representatives of Qatalyst Partners received updated legal and business due diligence requests submitted by BofAML on behalf of TDK Corporation.

Additionally, on that same day, representatives of Company F sent representatives of Qatalyst Partners a preliminary due diligence questionnaire for InvenSense’s management and requested a meeting with InvenSense’s management to discuss the diligence.

On November 11, 2016, representatives of Qatalyst Partners discussed with a representative of Company M InvenSense’s process and inquired about Company M’s ability to finance a potential transaction. Representatives of Company M stated that while Company M’s initial interest was in acquiring one of InvenSense’s business lines, it would consider acquiring the entire company. Representatives of Qatalyst Partners advised representatives of Company M that InvenSense was currently evaluating proposals for the entire company and that Company M should decide promptly whether to pursue an acquisition of InvenSense at this time.

On November 12, 2016, TDK Corporation, BofAML and Jones Day, legal counsel to TDK Corporation, were given access to InvenSense’s data room.

On November 15, 2016, representatives of Company A called representatives of Qatalyst Partners and had a conversation wherein Company A expressed its continued interest in pursuing a transaction with InvenSense, but did not have a revised proposal at this time and requested additional diligence information.

On November 16 and 17, 2016, several InvenSense executives, representatives of Qatalyst Partners and representatives of Pillsbury met with representatives of TDK Corporation, BofAML and Jones Day in Santa Clara, California for in depth business and legal diligence discussions. During the meetings both parties discussed their respective businesses and potential synergies. A representative of TDK Corporation informed Mr. Abdi that a condition of TDK Corporation’s willingness to acquire InvenSense would be the post-acquisition retention of all key personnel, including Mr. Abdi and InvenSense’s other executives. No specific details regarding executive retention for employees or executives, including Mr. Abdi, were discussed. Mr. Abdi again emphasized that any potential transaction would have to maximize stockholder value and include a premium that represented InvenSense’s intrinsic value.

On November 17, 2016, Qatalyst Partners sent the initial draft of the Merger Agreement to BofAML and Jones Day.

On that same day, representatives of Qatalyst Partners had a telephonic conversation with representatives of Company A during which they described the current status of the process. The representatives of Qatalyst Partners reiterated that the Board of Directors determined that an acquisition price of $10.00 per share was not sufficient and told Company A that the Board of Directors had agreed to provide additional information so that Company A could provide a higher proposal.

On November 18, 2016, representatives of Company A advised representatives of Qatalyst Partners that they wanted to move forward and requested access to InvenSense’s data room to access additional information, including information on InvenSense’s planned products, so that they could properly value InvenSense’s business. On November 19, 2016, Company A was provided access to InvenSense’s data room.

On that same day, representatives of InvenSense and a representative of Qatalyst Partners met with representatives of Company F, during which the parties discussed InvenSense’s business and Company F was provided a subset of the long-range plan. Representatives of Company F indicated that Company F would submit an indication of interest during the week of November 28, 2016, but no proposal or indication of interest was received.

On November 21, 2016, representatives of Qatalyst Partners sent final offer process letters, which included an initial draft of the Merger Agreement, to the remaining active parties, Company A and TDK Corporation, each of whom had previously provided proposals to acquire all of InvenSense. The final process letters requested that each party submit its best and final proposal and a revised draft of the Merger Agreement by December 6, 2016.

On that same day, representatives of TDK Corporation sent representatives of Qatalyst Partners an additional list of business and financial due diligence questions.

Also on that same day, a representative of Company M informed a representative of Qatalyst Partners that Company M was still considering whether to move forward with a proposal. The representative of Qatalyst Partners informed the representative of Company M that InvenSense had received significant interest in a potential acquisition of the entire company and that the final proposal deadline was December 6, 2016.

On November 29, 2016, InvenSense’s executive team met with representatives of Company A and presented information on InvenSense’s technology, manufacturing, product roadmap and sales.

On November 30, 2016, Mr. Abdi had a telephonic discussion with a representative of TDK Corporation, during which the price per share in a potential transaction between the parties and the ongoing diligence process were discussed. Mr. Abdi continued to emphasize that TDK Corporation had to focus on InvenSense’s intrinsic value. In accordance with the Board of Directors’ prior direction on price and process, Mr. Abdi also stated that the Board of Directors had directed him to pursue other potential alternatives.

On that same day, representatives of TDK Corporation’s outside accounting consultants had a telephonic meeting to discuss financial diligence matters with representatives of InvenSense and representatives of Qatalyst Partners.

On December 2, 2016, representatives of Company A and a representative of Qatalyst Partners had a telephone conversation, during which the representative of Company A expressed doubt that Company A would complete its diligence in time to be able to submit a proposal by the December 6 deadline.

Also on that same day, representatives of Pillsbury and representatives of Jones Day held a telephonic meeting to discuss certain key provisions of the draft Merger Agreement. During this call Jones Day stated that TDK Corporation would require that InvenSense’s officers, directors and the funds affiliated with InvenSense’s directors sign a voting agreement whereby such parties would agree to vote all of their respective shares in favor of a transaction with TDK Corporation.

On December 5, 2016, representatives of InvenSense held a telephonic meeting with representatives of TDK Corporation to discuss ongoing diligence on InvenSense’s information technology and related systems.

On December 6, 2016, representatives of InvenSense and representatives of TDK Corporation had a telephone call during which TDK Corporation’s representative requested additional information to assist with the preparation of TDK Corporation’s revised proposal. Later that day, TDK Corporation submitted a written, non-binding proposal to acquire InvenSense for $12.50 per share, a revised draft of the Merger Agreement, a supplemental diligence request list and an exclusivity agreement. TDK Corporation’s proposal specified that the transaction would be funded with cash on hand and that the transaction was subject to confirmatory diligence and InvenSense’s agreement to an exclusivity period expiring on December 31, 2016; the parties, however, did not ultimately enter into an exclusivity agreement. The closing price of InvenSense’s common stock on December 6, 2016, was $7.95 and the closing price of InvenSense’s common stock on October 27, 2016, the last trading day prior to the rumors circulated in the market, was $6.87.

On that same day, representatives of InvenSense received Company E’s official proposal for a joint venture. The proposal contemplated a $40 million cash payment to InvenSense upon formation of an automotive joint venture and a payment of up to $160 million in cash to InvenSense over the following five years, subject to the achievement of commercial milestones.

Also on that same day, representatives of Company M informed representatives of Qatalyst Partners that Company M was not in a position to acquire all of InvenSense and that it was primarily interested in acquiring a business line. The representatives of Company M stated that they had a number of other matters they were pursuing and could not devote immediate attention to a potential transaction with InvenSense.

On December 7, 2016, a representative of Company A informed a representative of Qatalyst Partners that Company A was targeting to submit a proposal to acquire InvenSense on December 9, 2016.

On that same day, representatives of Qatalyst Partners telephoned representatives of BofAML to reaffirm the Board of Directors’ view of the importance of a proposal that reflected InvenSense’s intrinsic value.

Also on that same day, Mr. Abdi and Mr. Panush met with a representative of Company F. In the meeting, the representative of Company F stated that Company F would need considerable time to secure funding and that Company F would not be submitting a written proposal.

Also on that same day, a representative of a financial sponsor of Company O had a telephonic discussion with Mr. Abdi, during which he informed Mr. Abdi that his company had raised $500 million and that he wanted to form a syndicate to participate in InvenSense’s process.

On December 8, 2016, Mr. Abdi had a telephonic meeting with representatives of TDK Corporation, during which they discussed TDK Corporation’s latest proposal. During this conversation the parties continued to negotiate the price per share in TDK Corporation’s proposal. After discussion of the value of acquiring InvenSense to TDK Corporation, the representatives of TDK Corporation offered $13.00 per share and indicated it was TDK Corporation’s best and final offer. Mr. Abdi countered with $14.00 per share and the representative of TDK Corporation stated that $13.00 was TDK Corporation’s final offer.

Also on that same day (December 9, 2016 in Japan), Japanese media outlets published reports that TDK Corporation was engaged in negotiations to acquire InvenSense at a price of $12 per share. After the reports were published, TDK Corporation issued a release in Japan stating that the reports were not based on any announcements by TDK Corporation and that no decision had been made at that time. TDK Corporation issued its statement to comply with the disclosure rules of the Tokyo Stock Exchange. The Nikkei and Yomiuri reports were subsequently quoted in several media sources in the United States during the U.S. trading day of December 9, 2016. InvenSense’s common stock traded on the NYSE as high as $11.02 per share on December 9, 2016. The closing price of InvenSense’s common stock on December 8, 2016, the immediately preceding trading day, was $8.27 per share.

On that same day, Mr. Abdi met with a representative of Company A, during which the representative of Company A conveyed that it could not increase its current offer above $10.00 per share and that Company A would not submit a higher proposal.

On December 9, 2016, the Board of Directors held a telephonic meeting to discuss recent updates in InvenSense’s process and the most recent proposal received from TDK Corporation. A representative of Pillsbury and representatives of Qatalyst Partners were also in attendance. Representatives of Qatalyst Partners provided an update on InvenSense’s process, the parties that had been contacted, the current status of those discussions, and the feedback received from such parties. The Board of Directors discussed Company A’s response that it would not submit a higher offer. Mr. Abdi then provided the Board of Directors with an update on his conversation with a representative of TDK Corporation the previous day, during which TDK Corporation’s representative had orally raised TDK Corporation’s proposed offer price from $12.50 to $13.00 per share and that Mr. Abdi had countered with $14.00 per share. The Board of Directors discussed the fact that after contacting or receiving inquiries from 33 parties, including four additional parties contacted at the direction of the Board of Directors and two more parties that contacted InvenSense or Qatalyst Partners since the meeting of the Board of Directors on October 28, 2016, the process resulted in formal proposals from only two companies. Representatives of Qatalyst Partners and the Board of Directors then discussed additional potential parties that could be contacted and the likelihood that they would pursue a transaction with InvenSense. After discussion, the Board of Directors determined that the parties other than those parties already contacted were not likely to make a proposal at a valuation equal to or greater than that being offered by TDK Corporation. A representative of Qatalyst Partners then discussed with the Board of Directors TDK Corporation’s proposed offer and Company A’s most recent offer of $10.00 per share. In a closed session, the representative of Pillsbury reviewed the Board of Directors’ fiduciary duties in connection with a potential strategic transaction. The Board of Directors then discussed recent developments in InvenSense’s business, including joint venture discussions with Company E, new customers and design wins, its standalone strategy and its prospects in the near-term and long-term. The Board of Directors determined that TDK Corporation’s proposal was superior to the joint venture proposal of Company E due to the uncertainty of the milestone payments and value of the overall deal to InvenSense’s stockholders. The Board of Directors did, however, determine to keep discussions open with Company E should a transaction with TDK Corporation not be finalized. The Board of Directors also reviewed the relative risks and benefits of executing this strategy and continuing to operate as a standalone company. The representative of Pillsbury reviewed the key issues in TDK Corporation’s proposed draft of the Merger Agreement, including those related to structure and timing considerations, representations and warranties, covenants, required regulatory approvals, non-solicitation provisions that would prohibit InvenSense from soliciting alternative acquisition proposals, but permit InvenSense to negotiate certain unsolicited acquisitions proposals and accept an unsolicited superior proposal, TDK Corporation’s matching rights, termination provisions, the termination fee, and the circumstances under which a termination fee would be payable by InvenSense. The Board of Directors discussed the importance of stockholder value and deal certainty above all other issues, including management retention, and to avoid negotiations on management retention while the offer price was being negotiated. After extensive discussions, the Board of Directors directed management to proceed with negotiations with TDK Corporation on the key issues discussed at the meeting and instructed Mr. Abdi to try to negotiate a higher price per share of $13.50.

On the same day, after the Board of Directors meeting, Mr. Abdi had a telephonic meeting with a representative of TDK Corporation, during which the parties discussed the recent leak in the market concerning acquisition discussions between InvenSense and TDK Corporation. During this call, Mr. Abdi stated that the Board of Directors would be willing to consider entering into exclusivity with TDK Corporation if TDK Corporation increased its offer to $13.50 per share. Mr. Abdi also noted that TDK Corporation’s current draft of the Merger Agreement had several legal and business issues that needed to be resolved. The parties agreed to meet the following week to discuss the Merger Agreement and to attempt to resolve any remaining issues.

On December 11, 2016, representatives of BofAML informed representatives of Qatalyst Partners that TDK Corporation was focused on completing legal and business due diligence on an accelerated basis, that $13.00 per share was the highest that TDK Corporation could offer and that the revised proposal remained subject to approval by TDK Corporation’s board of directors.

On December 12, 2016, Jones Day sent Pillsbury an initial draft of the Voting Agreement.

Between December 12, 2016, and the execution of the Merger Agreement on December 21, 2016, Jones Day, Pillsbury and other representatives of TDK Corporation and InvenSense continued to negotiate and exchange revised drafts of the Merger Agreement and Voting Agreement. Representatives of TDK Corporation also continued their diligence review.

On December 13, 2016, a representative of a financial sponsor of Company O had a telephonic meeting with Mr. Abdi, during which he requested that Company O be provided access to InvenSense’s data room. Later that day, Mr. Abdi introduced the representatives of Company O to representatives of Qatalyst Partners by email and noted that the Board of Directors would likely want to see a letter of financial commitment as part of any proposal from Company O because Company O had indicated that it did not have sufficient cash on hand to fund a transaction. Subsequently, a representative of Company O and a representative of Qatalyst Partners had a telephone call to discuss the foregoing.

On December 14, 2016, the Strategic Committee held a telephonic meeting to discuss InvenSense’s exploration of its strategic alternatives, including recent negotiations with TDK Corporation. Also in attendance were other members of the Board of Directors, InvenSense’s management, representatives of Qatalyst Partners and a representative of Pillsbury. A representative of Qatalyst Partners provided an update on recent discussions with TDK Corporation and BofAML, including negotiations of pricing and the remaining open issues in the Merger Agreement. Mr. Abdi and the Strategic Committee discussed his pending conversation with a representative of TDK Corporation on key terms of a potential transaction. The Strategic Committee discussed how it was important to prioritize the sale price above all other issues, including management retention, and to avoid negotiations on management incentives at the same time the offer price was being negotiated by the parties. A representative of Qatalyst Partners then updated the Strategic Committee on interest from Company O and possible next steps. The Strategic Committee discussed the likelihood of completing a transaction with other potential acquirers at a valuation equal to or greater than that offered by TDK Corporation as well as InvenSense’s potential joint venture opportunities. The Strategic Committee directed management and Qatalyst Partners to continue discussions with TDK Corporation, to push for a price in excess of $13.00, and to proceed with further discussions with Company O. The Strategic Committee directed Qatalyst Partners and management to explore Company O’s financial resources and any regulatory or other impediments to completing a transaction. The Strategic Committee also directed management on the negotiation of the major open issues in the Merger Agreement.

On December 15, 2016, a representative of Company O sent representatives of Qatalyst Partners a non-binding, written indication of interest to acquire for cash all of the outstanding common stock of InvenSense at a price of $15.00 per share. Representatives of Qatalyst Partners asked the representative of Company O for additional information to evaluate the proposal, including whether Company O had sufficient financing resources to fund the transaction, the identity of Company O’s financing sources and whether Company O or its investors had any ties to the Chinese government or to Chinese entities that could make it unlikely to gain CFIUS approval. Representatives of Company O provided responses and requested access to the data room since Company O had only conducted preliminary due diligence at this stage.

On that same day, representatives of TDK Corporation, BofAML and Jones Day met with InvenSense’s senior management, representatives of Qatalyst Partners and representatives of Pillsbury at Pillsbury’s offices in Palo Alto, California. Prior to the meeting, Mr. Abdi and representatives of Qatalyst Partners met with representatives of TDK Corporation and BofAML to disclose that InvenSense had received a proposal in excess of TDK Corporation’s proposed offer price of $13.00 per share. Mr. Abdi again requested that TDK Corporation increase its offer.

During the larger group meeting the parties discussed the terms of the proposed transaction and the draft Merger Agreement.

Later that day representatives of TDK Corporation informed Mr. Abdi that $13.00 per share was TDK Corporation’s best and final offer and that the offer would expire on December 21, 2016. Mr. Abdi stated that he would present this final offer to the Board of Directors and that he was also obligated to present the competing offer to the Board of Directors. After the meeting, Pillsbury delivered a further revised draft of the Merger Agreement to Jones Day.

On December 16, 2016, the Board of Directors held a telephonic meeting to discuss InvenSense’s ongoing negotiations with TDK Corporation and Company O’s proposal. Representatives of Qatalyst Partners and Pillsbury also attended the meeting. A representative of Qatalyst Partners updated the Board of Directors on the acquisition proposal from Company O. Representatives of Qatalyst Partners and the Board of Directors discussed Company O’s ability to finance and complete an acquisition of InvenSense, including Company O’s ability to organize a financing syndicate as it did not have the funding at that time, potential obstacles to regulatory approvals as a Chinese entity and Company O’s prior history of completing similar transactions. The Board of Directors then discussed the possible strategic reasons for an acquisition of InvenSense by Company O. A representative of Pillsbury led a discussion of the potential regulatory issues that could arise in a transaction with Company O. The representative of Pillsbury discussed a recent report of the U.S.-China Economic and Security Review Commission to the United States Congress that expressed concerns regarding acquisitions by Chinese companies, particularly by Chinese acquirors affiliated with Chinese state owned entities and banks, and recommended more stringent requirements for acquisitions by Chinese entities. The representative of Pillsbury and the Board of Directors also discussed recent transactions by Chinese companies that had not received CFIUS clearance or were otherwise abandoned due to the failure to obtain CFIUS clearance. The Board of Directors considered the potential risks to closing a transaction with Company O, including the risks associated with obtaining the necessary regulatory approvals and Company O’s ability to finance a transaction as compared to the risks associated with closing a transaction with TDK Corporation, particularly given TDK Corporation’s ability to fund the transaction with cash on hand and TDK Corporation having received regulatory approvals in a recent transaction with a U.S. company. The Board of Directors raised several more questions about Company O, including questions about Company O’s inability to close previous transactions. The Board of Directors directed management to continue having discussions with Company O’s representatives and to provide Company O with access to InvenSense’s data room, which was subsequently provided. The Board of Directors also directed representatives of Qatalyst Partners to obtain more information from Company O on its ability to finance and consummate a transaction with InvenSense. Mr. Abdi then updated the Board of Directors on his conversations with TDK Corporation regarding pricing of the proposed transaction. A representative of Pillsbury then updated the Board of Directors on negotiations of, and the remaining open issues in, the Merger Agreement. The Board of Directors then discussed certain employee retention agreements that TDK Corporation was requiring certain executives to execute and deliver as part of the proposed transaction. In a closed session, a representative of Pillsbury and the Board of Directors engaged in a general discussion of the Board of Directors’ fiduciary duties in connection with a potential strategic transaction. The Board of Directors directed management to continue discussions with TDK Corporation, including negotiating for a higher price.

On that same day, representatives of Qatalyst Partners telephoned representatives of Company O and advised them that InvenSense was not in a position to slow the negotiations with other interested parties due to the high degree of uncertainty about Company O’s ability to consummate a potential transaction, including its ability to raise the necessary financing and to receive the required regulatory approvals, and the considerable amount of time it would take Company O to conduct due diligence and negotiate a definitive agreement. On that same day representatives of Qatalyst Partners provided representatives of Company O access to InvenSense’s data room.

On December 19, 2016, representatives of Company O, Company O’s outside legal counsel and financial advisors and representatives of InvenSense, including Messrs. Abdi, Dentinger and Panush, representatives of Qatalyst Partners and representatives of Pillsbury held a meeting at Pillsbury’s offices in Palo Alto, California.

During the meeting, representatives of InvenSense gave a detailed presentation on InvenSenes’s business and long-range plan, and responded to extensive questions. At the conclusion of the meeting, Company O was informed that the Board of Directors had a meeting the following day to consider another proposal. Company O asked for 24 hours to make a decision and they were told that the Board of Directors must receive a final proposal before the meeting the next day. Company O’s advisors requested additional information so that they could make a decision on whether to make a final offer, which representatives of Qatalyst Partners provided later that evening with a copy of the initial draft of the Merger Agreement provided to TDK Corporation and Company A to revise as part of their proposals.

On that same day, InvenSense’s Compensation Committee held a telephonic meeting to discuss employee and executive retention matters in connection with the potential transaction with TDK Corporation. Certain members of management, representatives of Pillsbury and a representative of Compensia, compensation consultants to InvenSense, were also in attendance. Mr. Abdi provided the Compensation Committee with an update on negotiations with TDK Corporation regarding retention arrangements for continuing employees other than him. After InvenSense’s executives left the meeting, the Committee reviewed TDK Corporation’s proposed retention arrangements for InvenSense’s executives and key employees. Mr. Shah stated that he would meet with representatives of TDK Corporation to discuss the terms of TDK Corporation’s proposed retention agreement for Mr. Abdi.

On December 20, 2016, the Board of Directors held a telephonic meeting to review the final terms of the Merger Agreement and to consider approving the Merger. Also in attendance were representatives of Pillsbury and representatives of Qatalyst Partners. Representatives of Qatalyst Partners updated the Board of Directors on their recent discussions with Company O since the last meeting, including the likely timing necessary for Company O to conduct sufficient diligence to deliver a formal written offer to acquire InvenSense and the additional time that would likely be required to negotiate a definitive agreement while Company O conducted diligence and arranged financing. Representatives of Qatalyst Partners informed the Board of Directors that Company O was not prepared to make an offer at this time. Representatives of Qatalyst Partners and management updated the Board of Directors on negotiations with TDK Corporation and the fact TDK Corporation was unwilling to increase its offer. The Board of Directors discussed the likelihood of receiving a formal written offer from Company O and the risks of closing a transaction with Company O, including risks associated with obtaining the necessary regulatory approvals, particularly CFIUS clearance in light of the fact that Company O is a Chinese company and could potentially seek financing from Chinese state owned entities or parties who are otherwise affiliated with the Chinese government. The Board of Directors also discussed the increased scrutiny of acquisitions by Chinese companies discussed at its prior meeting, particularly for those companies that are affiliated with Chinese state owned entities or financed by state owned banks. The Board of Directors then discussed recent transactions by Chinese companies that had not received CFIUS clearance or were otherwise abandoned due to the failure to obtain CFIUS clearance. The Board of Directors also discussed the fact that Company O did not appear to have the ability to consummate a potential acquisition of InvenSense because Company O had insufficient cash and significant debt, which would likely impair its ability to incur sufficient incremental debt to finance the transaction. The Board of Directors also noted that Company O did not have financing commitment letters in place for a potential acquisition of InvenSense. In addition, the Board of Directors discussed the fact that representatives of Company O had indicated that, in addition to debt financing, Company O would need to obtain additional funds through an equity financing from unconfirmed and uncommitted sources, which raised questions regarding both Company O’s ability to raise the necessary funds to complete a potential acquisition and whether such sources of financing would have any ties to the Chinese government or other parties that could impact the ability to obtain CFIUS clearance. The Board of Directors weighed these risks against the relative risks of closing a transaction with TDK Corporation, particularly given that TDK Corporation had completed diligence, a definitive agreement had already been negotiated with TDK Corporation, its ability to fund the transaction with cash on hand and its history of obtaining regulatory approvals, including CFIUS clearance, in recent transactions with U.S. companies. A representative of Qatalyst Partners provided a summary of the process to evaluate a potential sale of InvenSense as well as the discussions with various potential interested parties, including the market check completed by InvenSense and Qatalyst

Partners, and recent price negotiations with TDK Corporation. Representatives of Qatalyst Partners stated that they had approached 28 companies regarding a potential sale of InvenSense. The Board of Directors discussed if there were any other potential interested parties that InvenSense should contact in addition to the 33 parties already contacted by InvenSense and representatives of Qatalyst Partners. The Board of Directors determined that it would be highly unlikely for another interested party to emerge given InvenSense had not received other indications of interest that would lead to a similar offer despite the broad review process conducted by Qatalyst Partners and management. A representative of Qatalyst Partners then reviewed with the Board of Directors Qatalyst Partners’ financial analysis of the $13.00 per share cash consideration to be offered to InvenSense’s stockholders in the proposed merger, responded to questions from members of the Board of Directors regarding its financial analysis, and delivered Qatalyst Partners’ oral opinion to the Board of Directors, subsequently confirmed by delivery of a written opinion, that as of December 20, 2016 (Pacific Standard Time), and based upon and subject to the various assumptions, considerations, limitations and other matters set forth therein, the $13.00 in cash per share merger consideration to be received by the holders of InvenSense’s common stock, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. A representative of Pillsbury reviewed with the Board of Directors the key terms of the Merger Agreement, which had been sent to the Board of Directors in advance of the meeting. Pillsbury then reviewed and discussed with the Board of Directors the proposed resolutions approving the Merger Agreement and the transactions contemplated thereby, including the Merger. In a closed session, a representative of Pillsbury then reviewed the Board of Directors’ fiduciary duties in the context of a sale transaction. After further discussion, for the reasons more fully described in the section titled “The Merger—Reasons for the Merger” elsewhere in this proxy statement, the Board of Directors unanimously determined that (i) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of InvenSense and its stockholders (including the unaffiliated stockholders), (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend the approval and adoption of the Merger Agreement and the Merger by the stockholders of InvenSense.

Following the Board of Directors meeting, Mr. Abdi informed a representative of TDK Corporation that the Board of Directors had unanimously approved the Merger and that the parties should seek to resolve the remaining issues around employee retention. TDK Corporation’s representative stated that he would work with TDK Corporation’s board of directors to ensure that the Merger Agreement would be signed that evening. Later that evening, a representative of TDK Corporation called Mr. Abdi to inform him that TDK Corporation’s board of directors had unanimously approved the Merger.

Later that same day, the Compensation Committee held a telephonic meeting to discuss the retention agreements TDK Corporation had proposed for InvenSense’s executives. A representative of Pillsbury and a representative of Compensia were also in attendance. The Compensation Committee directed Mr. Abdi to negotiate the final retention packages and agreements for InvenSense’s executives, other than himself and Mr. Dentinger. After Mr. Abdi left the meeting, the Compensation Committee discussed TDK Corporation’s proposed retention package for Mr. Abdi, during which the representative of Compensia noted that it was a conservative, reasonable and market retention offer. The Compensation Committee then directed Mr. Shah to finalize with TDK Corporation the retention agreements for Mr. Abdi and Mr. Dentinger.

Later that same day InvenSense’s executives were presented with drafts of their retention agreements, which were negotiated separately by their own legal counsel and finalized once the terms of the Merger had been agreed upon by the parties.

On December 21, 2016, the parties executed the Merger Agreement and certain members of InvenSense’s management, including Mr. Abdi, entered into retention agreements. For more information see “The Merger — Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.” InvenSense’s officers and directors, both in their individual capacities and on behalf of their funds, executed Voting Agreements.

On that same day, InvenSense and TDK Corporation issued a joint press release to announce the signing of the Merger Agreement.

Reasons for the Merger

At its meeting on December 20, 2016, held to evaluate the proposed Merger, our Board of Directors unanimously approved the Merger Agreement and determined that the Merger and Merger Agreement, and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of InvenSense and its stockholders and declared advisable the Merger Agreement and the transactions contemplated thereby. Our Board of Directors unanimously recommends that the stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Merger-related Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

Our Board of Directors considered many factors in determining that the terms of the Merger are fair to and in the best interests of InvenSense and its stockholders and unanimously recommend the approval of the Merger Proposal by our stockholders. In arriving at its determination, our Board of Directors consulted with senior management, Qatalyst Partners and Pillsbury, and reviewed and considered information and factors relevant to its strategic evaluation.

In furtherance thereof, our Board of Directors reviewed and considered, among other things, the following factors (not in any relative order of importance):

•	InvenSense’s business, assets, financial condition, results of operations, management, competitive position and prospects as a standalone entity, and the rapid and ongoing consolidation of companies within the semiconductor industry, which our Board of Directors believes will continue at the current accelerated pace. Our Board of Directors also considered InvenSense’s current business plan and the initiatives and the potential execution risks associated with such plan.

•	The fact that the $13.00 price per share to be received in the Merger by InvenSense’s stockholders and the historical market prices, trading volume, volatility and other trading information with respect to InvenSense’s common stock, and that the price to be paid for each share represents a significant premium over the market prices at which InvenSense’s common stock had previously traded during this period, including a premium of approximately:

•	(i) an 89% premium to the closing price of $6.87 per share on October 27, 2016 (the last trading day prior to a report that InvenSense had initiated a process and had engaged a financial advisor was published in the media), (ii) a 76% premium to the average closing price for the 30 days prior to and including October 27, 2016, and (iii) a 136% and 3% premium to the low and high closing prices, respectively, over the 12 month period ended October 27, 2016;

•	(i) a 57% premium to the closing price of $8.27 per share on December 8, 2016, (the last trading day prior to reports in the media that InvenSense would be acquired by TDK Corporation at a price per share of $12.00), (ii) a 69% premium to the average closing price for the 30 days prior to and including December 8, 2016, and (iii) a 136% and 13% premium to the low and high closing prices, respectively, over the 12 month period ended December 8, 2016; and

•	(i) a 20% premium to the closing price of $10.84 per share on December 20, 2016, (ii) a 51% premium to the average closing price for the 30 days prior to and including December 20, 2016, and (iii) a 136% and 17% premium to the low and high closing prices, respectively, over the 12 month period ended December 20, 2016.

•	The fact that the proposed consideration consists solely of cash, which provides immediate liquidity and certainty of value to our stockholders compared to a transaction in which stockholders would receive shares of an acquiror’s stock, while eliminating the effect of long-term business and execution risk.

•	Our Board of Directors’ belief that the extensive process conducted by InvenSense and its advisors resulted in the highest price reasonably available to InvenSense’s stockholders, and the risk that prolonging the strategic review process further could have resulted in the loss of a favorable opportunity to successfully consummate the transaction with TDK Corporation and would be unlikely to yield a proposal that would be a material improvement to TDK Corporation’s proposal.

•	The potential alternatives to the acquisition of InvenSense by TDK Corporation (including the possibility of being acquired in whole or in part by another buyer, or continuing to operate as an independent entity, and the desirability and perceived risks of those alternatives), the potential risks and benefits to InvenSense’s stockholders of these alternatives and the timing and the likelihood of completing such alternatives, as well as the likelihood that such alternatives could result in greater value for InvenSense’s stockholders, taking into account risks of execution as well as business, competitive, industry and market risks.

•	The results of the process conducted by our Board of Directors prior to approval of the Merger Agreement, with the assistance of InvenSense’s management and representatives of Qatalyst Partners, to evaluate strategic alternatives, including the results of discussions with a total of 33 third parties regarding their interest in a potential business combination with InvenSense. In addition, our Board of Directors considered it unlikely that other bidders would make a superior proposal to acquire InvenSense, given that third parties contacted by representatives of Qatalyst Partners had not expressed interest or did not appear likely to express interest to acquire InvenSense at a price higher than the price and on similar terms.

•	The fact that the Merger Agreement provides flexibility for our Board of Directors, in the exercise of its fiduciary duties, to terminate the Merger Agreement if a Superior Proposal is received by InvenSense after execution of the Merger Agreement.

•	The significant advantages of entering into the Merger Agreement and consummating the Merger in comparison to the risks associated with remaining independent as a standalone company and pursuing InvenSense’s strategic plan, including (i) the relatively small size and scale of InvenSense’s operations, which have challenged the growth of its business, competitive positioning as a standalone entity and its prospects for future growth; (ii) the decline of the high-end smartphone market; (iii) the increase in our customer concentration; (iv) the cyclical nature and intensely competitive nature of the semiconductor industry; (v) the current semiconductor industry trend toward consolidation, which has resulted in larger competitors who have greater access to capital and a more diversified base of customers than InvenSense; (vi) the risk of delay or interruption in anticipated revenue from new customers, which could be affected by multiple factors, such as general market timing, technological risks, and other factors not directly controlled by InvenSense; (vii) the need to develop new products to remain competitive and relevant to existing and prospective customers, the substantial required investment and long lead times associated with the development of new products, challenges of diversification beyond the mobile segment and the time to market challenges for new technologies; (viii) the fragmented sensor technology market; and (ix) the risk factors set forth in InvenSense’s Annual Report on Form 10-K for the year ended April 3, 2016.

•	After consultation with Pillsbury and Qatalyst Partners, our Board of Directors’ belief that the Merger will be consummated, based on, among other things: (i) the closing conditions to the Merger, including the fact that the obligations of TDK Corporation are not subject to a financing condition, (ii) TDK Corporation having sufficient cash on hand to pay the proposed merger consideration of $13.00 in cash per share of InvenSense common stock without having to obtain additional financing, and (iii) the commitment made by TDK Corporation to InvenSense to use reasonable best efforts to obtain regulatory clearances required to complete the Merger, including approvals under the HSR Act, required foreign antitrust approvals and CFIUS clearance, as discussed further in the section captioned “The Merger Agreement—Governmental and Regulatory Approvals” elsewhere in this proxy statement.

•	Our Board of Directors’ belief that the Merger will be approved by the requisite regulatory authorities without the imposition of conditions that would materially delay or otherwise result in the termination of the Merger Agreement.

•	Our Board of Directors’ belief that as a result of the arm’s-length negotiations with TDK Corporation, InvenSense and its representatives had negotiated the highest price per share that TDK Corporation was willing to pay for InvenSense and that the terms of the Merger Agreement include the most favorable terms to InvenSense in the aggregate to which TDK Corporation was willing to agree.

•	The benefits that InvenSense and its advisors were able to obtain during its extensive negotiations with TDK Corporation, including multiple increases in TDK Corporation’s offer price per share from the beginning of the process to the end of the negotiations and a significant improvement in transaction certainty. Our Board of Directors believed that the consideration reflected in the Merger Agreement was the best transaction that could be obtained by InvenSense from TDK Corporation at the time, and that there was no assurance that a more favorable alternative transaction would arise later at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.

•	The terms and conditions of the Merger Agreement, including, among other things:

•	InvenSense’s ability, subject to certain conditions, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited Acquisition Proposal, and our Board of Directors’ belief that potentially interested parties would have sufficient opportunity to do so following the announcement of the execution of the Merger Agreement, on December 21, 2016 and before the special meeting;

•	our Board of Directors’ ability, in the exercise of its fiduciary duties, to terminate the Merger Agreement (upon payment of a termination fee) to enter into an acquisition agreement in connection with a Superior Proposal;

•	our Board of Directors’ belief that the terms of the Merger Agreement, including the termination fee payable to TDK Corporation upon termination of the Merger Agreement under specified circumstances, are reasonable, customary and not likely to significantly deter another party from making a Superior Proposal;

•	the requirement that TDK Corporation pay a reverse termination fee to InvenSense in the event that the Merger Agreement is terminated due to certain regulatory approvals not being obtained under certain specified circumstances, as described further in the section captioned “The Merger Agreement—Termination Fees” elsewhere in this proxy statement; and

•	the fact that consummation of the Merger is not subject to a financing condition.

•	Our ability to terminate the Merger Agreement without paying fees or expenses to TDK Corporation if our stockholders do not adopt the Merger Agreement.

•	The availability of statutory appraisal rights under the Delaware General Corporation Law in connection with the Merger for stockholders who comply with the statutory requirements of the Delaware General Corporation Law and who believe that exercising their appraisal rights would yield a greater per share amount than what they would receive in the Merger.

•

The fact that in connection with the Merger, Qatalyst Partners rendered to our Board of Directors its oral opinion, subsequently confirmed in writing, that as of December 20, 2016 (Pacific Standard Time), and based upon and subject to the various assumptions, considerations, limitations and other matters set forth in the opinion, the $13.00 in cash per share merger consideration to be received by the holders of InvenSense common stock, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders, as more fully described below in the section captioned “The Merger—Opinion of InvenSense’s Financial Advisor”

below and which written opinion is attached in its entirety as Appendix B hereto. The summary of the opinion of Qatalyst Partners herein is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Qatalyst Partners’ opinion and the summary of Qatalyst Partners’ opinion below carefully and in their entirety.

•	Our Board of Directors’ fiduciary duties in light of the foregoing.

Our Board of Directors weighed these factors against other uncertainties, risks and potentially negative factors relevant to the Merger, including the following (not in any relative order of importance):

•	The fact that InvenSense will no longer exist as an independent company and, accordingly, InvenSense stockholders will not participate in any future earnings or growth of InvenSense and will not benefit from any appreciation in the value of InvenSense after completion of the Merger, including any appreciation in value that could be realized as a result of the combination of InvenSense with TDK Corporation.

•	The possibility that the Merger might not be completed and the effect of the termination of the Merger Agreement on the trading price of InvenSense common stock and InvenSense’s business and operating results, particularly in light of the costs incurred in connection with the transaction.

•	The risks and costs to InvenSense if the Merger fails to close, including diversion of management and employee attention, the potential inability to attract and retain key personnel and the potential adverse effect on business and relationships with customers and suppliers.

•	The risk that regulatory approvals required to complete the Merger may be delayed, conditioned or denied.

•	The gains from the consideration received by InvenSense’s stockholders in connection with the Merger will be taxable to InvenSense’s stockholders for U.S. federal income tax purposes.

•	The provisions in the Merger Agreement relating to the potential payment by InvenSense of a termination fee of $46.7 million under certain circumstances specified in the Merger Agreement, may discourage other parties potentially interested in an acquisition of, or combination with, InvenSense from pursuing the opportunity.

•	The possibility that the executive officers and directors of InvenSense could have interests in the Merger that would be different from, or in addition to, those of our stockholders as discussed further in the section captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

Our Board of Directors concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were significantly outweighed by the potential benefits that our Board of Directors expects for InvenSense and its stockholders as a result of the Merger.

The foregoing discussion of our Board of Directors’ reasons for its recommendation that InvenSense’s stockholders vote in favor of the Merger is not meant to be exhaustive, but InvenSense believes it addresses the material information and factors considered by our Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by our Board of Directors in connection with the evaluation of the Merger and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to any of the specific factors considered in reaching its determination and recommendation. Rather, our Board of Directors made its determinations and recommendations based on an overall analysis and the totality of the information reviewed. In addition, in considering the factors described above, individual members of our Board of Directors may have been influenced to a greater or lesser degree by different factors.

The explanation of our Board of Directors’ reasons for the proposed transactions and all other information in this section may be forward-looking in nature and therefore should be read in light of the factors discussed in the section captioned “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this proxy statement.

Recommendation of the Board of Directors

After careful consideration, our Board of Directors believes that the terms of the Merger are fair to and in the best interest of InvenSense and our stockholders, and has unanimously approved the terms of the Merger Agreement and the transactions contemplated thereby.

Our Board of Directors unanimously recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Merger-related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Certain Prospective Financial Information

Although InvenSense has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods; and the likelihood that the underlying assumptions and estimates may prove incorrect.

For strategic planning purposes and in connection with a potential sale transaction, in November 2016, our management prepared financial projections for the remainder of fiscal year 2017 and for fiscal years 2018 through 2022 (the “November Projections”). The November Projections were furnished to Qatalyst Partners for use in their financial analyses. Before entering into the Merger Agreement, representatives of TDK Corporation conducted a due diligence review of the Company, and in connection with their review, TDK Corporation received certain non-public information concerning us, including a subset of the November Projections.

In December 2016, our management updated the unlevered free cash flow projections included in the November Projections in light of the six-month capital expenditure forecast that had been prepared by management (the “December Projections”). Our Board of Directors and management instructed Qatalyst Partners to rely on the December Projections as the basis for its analyses in rendering its opinion described in more detail below in “Opinion of InvenSense’s Financial Advisor.” TDK Corporation was provided with a copy of the updated capital expenditure forecast for the remainder of fiscal year 2017 and for fiscal year 2018, from which they could derive the unlevered free cash flow projections included in the December Projections below.

We have included in this proxy statement a summary of the December Projections to give our stockholders access to certain nonpublic information that was available to our Board of Directors at the time of the evaluation of the Merger and the Merger Agreement, as well as to Qatalyst Partners in connection with the rendering of its opinion described below. The summary of the December Projections is not being included in this proxy statement to influence any stockholder to vote in favor of adopting the Merger Agreement. The information from the December Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our filings with the SEC. In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue reliance on the summary of the December Projections included in this proxy statement, including in making a decision as to whether to vote in favor of adopting the Merger Agreement. The subset of the November Projections provided to TDK Corporation is reflected in the December Projections and set forth in the table below.

The December Projections were developed from historical financial statements and a series of assumptions and estimates of our management. The December Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles, or GAAP. Our independent registered public accounting firm has not examined, compiled, audited or performed any procedures with respect to the December Projections nor has it expressed any opinion or given any form of assurance with respect to such information or their reasonableness, achievability or accuracy, and accordingly, such independent registered public accounting firm assumes no responsibility for them.

Although presented with numerical specificity, the December Projections were developed by our management on the basis of general business, economic and market conditions as well as factors and consideration specific to our business, all of which involve a high degree of uncertainty and are difficult to predict, and many of which are beyond our control. These variables, estimates and assumptions are inherently uncertain, susceptible to multiple interpretations and may prove to have been inaccurate, or may no longer be accurate. Our future financial results may materially differ from those expressed in the December Projections summarized below due to factors that are beyond management’s ability to control or predict. We cannot guarantee that any of the projections will be realized or that our future financial results will not materially vary from the December Projections. The December Projections have not been updated since they were prepared, and do not take into account any circumstances or events occurring after the date they were prepared, including the entry into the Merger Agreement, the possible financial impact and other effects of the Merger on us or subsequent integration planning activities. The December Projections do not take into account and do not attempt to predict or suggest future results of the combined company. In addition, the December Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context. The summary of the December Projections included below should not be construed as public guidance and will not be provided in the ordinary course of our business in the future. For the foregoing and other reasons, stockholders and readers of this proxy statement are cautioned that the summary of the December Projections included in this proxy statement should not be regarded as a representation or guarantee that the targets will be achieved or have been achieved and that they should not rely on the summary of the December Projections.

The projections and estimates included in this proxy statement are forward-looking statements and are qualified in their entirety by risks and uncertainties that could result in the projections not being achieved, including, but not limited to, demand for our products, our reliance on significant customers, our ability to timely develop new products, conditions in the markets for our products, factors affecting the semiconductor industry and, in particular, the sensor market, general business and economic conditions, the effects of competition and consolidation in the industry, and other risks and uncertainties contained in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2016. Neither InvenSense nor TDK Corporation, or any of their respective affiliates, advisors, officers, directors or representatives, has made or makes any representation to any stockholder or other person regarding our ultimate performance compared to the information contained in the projections or that the projections will be achieved. Neither we nor any of our representatives have made or makes any representation to TDK Corporation, in the Merger Agreement or otherwise, concerning the projections. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in this proxy statement or in our other periodic reports are not applicable to any forward looking statements made in connection with the Merger, including the projections. Please refer to the section of this proxy statement captioned “Cautionary Statements Regarding Forward-Looking Statements.”

Note Regarding Use of Non-GAAP Financial Measures

The Company uses non-GAAP measures in its financial and operational decision-making processes. The Company believes that these non-GAAP measures offer an important analytical tool to help investors understand the Company’s core operating results and trends and facilitate comparability with the operating results of other companies that provide similar non-GAAP measures. These non-GAAP measures have certain limitations as analytical tools and are not meant to be considered in isolation or as a substitute for GAAP financial information. For example, stock-based compensation is an important component of the Company’s compensation mix and will continue to result in significant expenses in the Company’s GAAP results for the foreseeable future, but it is not reflected in the Company’s non-GAAP measures. Also, other companies, including other companies in the Company’s industry, may calculate non-GAAP financial measures differently, limiting their usefulness as comparative measures.

A summary of the information that was included in the December Projections is set forth below:

Unaudited Financial Projections of InvenSense

(in millions rounded to the nearest whole dollar, except for per share amounts)	Q4 FY2017E*	Fiscal Year*
		2018E	2019E	2020E	2021E	2022E
Revenue	$70	$394	$629	$818	$1,011	$1,174
Non-GAAP gross profit(1)	32	177	289	399	527	612
Non-GAAP operating income (loss)(2)	(2)	37	75	133	214	248
Non-GAAP net income (loss)(3)	(2)	30	63	114	184	214
Non-GAAP net income (loss) per share of common stock, diluted	$(0.02)	$0.31	$0.64	$1.14	$1.84	$2.14
Net operating profit after taxes(4)	(2)	32	66	116	186	216
Unlevered free cash flow(5)	(9)	2	21	92	173	183

*	Fiscal year is a 52 or 53 week period ending on the Sunday closest to March 31.

	Calendar Year**
(in millions rounded to the nearest whole dollar, except per share amounts)	2017E	2018E
Revenue	$366	$571
Non-GAAP gross profit(1)	165	261
Non-GAAP operating income(2)	26	66
Non-GAAP net income	20	55
Non-GAAP net income per share of common stock, diluted	$0.21	$0.56
Net operating profit after taxes(4)	22	57

**	Calendar year ended December 31, calculated by management based on information in the unaudited fiscal year projections above.
(1)	Non-GAAP gross profit excludes potential reduced manufacturing costs to be received in consideration for an advanced payment expected to be made to foundry partners in fiscal year 2018, as the amounts, timing and terms relating to this arrangement are currently being negotiated.
(2)	Non-GAAP operating income is non-GAAP gross profit less non-GAAP operating expenses.
(3)	Non-GAAP net income (loss) excludes stock-based compensation expense and related payroll taxes, accreting interest expense on convertible senior notes, amortization of acquisition-related intangible assets, business acquisition costs, litigation-related expenses and the income tax effect of pretax non-GAAP adjustments and other discrete tax items.
(4)	Net operating profit after taxes is a non-GAAP financial measure and is calculated by starting with non-GAAP operating income (as shown in the table above) and subtracting estimated taxes. The Company estimated an effective tax rate of 13% for the projection period.
(5)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with non-GAAP operating income (as shown in the table above) and subtracting estimated cash taxes payable, capital expenditures and investment in net working capital, and then adding back depreciation and amortization expenses. Capital expenditures forecast excludes a potential advanced payment expected to be made to foundry partners in fiscal year 2018 that would generate potential reduced manufacturing costs in subsequent years within the projection period, as the amounts, timing, and terms relating to this arrangement are currently being negotiated.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Set forth below is a summary of reconciliations of the non-GAAP financial information provided in the December Projections to the most comparable GAAP financial measures based on financial information available to or projected by us. Totals in the non-GAAP reconciliation may not add due to rounding.

(in millions rounded to the nearest whole dollar, except for per share amounts)	Q4 FY2017E*	Fiscal Year*
		2018E	2019E	2020E	2021E	2022E
Non-GAAP Gross Profit
GAAP gross profit	$29	$163	$274	$388	$520	$606
Stock-based compensation	1	2	2	3	3	4
Amortization of acquisition-related intangible assets	3	12	12	8	3	3

Non-GAAP gross profit	$32	$177	$289	$399	$527	$612

Non-GAAP Operating Income (Loss)
GAAP operating income (loss)	$(15)	$(8)	$28	$86	$166	$193
Stock-based compensation	10	33	35	39	45	52
Amortization of acquisition-related intangible assets	3	12	12	8	3	3

Non-GAAP operating income (loss)	$(2)	$37	$75	$133	$214	$248

Non-GAAP Net Income (Loss)
GAAP net income (loss)	$(15)	$(17)	$18	$73	$142	$166
Stock-based compensation	10	33	35	39	45	52
Amortization of acquisition-related intangible assets	3	12	12	8	3	3
Accretion interest expense on convertible senior notes	2.2	9.3	5.8	0	0	0
Tax impact of non-GAAP adjustments	(2)	(7)	(7)	(6)	(7)	(7)

Non-GAAP net income (loss)	$(2)	$30	$63	$114	$184	$214

Weighted shares used to calculate diluted earnings per share	94	97	99	100	100	100
Non-GAAP earnings (loss) per share	$(0.02)	$0.31	$0.64	$1.14	$1.84	$2.14
GAAP earnings (loss) per share	$(0.16)	$(0.17)	$0.18	$0.73	$1.42	$1.66

*	Fiscal year is a 52 or 53 week period ending on the Sunday closest to March 31.

	Calendar Year**
	2017E	2018E
Non-GAAP Gross Profit
GAAP Gross Profit	$150	$246
Stock-based compensation	2	2
Amortization of acquisition-related intangible assets	12	12

Non-GAAP gross profit	$165	$261

Non-GAAP Operating Income (Loss)
GAAP Operating Income	$(20)	$(20)
Stock-based compensation	35	34
Amortization of acquisition-related intangible assets	12	12

Non-GAAP operating income	$26	$66

Non-GAAP Net Income (Loss)
GAAP Net Income (Loss)	$(27)	$8
Stock-based compensation	35	34
Amortization of acquisition-related intangible assets	12	12
Accretion interest expense on convertible senior notes	9	8
Tax impact of non-GAAP adjustments	(8)	(8)

Non-GAAP net income	$20	$55

Weighted shares used to calculate diluted earnings per share	96	98
Non-GAAP earnings per share	$0.21	$0.58
GAAP earnings (loss) per share	$(0.29)	$0.09

**	Calendar year ended December 31, calculated by management based on information in the unaudited fiscal year projections above.

(in millions rounded to the nearest whole dollar, except per share amounts)	Q4 FY2017E*	Fiscal Year*
		2018E	2019E	2020E	2021E	2022E
Unlevered Free Cash Flow
GAAP Operating Income (Loss)	$(15)	$(8)	$28	$86	$166	$193
Add:
Stock-based compensation	10	33	35	39	45	52
Amortization of acquisition-related intangible assets	3	12	12	8	3	3

Non-GAAP operating income (loss)	(2)	37	75	133	214	248
Less:
Cash taxes paid	0	3	3	4	5	31
Plus:
Depreciation	3	14	19	25	30	35
Less:
Capital expenditures	3	14	19	25	30	35
Change in net working capital	7	32	51	37	36	34

Unlevered Free Cash Flow	$(9)	$2	$21	$92	$173	$183

*	Fiscal year is a 52 or 53 week period ending on the Sunday closest to March 31.

(in millions rounded to the nearest whole dollar, except per share amounts)	Calendar Year**
	2017E*	2018E
Unlevered Free Cash Flow
GAAP Operating Income (Loss)	$(20)	$20
Add:
Stock-based compensation	35	34
Amortization of acquisition-related intangible assets	12	12

Non-GAAP operating income	26	66
Less:
Cash taxes paid	2	3
Plus:
Depreciation	14	18
Less:
Capital expenditures	14	18
Change in net working capital	31	47

Unlevered Free Cash Flow	$(7)	$16

**	Calendar year ended December 31, calculated by management based on information in the unaudited fiscal year projections above.

Opinion of InvenSense’s Financial Advisor

The Company retained Qatalyst Partners to act as financial advisor to our Board of Directors in connection with a potential transaction such as the Merger and to evaluate whether the cash consideration to be received by the holders of shares of common stock of the Company, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. InvenSense selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which the Company operates. Qatalyst Partners provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of our Board of Directors on December 20, 2016 (Pacific Standard Time), Qatalyst Partners rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, consideration to be received by the Company’s stockholders, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. Following the meeting, Qatalyst Partners delivered its written opinion, dated December 20, 2016, to our Board of Directors.

The full text of Qatalyst Partners’ written opinion, dated December 20, 2016, is attached hereto as Appendix B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be received by the holders of InvenSense common stock, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement, and it does not address any other aspect of the Merger. It does not constitute a recommendation to any InvenSense stockholder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which InvenSense shares of common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the Merger Agreement dated December 21, 2016 (Japan Standard Time), certain related documents and certain publicly available financial statements and other business and financial information of the Company. Qatalyst Partners also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of InvenSense included in the December Projections. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with the Company’s senior management. Qatalyst Partners also reviewed the historical market prices and trading activity for the Company’s common stock and compared the Company’s financial performance and the prices and trading activity of the Company’s common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the December Projections, Qatalyst Partners was advised by the management of InvenSense and assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InvenSense of the future financial performance of InvenSense and other matters covered thereby. Qatalyst Partners assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. The opinion is limited to the fairness, from a financial point of view, of the cash consideration to be received by the Company’s stockholders pursuant to the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such merger consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated December 20, 2016 (Pacific Standard Time). The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized the December Projections described above in the section of this proxy statement captioned “Certain Prospective Financial Information.” Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of share values for the common stock of InvenSense as of December 31, 2016 by:

•	adding:

a)	the implied net present value of the estimated future unlevered free cash flows of the Company, based on the December Projections, and excluding the impact of stock-based compensation expense, for Q4 of fiscal year 2017 through fiscal year 2021 (which implied present value was calculated by using a range of discount rates of 11.0% to 17.5%, based on an estimated weighted average cost of capital for the Company);

b)	the implied net present value of a corresponding terminal value of the Company, calculated by multiplying the Company’s estimated net operating profit after tax (“NOPAT”) in fiscal year 2022, based on the December Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months estimated NOPAT of 10.5x to 15.5x, and discounted to present value using the same range of discount rates used in item (a) above;

•	subtracting estimated debt outstanding, net of the estimated cash balance, of the Company as of December 31, 2016, as provided by the Company’s management;

•	applying a dilution factor of approximately 19%, as projected by the Company’s management, to reflect the dilution to current Company stockholders over the projection period due to the effect of future issuances by the Company of equity awards; and

•	dividing the resulting amount by the number of fully-diluted shares of InvenSense common stock (calculated using the treasury stock method) outstanding, taking into account the outstanding stock options and RSUs, as of December 15, 2016, as provided by InvenSense’s management.

Based on the calculations set forth above, this analysis implied a range of values for the Company’s common stock of approximately $11.61 to $19.63 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for the Company with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected by Qatalyst Partners, based on its professional judgment, from publicly traded companies in the Company’s industry.

Based upon Wall Street analyst estimates for calendar year 2017 as of December 19, 2016 (the “Street Case”), and using the closing prices as of December 19, 2016 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value (“EV”) divided by the estimated calendar year 2017 revenue (the “CY2017E Revenue Multiples”), the EV divided by the estimated calendar year 2018 revenue (the “CY2018E Revenue Multiples”), the EV divided by the estimated calendar year 2017 NOPAT (the “CY2017E NOPAT Multiples”) and the EV divided by the estimated calendar year 2018 NOPAT (the “CY2018E NOPAT Multiples”) for each of the selected companies below:

	CY2017E NOPAT Multiples	CY2017E Revenue Multiples	CY2018E NOPAT Multiples	CY2018E Revenue Multiples
Selected High Mobile Concentration Companies
Cirrus Logic, Inc.	14.2x	2.4x	12.3x	2.2x
Dialog Semiconductor Plc	13.4x	1.9x	11.8x	1.7x
Qorvo, Inc.	10.1x	2.4x	8.4x	2.2x
QUALCOMM Incorporated	11.9x	3.3x	11.3x	3.2x
Skyworks Solutions, Inc.	11.3x	3.8x	10.0x	3.4x
Synaptics Incorporated	9.7x	1.1x	9.5x	1.0x

	CY2017E NOPAT Multiples	CY2017E Revenue Multiples	CY2018E NOPAT Multiples	CY2018E Revenue Multiples

Selected Sensors Companies
Knowles Corporation	17.2x	2.1x	15.2x	2.0x
Sensata Technologies Holding N.V.	14.6x	3.1x	13.9x	3.0x

Based on an analysis of the respective multiples for the selected companies, Qatalyst Partners selected a representative multiple range for each of the respective multiples and applied this range to the Company’s estimated statistic (1) based on the Street Case and (2) based on the December Projections. Based on the calculations set forth above, then subtracting the net debt of the Company as of October 2, 2016 and then dividing the resulting amount by the Company’s fully-diluted common stock (calculated using the treasury stock method) outstanding, taking into account the stock options and RSUs outstanding, as of December 15, 2016 as provided by InvenSense’s management, Qatalyst Partners calculated an implied range of values for InvenSense’s common stock.

Based on an analysis of the CY2017E Revenue Multiples for the selected companies, Qatalyst Partners selected a representative range of 1.5x to 3.0x and applied this range to the Company’s estimated CY2017E revenue (1) based on the Street Case and (2) based on the December Projections. Based on the calculations set forth above, this analysis implied a range of values for the Company’s common stock of approximately $5.92 to $10.62 per share based on the Street Case and $6.49 to $11.73 per share based on the December Projections.

Based on an analysis of the CY2018E Revenue Multiples for the selected companies, Qatalyst Partners selected a representative range of 1.0x to 2.5x and applied this range to the Company’s estimated CY2018E revenue based on the December Projections. Based on the calculations set forth above, this analysis implied a range of values for the InvenSense common stock of approximately $6.71 to $14.79 per share based on the December Projections.

Based on an analysis of the CY2017E NOPAT Multiples for the selected companies, Qatalyst Partners selected a representative range of 10.0x to 15.0x and applied this range to the Company’s estimated CY2017E NOPAT (1) based on the Street Case and (2) based on the December Projections. Based on the calculations set forth above, this analysis implied a range of values for the Company’s common stock of approximately $2.12 to $2.67 per share based on the Street Case and $3.27 to $4.40 per share based on the December Projections.

Based on an analysis of the CY2018E NOPAT Multiples for the selected companies, Qatalyst Partners selected a representative range of 9.0x to 14.0x and applied this range to the Company’s estimated CY2018E NOPAT based on the December Projections. Based on the calculations set forth above, this analysis implied a range of values for the Company’s common stock of approximately $6.16 to $8.92 per share based on the December Projections.

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the Company’s business and the industry in general, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects of or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 27 selected transactions announced between September 2006 and November 2016 involving companies in the semiconductor industry selected by Qatalyst Partners based on its professional judgment. These transactions are listed below:

Announcement Date	Target	Acquiror	EV / NTM Revenue Multiple
November 21, 2016	Applied Micro Circuits Corporation	MACOM Technology Solutions Holdings, Inc.	3.7x
November 3, 2016	Lattice Semiconductor Corporation	Canyon Bridge Acquisition Company, Inc.	2.8x
October 27, 2016	NXP Semiconductors N.V.	QUALCOMM Incorporated	4.8x	**
September 12, 2016	Intersil Corporation	Renesas Electronics Corporation	5.4x
July 26, 2016	Linear Technology Corporation	Analog Devices, Inc.	9.0x
June 15, 2016	QLogic Corporation	Cavium, Inc.	2.1x
January 19, 2016	Atmel Corporation	Microchip Technology Incorporated	2.9x
November 24, 2015	PMC-Sierra, Inc.	Microsemi Corporation	4.2x
November 18, 2015	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	1.7x
October 21, 2015	SanDisk Corporation	Western Digital Corporation	3.1x
June 1, 2015	Altera Corporation	Intel Corporation	7.7x
May 28, 2015	Broadcom Corporation	Avago Technologies Ltd.	3.8x
April 30, 2015	OmniVision Technologies, Inc.	Investor Group	1.0x
March 2, 2015	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	3.4x
December 1, 2014	Spansion, Inc.	Cypress Semiconductor Corporation	1.5x
October 14, 2014	CSR plc	QUALCOMM Incorporated	2.8x
August 20, 2014	International Rectifier Corporation	Infineon Technologies AG	2.0x
June 9, 2014	Hittite Microwave Corporation	Analog Devices, Inc.	6.5x
February 24, 2014	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1.8x
December 16, 2013	LSI Corporation	Avago Technologies Ltd.	2.7x
July 12, 2013	Spreadtrum Communications, Inc.	Tsinghua Holdings Co. Ltd.	1.5x
June 22, 2012	MStar Semiconductor, Inc.	MediaTek Inc.	2.1x
September 12, 2011	NetLogic Microsystems, Inc.	Broadcom Corporation	8.3x
April 4, 2011	National Semiconductor Corporation	Texas Instruments Inc.	4.4x
January 5, 2011	Atheros Communications Inc.	QUALCOMM Incorporated	3.4x
December 4, 2006	Agere Systems Inc.	LSI Corporation	2.5x
September 15, 2006	Freescale Semiconductor Inc.	Investor Group	2.4x

**	Based on Wall Street analyst estimates (based on only such estimates which continued to include Standard Products in their estimates) as of September 28, 2016 and adjusted for estimates of the impact from the divestiture of the Company’s Standard Products business (based on Wall Street analyst estimates for the Company’s Standard Products business and publicly announced guidance from the Company’s management).

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 1.5x to 3.5x applied to the Company’s estimated next-twelve-months revenue (calculated as the consecutive four quarters ending on October 2, 2017 and based on the Street Case). Based on the calculations set forth above, then subtracting the net debt of the Company as of October 2, 2016, assuming that the value of the Company’s outstanding convertible notes and associated warrants and derivatives are calculated based on estimated fair value assuming a change of control occurs on March 31, 2017 (estimated fair value inputs based on conversations with the Company’s management regarding potential valuation of convertible debt-related securities), and then dividing the resulting amount by the Company’s fully-diluted shares of common stock (calculated using the treasury stock method) outstanding, taking into account stock options and RSUs outstanding, as of December 15, 2016, as provided by InvenSense’s management, this analysis implied a range of values for the common stock of approximately $5.66 to $11.52 per share.

No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any material adverse change in the Company’s financial condition or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by our Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of InvenSense common stock, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement. This analysis does not purport to be an appraisal or to reflect the price at which the Company’s common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to our Board of Directors was one of many factors considered by our Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our Board of Directors with respect to the cash consideration to be received by the Company’s stockholders in the Merger, other than TDK Corporation or any affiliate of TDK Corporation, pursuant to the Merger Agreement or of whether our Board of Directors would have been willing to agree to different consideration. The cash consideration payable in the Merger was determined through arm’s length negotiations between the Company and TDK Corporation and was approved by our Board of Directors. Qatalyst Partners provided advice to the Company during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of InvenSense, TDK Corporation or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners and its affiliates and InvenSense or TDK Corporation pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and its affiliates may in the future provide investment banking and other financial services to InvenSense or TDK Corporation or any of their respective affiliates for which it would expect to receive compensation.

Pursuant to a letter agreement dated September 27, 2016, Qatalyst Partners provided the Company with financial advisory services in connection with the Merger for which it will be paid approximately $25.5 million, $1.5 million of which was payable upon the delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. The Company has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Treatment of Equity Awards

Stock Options

Each Vested Option that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration will be cancelled in exchange for a payment to the holder of an amount in cash equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the Vested Option, multiplied by the number of shares of common stock underlying the award.

Each Unvested Option that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration will be converted into a deferred cash award in an amount equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the Unvested Option, multiplied by the number of shares of common stock underlying the award. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding Unvested Option, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated Unvested Option (including continued employment requirements through the applicable date(s) of vesting).

Each Vested Option and Unvested Option that has an exercise price per share that is equal to or greater than the merger consideration and each Unvested Option that is subject to vesting based on performance criteria that have not been achieved as of the effective time of the Merger will be cancelled without any consideration to the holder thereof.

RSUs

Each Vested RSU that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment to the holder of an amount in cash equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award.

Each Unvested RSU that is outstanding immediately prior to the effective time of the Merger will be converted into a deferred cash award in an amount equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding Unvested RSU, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated Unvested RSU (including continued employment requirements through the applicable date(s) of vesting).

Restricted Stock Awards

Each unvested share of restricted stock that is outstanding immediately prior to the effective time of the Merger will be converted into a deferred cash award in an amount equal to the merger consideration of $13.00 per share. Each such deferred cash award will be paid in cash in accordance with the vesting schedule applicable to the corresponding share of restricted stock, but only if the holder of such deferred cash award satisfies all of the vesting conditions that would have related to the terminated unvested shares of restricted stock (including continued employment requirements through the applicable date(s) of vesting).

Accelerated Vesting for Certain Awards

The equity-based awards held by our non-employee directors, to the extent then unvested, will accelerate and vest upon the Merger. In connection with the Merger, InvenSense entered into letter agreements with Messrs. Abdi, Goehl and Maghsoudnia, which provide for the accelerated payment immediately following the Merger of a percentage of the deferred cash award attributable to the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi), to which they will become entitled at the effective time of the Merger. Such accelerated payment will proportionately reduce any future payments to be made to them on the applicable vesting dates with respect to such deferred cash awards. The accelerated payment of a percentage of such deferred cash awards is effectively the same as accelerated vesting at the time of the Merger of that percentage of the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi). For more information, see the section of this proxy statement captioned “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements.” In the case of our named executive officers, pursuant to their executive change in control and severance agreements, 100% of the equity awards held by them that will not vest prior to or upon the Merger are subject to accelerated vesting (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers). For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Executive Change in Control and Severance Agreements.”

Employee Stock Purchase Plan

Under our ESPP, no new offering periods will commence following completion of the offering period in progress as of the date of the Merger Agreement. The current offering period will terminate in accordance with the terms of the ESPP; except that we will terminate the current offering period five business days prior to the effective time of the Merger if it has not already terminated. On termination of the current offering period, each then-outstanding option under the ESPP will be exercised automatically, and we will terminate the ESPP as of immediately prior to the closing date of the Merger.

Financing of the Merger

The Merger is not conditioned on TDK Corporation obtaining the proceeds of any financing. We anticipate that the total funds necessary to complete the Merger and the other transactions contemplated by the Merger Agreement will be approximately $1.3 billion, which will be funded through available cash on hand of TDK Corporation. These funds include the funds needed to:

•	pay stockholders the amounts due under the Merger Agreement; and

•	make payments in respect of certain of the Company’s outstanding equity-based awards pursuant to the Merger Agreement.

Interests of Directors and Executive Officers in the Merger May Differ From Your Interests

In considering the recommendation of our Board of Directors that you vote in favor of the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that are different from, or are in addition to, the interests of InvenSense and our stockholders generally. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the Merger. Our Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decision to approve the Merger Agreement, the Merger and the related transactions. Stockholders should be aware of these interests, which are described and quantified in more detail below, when considering our Board of Directors’ recommendation to approve the Merger Proposal.

Executive Officers and Directors

Our executive officers and directors as of February 1, 2017 were as follows:

Name	Age	Positions	Since
Behrooz Abdi	55	President and Chief Executive Officer and Director	2011
Amir Faintuch	48	Director	2014
Usama Fayyad	53	Director	2015
Emiko Higashi	58	Director	2014
Jon Olson	63	Director	2011
Amit Shah	52	Director	2004
Eric Stang	57	Director	2013
Yunbei “Ben” Yu, Ph.D.	47	Director	2008
Mark Dentinger	58	Vice President—Chief Financial Officer	2014
Daniel Goehl	46	Vice President—Worldwide Sales	2004
Mozafar Maghsoudnia	51	Vice President—Technology and Worldwide Manufacturing	2012

Positions with the Surviving Corporation

The Merger Agreement provides that the officers of InvenSense at the effective time of the Merger will be the officers of InvenSense, as the surviving corporation, after the Merger. In connection with the execution of the Merger Agreement, each of Messrs. Abdi, Goehl and Maghsoudnia entered into a letter agreement with InvenSense as further described below (see the section of this proxy statement captioned “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements” below), and are expected to remain employed by the surviving corporation following the Merger.

New Equity Awards

Through June 30, 2017, we may grant RSUs with an aggregate grant date fair value that does not exceed $23.0 million. Additionally, between July 1, 2017 and September 30, 2017, we may grant RSUs with an aggregate grant date fair value that does not exceed $3.7 million. These RSU grants must be made in the ordinary course of business consistent with past practice (i.e. in connection with new hires, at the time of annual focal review for employees or annual director grants) and, other than with respect to RSU grants made to our directors, the grants will not be subject to acceleration upon a change of control with respect to TDK Corporation (including pursuant to existing employment agreements). The RSUs granted during these periods will vest over a four year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal installments monthly thereafter.

Insurance and Indemnification of Directors and Executive Officers

TDK Corporation and Merger Subsidiary have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of our current or former directors and officers and each of our subsidiaries as provided in our charter or bylaws (and comparable governing documents of our subsidiaries), or pursuant to any other contracts in effect on the date of the Merger Agreement for acts or omissions occurring prior to the effective time of the Merger will survive the Merger and remain in full force and effect in accordance with their terms for a period of six years after the effective time of the Merger.

For six years after the effective time of the Merger, to the fullest extent permitted under applicable law, TDK Corporation and the surviving corporation will indemnify, defend and hold harmless any person that has been or becomes, prior to the effective time of the Merger, an officer or director of InvenSense or any of our subsidiaries (referred to as an indemnified person) against all liabilities arising out of actions or omissions in their capacity as such occurring at or prior to the effective time of the Merger (including in connection with the transactions contemplated by the Merger Agreement), and will advance and/or reimburse each indemnified person for any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such liabilities. The surviving corporation must receive an undertaking by such indemnified person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final non appealable judgment of a court of competent jurisdiction that such indemnified person is not entitled to be indemnified under applicable law (or if a settlement is made without the knowledge of the surviving corporation).

The Merger Agreement also provides that for an aggregate period of not less than six years from and after the effective time of the Merger, TDK Corporation will cause InvenSense to provide its directors and officers as of the date of the Merger Agreement an insurance policy (“D&O insurance”) that provides coverage for events occurring prior to the effective time of the Merger that is no less favorable than our existing director and officer insurance policy as of the date of the Merger Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; except that we will not be required to pay an annual premium for the D&O insurance in excess of 250% of the last annual premium paid by us prior to the date of the Merger Agreement (referred to as the premium cap) or, if less, the costs of D&O insurance providing coverage on the same terms as our existing policy as of the date of the Merger Agreement.

Under the Merger Agreement, prior to the effective time of the Merger, InvenSense or TDK Corporation may instead substitute a single premium tail coverage with respect to D&O insurance with the maximum coverage available for a total cost equal to the premium cap or, if less, the cost of a single premium tail policy providing the same coverage limits as our existing policy as of the date of the Merger Agreement. If the premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will maintain insurance policies that provide the maximum coverage available for a total cost equal to the premium cap.

Equity-Based Awards

Our named executive officers currently hold Vested Options, Unvested Options, Vested RSUs, Unvested RSUs and unvested shares of restricted stock. Our non-employee directors currently hold Vested Options, Unvested Options, Vested RSUs and Unvested RSUs. The equity-based awards held by our non-employee directors, to the extent then unvested, will accelerate and vest upon a change in control of InvenSense. The Merger constitutes a change in control of InvenSense. In connection with the Merger, we entered into letter agreements with Messrs. Abdi, Goehl and Maghsoudnia, which provide for the accelerated payment immediately following the Merger of a percentage of the deferred cash award attributable to the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi), to which they will become entitled at the effective time of the Merger. Such accelerated payment will proportionately reduce any future payments to be made to them on the applicable vesting dates with respect to such deferred cash awards. The accelerated payment of a percentage of such deferred cash awards is effectively the same as accelerated vesting at the time of the Merger of that percentage of the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi). For more information, see the section of this proxy statement captioned “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements.” In the case of our named executive officers, pursuant to their executive change in control and severance agreements, 100% of the equity awards held by them that will not vest prior to or upon the Merger are subject to accelerated vesting (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers). For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Executive Change in Control and Severance Agreements.” On consummation of the Merger, the equity-based awards then held by our named executive officers and non-employee directors would be treated as described above under “Treatment of Equity Awards.”

In connection with approving the Merger and the Merger Agreement, our Board of Directors will approve the disposition of shares of common stock, options, RSUs and shares of restricted stock held by our directors and executive officers, so that such dispositions in the Merger and the conversion into the right to receive the merger consideration, if applicable, are exempt from liability under Section 16(b) of the Exchange Act.

Payments for Equity-Based Awards for Directors

The following table provides a summary of the cash payments that would be payable to the non-employee directors upon consummation of the Merger in exchange for the cancellation of (i) each option held by them that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration (including stock options which vest on the Merger), and (ii) each RSU held by them that is outstanding immediately prior to the effective time of the Merger (including RSUs which vest on the Merger). All unvested equity awards held by the non-employee directors will vest on the Merger and the amounts listed below reflect the cash payments that would be payable for all of the Vested Options and Vested RSUs held by the non-employee directors. For options, the amount shown is equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the option, multiplied by the number of shares of common stock underlying the award. For RSUs, the amount shown is equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award.

Name	Cash Payment for Options ($)	Cash Payment for RSUs ($)	Total ($)
Amir Faintuch	—	203,294	203,294
Usama Fayyad	—	203,294	203,294
Emiko Higashi	—	203,294	203,294
Jon Olson	534,200	203,294	737,494
Amit Shah	57,800	203,294	261,094
Erik Stang	—	203,294	203,294
Yumbei “Ben” Yu, Ph.D.	156,400	203,294	359,694

Payments for Vested Equity-Based Awards for Named Executive Officers

The following table provides a summary of the cash payments that would be payable to the named executive officers upon consummation of the Merger in exchange for the cancellation of (i) each Vested Option held by them that is outstanding and unexercised immediately prior to the effective time of the Merger and that has an exercise price per share that is less than the merger consideration (including stock options which vest on the Merger), (ii) each Vested RSU held by them that is outstanding immediately prior to the effective time of the Merger (including RSUs which vest on the Merger), and (iii) each vested share of restricted stock held by them that is outstanding immediately prior to the effective time of the Merger (including shares of restricted stock which will vest on the Merger). The amounts listed below are based on the assumption that the Merger is consummated on April 30, 2017, and that the vesting of stock options, RSUs and shares of restricted stock will continue until that date. In the case of Messrs. Abdi, Goehl and Maghsoudnia, the amounts listed below also include the accelerated payment immediately following the Merger of a percentage of the deferred cash award attributable to the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi), to which they will become entitled at the effective time of the Merger pursuant to their letter agreements (see below under “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements”). The accelerated payment of a percentage of such deferred cash awards is effectively the same as accelerated vesting at the time of the Merger of that percentage of the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi). For options, the amount shown is equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the option, multiplied by the number of shares of common stock underlying the award. For RSUs, the amount shown is equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award. For shares of restricted stock, the amount shown is equal to the merger consideration of $13.00 per share. Such amounts are subject to applicable withholding taxes. The table below includes only payments due upon consummation of the Merger. For information regarding the additional amounts which may become payable with respect to equity awards (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers), see below under “Golden Parachute Compensation.”

Name	Cash Payment for Vested Options ($)	Cash Payment for Vested RSUs($)	Cash Payment for Vested Shares of Restricted Stock ($)	Total ($)*
Behrooz Abdi	2,112,107	—	97,500	2,209,607
Mark Dentinger	589,531	—		589,531
Daniel Goehl	1,166,811	211,250	48,750	1,426,811
Mozafar Maghsoudnia	1,277,657	520,065		1,797,722

*	The total cash payments above include the amounts of the accelerated payment immediately following the Merger of a percentage of the deferred cash awards attributable to the otherwise unvested portion of the equity awards for Messrs. Abdi, Goehl and Maghsoudnia (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi), to which they will become entitled at the effective time of the Merger pursuant to their letter agreements. The total cash payments above do not include payments for RSUs that will vest prior to the Merger (based on the assumption of the Merger being consummated on April 30, 2017), since those RSUs will be settled prior to the Merger. Similarly, the total cash payments above do not include payments for shares of restricted stock that will vest prior to the assumed consummation date of the Merger since those shares will be treated in the same way as shares of our common stock.

Achievement of Performance-Based Vesting Component for Certain Equity-Based Awards

Mr. Abdi holds a performance stock option award covering 200,000 shares of common stock with an exercise price of $5.65 per share that provides for a performance-based vesting component and a time-based vesting component. The performance-based vesting component is treated as being satisfied if our common stock trades at a closing price per share that is equal to or greater than $12.50 per share for 20 consecutive trading days on the NYSE. Once the performance-based vesting component has been satisfied, the option then vests monthly over four years commencing on the date that the performance-based vesting component has been satisfied. However, because the merger consideration is equal to $13.00 per share, pursuant to the terms of the performance stock option award, the performance-based vesting component will be treated as being satisfied on the Merger. Nevertheless, the time-based vesting component will continue to apply, such that the deferred cash award into which the performance stock option is converted will be subject to monthly vesting over four years beginning on the date of the Merger.

Employee Stock Purchase Plan

No new offering period will commence under the ESPP following the end of the current offering period ending May 15, 2017, and the ESPP will be terminated effective immediately prior to the closing date of the Merger. The amount credited to each participant’s account on the final purchase date under the ESPP (which date will be no later than five business days prior to the anticipated effective time of the Merger) will be applied to purchase the number of shares of common stock determined pursuant to the terms of the ESPP. At the effective time of the Merger, each such share of common stock purchased will be converted into the right to receive $13.00 in cash, without interest, and less any applicable withholding taxes.

Executive Bonus Plan

Pursuant to the Merger Agreement, we may make bonus payments to our named executive officers (and certain non-named executive officers) under our executive bonus plan for the fiscal year ended March 31, 2017, in accordance with the achievement of the currently established performance targets, provided that the aggregate payments under such bonus plan do not exceed $1.5 million in the aggregate.

Executive Change in Control and Severance Agreements

Each of our named executive officers (other than Mr. Abdi, whose arrangement is described below) has an Executive Change in Control and Severance Agreement (referred to as the executive change in control and severance agreement) under which the named executive officer would be entitled to the following payments and benefits (subject to any applicable withholding taxes) if the named executive officer’s employment is terminated for “Good Reason” or without “Cause” (as such terms are defined in the applicable executive change in control and severance agreement) either 30 days prior to or within 18 months following a change in control of InvenSense:

•	Payment of an amount equal to 12 months of the greater of the base salary in effect immediately prior to the change in control or the then-current annual base salary;

•	Payment of any earned but unpaid bonus for the prior fiscal year;

•	Payment of an amount equal to the lower of the current year target annual bonus or the amount of the most recent annual bonus paid;

•	The acceleration of vesting (or release from repurchase rights, as applicable) with respect to 100% of the named executive officer’s then-outstanding and unvested equity awards;

•	Extension of the exercise period for outstanding stock options which are assumed by six months; and

•	Reimbursement of monthly medical insurance premiums under COBRA (if elected) for 18 months or, if shorter, until the named executive officer becomes eligible to participate in a subsequent employer’s group health plan.

Mr. Abdi has an executive change in control and severance agreement under which he would be entitled to the following payments and benefits (subject to any applicable withholding taxes) if his employment is terminated for “Good Reason” or without “Cause” (as such terms are defined in his executive change in control and severance agreement) either 90 days prior to or within 18 months following a change in control of InvenSense:

•	Payment of an amount equal to 18 months of the greater of the base salary in effect immediately prior to the change in control or the then-current annual base salary;

•	Payment of any earned but unpaid bonus for the prior fiscal year;

•	Payment of an amount equal to 150% of the weighted average of the current year target annual bonus and the amount of the most recent annual bonus paid, with such weighted average determined based on the percentage of the current year completed prior to Mr. Abdi’s termination of employment;

•	The acceleration of vesting (or release from repurchase rights, as applicable) with respect to 100% of his then-outstanding and unvested equity awards, to the extent that such equity awards have commenced to vest (or, in the case of performance awards based on the closing stock price being at a sustained level for 20 days, would have commenced to vest had the 20-day trading price equaled the price per share paid in the change in control);

•	Extension of the exercise period for outstanding stock options which are assumed by 12 months; and

•	Lump-sum cash payment of an amount equal to the reasonably estimated cost of 18 months of continued medical insurance premium payments under COBRA (based on the Company’s costs for medical insurance coverage prior to termination).

The payments and benefits provided under the executive change in control and severance agreements described above are contingent upon (i) the named executive officer signing a general release of claims in favor of InvenSense, (ii) the named executive officer complying with certain restrictions on soliciting our employees and other service providers and disparaging us during the named executive officer’s period of employment and for one year thereafter, and (iii) the named executive officer continuing to comply with the terms of any form of confidential information agreement.

Pursuant to the letter agreements, as described below, the definition of “Good Reason” for purposes of the executive change in control and severance agreements with Messrs. Abdi, Goehl and Maghsoudnia has been amended to provide that neither the consummation of the Merger nor any changes that are made to the nature or scope of the named executive officer’s title, duties, authorities, function, responsibilities, reporting structure or signing authority solely as a result of the consummation of the Merger will trigger Good Reason for the termination of the named executive officer’s employment.

Letter Agreements

In connection with the Merger, we entered into letter agreements with Messrs. Abdi, Goehl and Maghsoudnia (each, a “Recipient,” and collectively, the “Recipients”) providing for the payment of a retention bonus (“Retention Bonus”) to each Recipient if (a) the Recipient remains an employee of InvenSense until the later of (i) the date on which the transactions contemplated by the Merger Agreement are consummated and (ii) the first anniversary of the date on which the Merger Agreement is fully executed (such later date, the “Vesting Date”), or (b) the Recipient’s employment with InvenSense terminates prior to the Vesting Date as a result of a termination by InvenSense without “Cause” (as defined in the letter agreement) or the Recipient’s death or permanent disability (such date of termination, the “Termination Date”). If the Merger Agreement terminates for any reason, the letter agreements will immediately terminate and the Recipients will not be entitled to any Retention Bonus. Payment of the Retention Bonus is subject to the applicable Recipient’s execution of a release of claims. The letter agreements also provide for the accelerated payment of a percentage of the total cash value payable for certain unvested equity awards held by the Recipients under the “Company Stock Plans” (as defined in the Merger Agreement), which accelerated payment will proportionately reduce any future payments to be made to the Recipient on the applicable vesting dates with respect to such awards (such percentage, the “Equity Award Acceleration Percentage”). The individual Equity Award Acceleration Percentages for Messrs. Abdi, Goehl and Maghsoudnia are 20%, 25% and 42%, respectively, which apply to all outstanding unvested awards held under any Company Stock Plan (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi) and apply to each tranche of unvested equity awards held by them (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi). The letter agreements also amend the definition of “Good Reason” in each Recipient’s executive change in control and severance agreement with InvenSense to provide that neither the consummation of the Merger nor any changes that are made to the nature or scope of the Recipient’s title, duties, authorities, function, responsibilities, reporting structure or signing authority solely as a result of the consummation of the Merger would trigger Good Reason for the termination of the Recipient’s employment. We have also entered into letter agreements providing for a retention bonus with certain other officers who are not named executive officers.

The letter agreement for Mr. Abdi also provides for certain additional bonuses (collectively, the “Additional Retention Bonus”). Pursuant to his letter agreement, Mr. Abdi will be entitled to:

•	A lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2018 and (ii) for our fiscal year ending March 31, 2018, InvenSense’s revenue as reported on InvenSense’s audited financial statements in accordance with historical practices and GAAP exceeds $315,440,000 or (b) his employment with InvenSense terminates prior to March 31, 2018 as a result of a termination by InvenSense without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual revenue for fiscal year ending March 31, 2018 and $315,440,000 and the denominator of which is $78,860,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment prior to March 31, 2018 as a result of a termination by InvenSense without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

•	A lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2018 and (ii) for our fiscal year ending March 31, 2018, InvenSense’s operating profit calculated in accordance with InvenSense’s historical practices on a non-GAAP basis that excludes stock-based compensation expense and related payroll taxes, accreting interest expense on InvenSense’s 1.75% convertible senior notes, amortization of acquisition-related intangible assets, business acquisition costs and litigation-related expenses (“Operating Profit”) exceeds $29,760,000 or (b) his employment with InvenSense terminates prior to March 31, 2018 as a result of a termination by InvenSense without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual Operating Profit for fiscal year ending March 31, 2018 and $29,760,000 and the denominator of which is $7,440,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment prior to March 31, 2018 as a result of a termination by InvenSense without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

•	A lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2019 and (ii) for our fiscal year ending March 31, 2019, InvenSense’s revenue as reported on InvenSense’s audited financial statements in accordance with historical practices and GAAP exceeds $503,520,000 or (b) his employment with InvenSense terminates prior to March 31, 2019 as a result of a termination by InvenSense without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual revenue for fiscal year ending March 31, 2019 and $503,520,000 and the denominator of which is $125,880,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment prior to March 31, 2019 as a result of a termination by InvenSense without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

•	A lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2019 and (ii) for our fiscal year ending March 31, 2019, InvenSense’s Operating Profit exceeds $60,240,000 or (b) his employment with InvenSense terminates prior to March 31, 2019 as a result of a termination by InvenSense without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual Operating Profit for fiscal year ending March 31, 2019 and $60,240,000 and the denominator of which is $15,060,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment prior to March 31, 2019 as a result of a termination by InvenSense without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

The letter agreement for Mr. Abdi also provides that his base salary will be increased to a rate of $420,000 per year effective immediately, and his annual target incentive bonus opportunity for fiscal year ending March 31, 2018 (which will be in addition to the potential bonus payments described above) will be 100% of his then-current annual base salary.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of ours named executive officers and that is based on or otherwise relates to the Merger. This compensation is sometimes referred to as “golden parachute” compensation. The amounts set forth in the tables below are based on payments and benefits that may become payable pursuant to the terms of the executive bonus plan, executive change in control and severance agreements, letter agreements, equity awards or the Merger Agreement, which payments and benefits are described above under “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests,” which is incorporated by reference herein. The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the Merger is consummated on April 30, 2017, and that each named executive officer will be terminated by InvenSense without Cause on such date (as defined in the applicable executive change in control and severance agreement). The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. In addition, the executive change in control and severance agreements provide that, at the election of the named executive officer, the payments and benefits provided to the named executive officer will be either paid in full or reduced to avoid the application of Section 280G of the Internal Revenue Code of 1986, as amended, whichever results in the greatest benefit for the named executive officer. The payments and benefits provided for under the executive change in control and severance agreements are contingent upon (i) the named executive officer signing a general release of claims in favor of InvenSense, (ii) the named executive officer complying with certain restrictions on soliciting our employees and other service providers and disparaging us during the named executive officer’s period of employment and for one year thereafter, and (iii) the named executive officer continuing to comply with the terms of any form of confidential information agreement. The payments provided for under the letter agreements are subject to the named executive officer signing a general release of claims in favor of InvenSense.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites /Benefits ($)(3)	Tax Reimbursements ($)	Other ($)(4)	Total ($)
Behrooz Abdi	5,690,000	2,081,060	—	41,691	—	60,000	7,872,751
Mark Dentinger	560,000	3,900,478	—	34,623	—	—	4,495,101
Daniel Goehl	1,504,000	2,513,081	—	41,691	—	—	4,058,772
Mozafar Maghsoudnia	1,480,000	2,737,581	—	41,691	—	—	4,259,272

(1)

Represents the “double-trigger” cash severance payable pursuant to the executive change in control and severance agreements if the named executive officer is terminated for Good Reason or without Cause (as such terms are defined in the applicable executive change in control and severance agreement) either within 90 days prior to or 18 months following a change in control of InvenSense (for Mr. Abdi) or within 30 days prior to or 18 months following a change in control of InvenSense (for the other named executive officers). Also represents the “double-trigger” cash Retention Bonus and Mr. Abdi’s Additional Retention Bonus payable pursuant to the letter agreements if the named executive officer is terminated without Cause prior to the later of (i) the date on which the Merger is consummated or (ii) the first anniversary of the date on which the Merger Agreement is fully executed. The following table sets forth the portion of each named executive officer’s (x) cash severance applicable to the salary component and bonus component of the executive change in control and severance agreements and (y) Retention Bonus component and Mr. Abdi’s Additional Retention Bonus component of the letter agreements. The salary component is equal to 12 months’ base salary (or 18 months’ base salary in the case of Mr. Abdi). The bonus component is equal to the lower of the current year target annual bonus or the amount of the most recent annual bonus paid (or 150% of the weighted average of the current year target annual bonus and the amount of the most recent annual bonus paid in the case of Mr. Abdi). The salary component shown is based on the current annual base salary. The bonus component shown is based on the current year target annual bonus and assumes that there will be no earned but unpaid bonus for the fiscal year preceding the year of termination. These amounts are subject to change based on the actual bonus paid for the fiscal year preceding the year of termination and the actual target annual bonus for the year of termination The Retention Bonus component and Mr. Abdi’s Additional Retention Bonus component shown are based on the amounts set forth in the letter agreements.

Name	Salary Component ($)	Bonus Component ($)	Retention Bonus Component ($)	Additional Retention Bonus Component ($)	Total ($)
Behrooz Abdi	630,000	630,000	1,000,000	3,430,000	5,690,000
Mark Dentinger	350,000	210,000	—	—	560,000
Daniel Goehl	315,000	189,000	1,000,000	—	1,504,000
Mozafar Maghsoudnia	320,000	160,000	1,100,000	—	1,580,000

(2)	Represents the amounts payable with respect to certain equity awards which will effectively vest on the Merger pursuant to the letter agreements (see above under “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements”). Such amounts are described in the following table as “single-trigger” payments. Also represents the amounts payable with respect to certain equity awards which will vest in the event of a qualifying termination within the applicable time period pursuant to the executive change in control and severance agreements (see above under “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests Executive Change in Control and Severance Agreements”). Such amounts are described in the following table as “double-trigger” payments. For options, the amount shown is equal to the excess of the merger consideration of $13.00 per share over the applicable exercise price per share of the option, multiplied by the number of shares of common stock underlying the award. For RSUs, the amount shown is equal to the merger consideration of $13.00 per share, multiplied by the number of shares of common stock underlying the award. For shares of restricted stock, the amount shown is equal to the merger consideration of $13.00 per share.

	Cash Payment for “Single- Trigger” Awards			Cash Payment for “Double- Trigger” Awards			Total Cash Payment for Unvested Options, Unvested RSUs and Unvested Shares of Restricted Stock($)
Name	Unvested Options($)	Unvested RSUs($)	Unvested Shares of Restricted Stock($)	Unvested Options($)	Unvested RSUs($)	Unvested Shares of Restricted Stock($)
Behrooz Abdi	—	—	97,500	1,593,560	—	390,000	2,081,060
Mark Dentinger	—	—	—	1,982,978	1,917,500	—	3,900,478
Daniel Goehl	368,270	211,250	48,750	1,104,811	633,750	146,250	2,513,081
Mozafar Maghsoudnia	629,719	520,065	—	869,612	718,185	—	2,737,581

(3)	Represents “double-trigger” health continuation severance benefits payable pursuant to the executive change in control and severance agreements if the named executive officer is terminated for Good Reason or without Cause either within 90 days prior to or 18 months following a change in control of InvenSense (for Mr. Abdi) or within 30 days prior to or 18 months following a change in control of InvenSense (for the other named executive officers). The value of these benefits is based on the assumptions used for financial reporting purposes under generally accepted accounting principles.
(4)	Represents the net annual increase in base salary for Mr. Abdi pursuant to his letter agreement, but not his annual target incentive bonus opportunity since this amount is uncertain.

Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that are relevant to holders of shares of InvenSense common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended ( the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of InvenSense common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Delaware law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address tax consequences to:

•	Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, governmental organizations, S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, personal holding companies, entities subject to the U.S. anti-inversion rules or certain expatriates or former long-term residents of the United States;

•	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Holders that received their shares of InvenSense common stock in a compensatory transaction; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of InvenSense common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of InvenSense common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of InvenSense common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of InvenSense common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of InvenSense common stock who or that is neither a U.S. Holder nor a partnership (or an entity taxable as a partnership) for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local, Non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty reduces or eliminates such income tax), but may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	We are or have been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the Merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of InvenSense common stock, which we refer to as the relevant period, and, if shares of InvenSense common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns or is deemed to own more than 5% of the shares of InvenSense common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the Merger.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of InvenSense common stock pursuant to the Merger may be subject to information reporting and may be subject to backup withholding. To avoid backup withholding on such payments, U.S. Holders that do not otherwise establish an exemption should complete and return to the paying agent a properly executed IRS Form W-9, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or information reporting rules.

Non-U.S. Holders are generally exempt from backup withholding but must complete and return to the paying agent properly executed appropriate IRS Form W-8 to perfect that exemption. Copies of information returns that are filed with the IRS, if applicable, may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding the information reporting and backup withholding rules.

Governmental and Regulatory Approvals

Antitrust Approvals

Under the HSR Act and the rules promulgated thereunder, TDK Corporation and InvenSense cannot complete the Merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. TDK Corporation and InvenSense filed the notification and report forms under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on January 13, 2017 and the mandatory waiting period under the HSR Act expired on February 13, 2017.

In addition, TDK Corporation and InvenSense cannot complete the Merger until the required submissions have been made and approvals granted under the South Korea Monopoly Regulation and Fair Trade Act and the Republic of China (Taiwan) Fair Trade Law of 1991. TDK Corporation filed the required submission with the Korea Fair Trade Commission on February 23, 2017 and with the Taiwan Fair Trade Commission on March 2, 2017.

CFIUS

The Merger is also conditioned on the issuance of clearance from CFIUS. This CFIUS clearance takes the form of either (a) a written notification from CFIUS that the Merger is not a covered transaction and not subject to review under applicable law; (b) a written notification from CFIUS that the CFIUS review has been completed and that CFIUS has determined that there are no unresolved national security concerns in connection with the

Merger; or (c) CFIUS will have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice and either (1) the period under the Defense Production Act of 1950 (referred to as the Defense Production Act) during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Merger will have expired without any such action being taken or (2) the President will have announced a decision not to take any action to suspend, prohibit or place any limitations on the Merger.

In the event that (A) TDK Corporation withdraws the CFIUS filing prior to the conclusion of the CFIUS review and does not re-file within a certain period of time, (B) CFIUS notifies TDK Corporation and InvenSense that CFIUS has completed its review or investigation and determined it has unresolved national security concerns and (1) TDK Corporation unilaterally withdraws or the parties mutually agree to withdraw and (2) TDK Corporation does not re-file within a certain period of time, or (C) the President takes action to prohibit the Merger, a “CFIUS Turndown” will have occurred. In the event of a CFIUS Turndown, either party has the right to terminate the Merger Agreement and abandon the Merger. See the section of this proxy statement captioned “The Merger Agreement Termination of the Merger Agreement” below.

InvenSense and TDK Corporation filed a joint voluntary notice with CFIUS on February 16, 2017. The notice has been accepted for review by CFIUS with the first day of the review period commencing on February 27, 2017. While we believe that CFIUS clearance will ultimately be obtained, this clearance is not assured. Each party’s obligations to complete the Merger are contingent upon CFIUS clearance.

Miscellaneous

In addition, TDK Corporation submitted an application to the French Ministry of the Economy on February 6, 2017 for an approval of the Merger under Articles L.151-3 and R.153-1 et seq. of the French Monetary and Financial Code in respect of foreign investment controls. We have agreed to cooperate with TDK Corporation on such application.

Conditions Imposed by Regulatory Authorities

Antitrust, CFIUS and other applicable regulatory authorities may impose conditions as a prerequisite for their respective clearances or approvals of the Merger. TDK Corporation and Merger Subsidiary are not required to, and, without the prior written consent of TDK Corporation, InvenSense may not (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated under the Merger Agreement or (B) propose, negotiate, commit to or effect by consent decree, hold separate orders or otherwise, in each case of clauses (A) and (B) that would impose or provide for,

(1) any restrictions on the operation of the business of InvenSense by TDK Corporation;

(2) the sale, license, assignment, transfer, lease, or other divestiture or disposition of the assets, properties or business of TDK Corporation or its subsidiaries (excluding InvenSense following the effective time of the Merger); or

(3) the sale, license, assignment, transfer, lease or other divestiture or disposition of any assets or business of InvenSense or any of its subsidiaries that would reduce the reasonably anticipated benefits to TDK Corporation (including anticipated synergies) of the transactions contemplated by the Merger Agreement in an amount that is financially material relative to the value of InvenSense and its subsidiaries taken as a whole.

Legal Proceedings

To date five people, each alleging that he or she owns common stock in the Company, have filed purported class action lawsuits against the Company and its board of directors in the United States District Court for the Northern District of California: Marc Nuzzo v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Usama Fayyad, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang, Yunbei Yu, TDK Corporation and TDK Sensor Solutions

Corporation, No. 5:17-cv-00859-JD (N.D. Cal., filed Feb. 21, 2017; Marc Chicorel v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Usama Fayyad, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang and Yunbei Yu, No. 5:17-cv-00901 (N.D. Cal., filed Feb. 22, 2017; David Dunham v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang, Yunbei Yu, Usama Fayyad, TDK Corporation and TDK Sensor Solutions Corporation, No. 5:17-cv-00957 (N.D. Cal., filed Feb. 24, 2017); Atef Isaac v. InvenSense, Inc., Behrooz Abdi, Amir Faintuch, Usama Fayyad, Emiko Higashi, Jon Olson, Amit Shah, Eric Stang and Yunbei “Ben” Yu, No. 3:17-cv-01014 (N.D. Cal., filed Feb. 27, 2017); and Amy Holzman v. InvenSense, Inc., Behrooz Abdi, Amit Shah, Jon Olson, Eric Stang, Amir Faintuch, Usama Fayyad, Emiko Higashi, Yunbei Yu, TDK Corporation and TDK Sensor Solutions Corporation, No. 5:17-cv-01038 (N.D. Cal., filed Feb. 28, 2017).

The lawsuits all challenge the Company’s proposed acquisition by TDK Corporation and TDK Sensor Solutions Corporation; three of the five also name as defendants TDK Corporation and TDK Sensor Solutions Corporation. All five complaints assert a claim under section 14(a) of the Exchange Act and SEC Rule 14a-9 against the Company and its directors, and a control person claim under section 20(a) of the Exchange Act against the Company’s directors; two of the complaints assert the control person claim against TDK Corporation and TDK Sensor Solutions Corporation as well. The complaints allege that the Company’s preliminary proxy statement filed with the SEC on February 3, 2017 (“preliminary proxy”) is materially false and misleading because it omits certain information about the Company’s financial projections and the financial analysis performed by the Company’s financial advisor, Qatalyst Partners; some also allege that the preliminary proxy omits information about the process that led to the merger.

One of the complaints (Dunham) also asserts a claim for breach of fiduciary duty against the individual defendants and a claim for aiding and abetting the individual defendants’ alleged breaches of fiduciary duty against the Company, TDK Corporation and TDK Sensor Solutions Corporation. This complaint alleges that the individual defendants breached their fiduciary duties of loyalty, good faith, due care and disclosure by not taking steps to achieve adequate consideration for shareholders, by engineering the merger to benefit themselves and TDK at the expense of other shareholders, and by agreeing to deal protection terms that unduly deter topping bids. While the other four complaints do not assert fiduciary duty claims as such, several of them include factual allegations similar to those made in the Dunham complaint.

With some variations, the complaints all seek: orders preliminarily and permanently enjoining defendants from closing the merger or, if the merger closes, rescinding it or awarding damages; declaratory relief against the merger and the preliminary proxy; and attorneys’ fees and costs.

Anticipated Closing of the Merger

We intend to complete the Merger as soon as possible, but in any event, no later than five business days after all of the closing conditions have been met or waived by the party or parties entitled to the benefit thereof, or on such other date as is mutually agreed upon by TDK Corporation and InvenSense. We currently expect the Merger to be completed in the second quarter of the fiscal year ending March 31, 2018, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the Merger has been completed.

Delisting and Deregistration of our Common Stock

If the Merger is completed, our common stock will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

If the Merger Proposal is not approved by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NYSE.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is included as Appendix A to this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety. The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in our other public filings with the SEC, which are available without charge at www.sec.gov. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Merger Consideration

At the effective time of the Merger, each outstanding share of our common stock, other than shares held by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled), and shares held by stockholders who have validly exercise their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest. The merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our common stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to our common stock occurring on or after December 21, 2016 and prior to the effective time of the Merger. This adjustment to the merger consideration will provide to the holders of InvenSense common stock the same economic effect as contemplated by the Merger Agreement prior to such action and will as so adjusted from and after the date of such event, be the merger consideration.

Closing; Effective Time of the Merger

The closing of the Merger will occur as soon as possible, but in any event, no later than five business days after all of the closing conditions have been met or waived by the party or parties entitled to the benefit thereof, or on such other date as is mutually agreed upon by TDK Corporation and InvenSense.

The Merger will become effective upon the filing of a certificate of merger at closing with the Delaware Secretary of State or at such later date or time as is agreed upon by Merger Subsidiary, TDK Corporation and InvenSense and specified in the certificate of merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, upon the completion of the Merger, Merger Subsidiary, a wholly-owned subsidiary of TDK Corporation and a party to the Merger Agreement, will merge with and into InvenSense. InvenSense will survive the Merger as a wholly-owned subsidiary of TDK Corporation.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon the effective time of the Merger, you will have the right to receive $13.00 in cash per share of outstanding InvenSense common stock, without interest. Prior to the effective time of the Merger, TDK Corporation will appoint a bank or trust company to act as paying agent under the Merger Agreement, and will deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration to our stockholders. The Merger Agreement provides that promptly and in any event no later than three business days after the effective time of the Merger, TDK Corporation will cause the paying agent to send to each eligible holder of record of shares of InvenSense common stock at the effective time a letter of transmittal and instructions for use in surrendering their certificates and book-entry shares in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials from the paying agent for such surrender. Payment will only be made to the person to whom such certificates or book-entry shares are registered. Upon receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer to the paying agent as the paying agent may reasonably request), together with an executed and completed letter of transmittal and IRS Form W-9 or W-8 (as applicable) and any other documents reasonably required, a stockholder will be entitled to receive that portion of the merger consideration with respect to the shares of common stock held by them. The shares so surrendered will be cancelled.

You should not send your certificates until requested to do so and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time of the Merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the Merger Agreement and such letters of transmittal.

The Merger Agreement provides that one year after the effective time of the Merger, the paying agent will deliver to TDK Corporation any funds made available to the paying agent which have not been disbursed to holders of InvenSense common stock, and that any holders of shares who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to InvenSense (as the surviving corporation in the Merger and a subsidiary of TDK Corporation) for payment of the merger consideration, without interest, to which they are entitled. Any amounts unclaimed two years after the effective time of the Merger (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) will become, to the extent permitted by law, the property of InvenSense (as the surviving corporation in the Merger and a subsidiary of TDK Corporation) free and clear of all claims or any interest or any person previously entitled thereto.

Effect on Stock Options, RSUs and Shares of Restricted Stock

At the effective time of the Merger, each outstanding (i) share of our common stock, other than shares held by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled), and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest; (ii) Vested Option that has an exercise price per share that is less than $13.00 will be canceled and the holder thereof will receive an amount in cash per share of common stock subject to such Vested Option equal to any excess of (A) $13.00 over (B) the exercise price per share of such Vested Option, and less applicable tax withholdings and (iii) Vested RSU will be canceled and the holder thereof will receive an amount in cash per share of common stock subject to the Vested RSU equal to $13.00, less applicable tax withholdings. All amounts payable with respect to such Vested Options and Vested RSUs will be paid by TDK Corporation or InvenSense (as the surviving corporation in the Merger and a subsidiary of TDK Corporation) as soon as practicable following the effective time of the Merger, and in any event in connection with the next payroll payment that is made at least five business days following the effective time of the Merger. Each Vested Option with an exercise price per share that is equal to or greater than $13.00 will be cancelled without any consideration.

Additionally, at the effective time of the Merger, each outstanding (i) Unvested Option that has an exercise price per share that is less than $13.00, will be canceled and converted into the right of the holder thereof to receive a payment in cash per share of common stock subject to such Unvested Option equal to any excess of (A) $13.00 over (B) the exercise price per share of such Unvested Option, and less applicable tax withholdings, which amount will be payable in accordance with the applicable vesting schedule that would have applied to such Unvested Option, but only if the holder of such terminated Unvested Option satisfies all of the vesting terms and conditions that would have related to the terminated Unvested Option (including any continued employment requirements through the applicable date(s) of vesting); (ii) Unvested RSU will be canceled and converted into the right of the holder thereof to receive a payment in cash per share of common stock subject to the Unvested RSU equal to $13.00, less applicable tax withholdings, which amount will be payable in accordance with the applicable vesting schedule that would have applied to such Unvested RSU, but only if the holder of such terminated Unvested RSU satisfies all of the vesting terms and conditions that would have related to the terminated Unvested RSU (including any continued employment requirements through the applicable date(s) of vesting) and (iii) unvested share of restricted stock will be cancelled and converted into the right of the holder thereof to receive a payment in cash equal to $13.00, less applicable tax withholdings, which amount will be payable in accordance with the applicable vesting schedule that would have applied to such unvested share of restricted stock, but only if the holder of such terminated unvested share of restricted stock satisfies all of the vesting terms and conditions that would have related to the terminated unvested share of restricted stock (including any continued employment requirements through the applicable date(s) of vesting). Each Unvested Option (x) with an exercise price per share that is equal to or greater than $13.00 or (y) that is subject to vesting based on performance criteria that has not been achieved as of the effective time of the Merger, will be canceled without any consideration.

The equity-based awards held by our non-employee directors, to the extent then unvested, will accelerate and vest upon the Merger. In connection with the Merger, we entered into letter agreements with Messrs. Abdi, Goehl and Maghsoudnia, which provide for the accelerated payment immediately following the Merger of a percentage of the deferred cash award attributable to the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi), to which they will become entitled at the effective time of the Merger. Such accelerated payment will proportionately reduce any future payments to be made to them on the applicable vesting dates with respect to such deferred cash awards. The accelerated payment of a percentage of such deferred cash awards is effectively the same as accelerated vesting at the time of the Merger of that percentage of the otherwise unvested portion of their equity awards (limited, however, to unvested shares of restricted stock in the case of Mr. Abdi). For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Letter Agreements.” In the case of our named executive officers, pursuant to their executive change in control and severance agreements, 100% of the equity awards held by them that will not vest prior to or upon the Merger are subject to accelerated vesting (on a “double-trigger” basis) in the event of a qualifying termination within 90 days prior to or 18 months following the Merger (for Mr. Abdi) or within 30 days prior to or 18 months following the Merger (for the other named executive officers). For more information, see the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests—Executive Change in Control and Severance Agreements.”

Furthermore, under our ESPP, no new offering periods will commence following completion of the offering period in progress as of the date of the Merger Agreement. The current offering period will terminate in accordance with the terms of the ESPP; except that we will terminate the current offering period five business days prior to the effective time of the Merger if it has not already terminated. On termination of the current offering period, each then-outstanding option under the ESPP will be exercised automatically, and we will terminate the ESPP as of immediately prior to the closing date of the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties of InvenSense and TDK Corporation. These representations and warranties described below and included in the Merger Agreement: (1) were made only for purposes of the Merger Agreement and made solely as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) are subject to important qualifications, limitations and supplemental information agreed to by InvenSense and TDK Corporation in connection with negotiating the terms of the Merger Agreement, including information and statements disclosed on Forms 10-K, 10-Q or 8-K filed by InvenSense with the SEC on or after May 5, 2016 and prior to December 21, 2016 (where the relevance of the information to a particular representation is reasonably apparent and excluding any disclosures set forth under the headings “Risk Factors,” or “forward-looking statements,” or disclosures in any other statements that are similarly cautionary or predictive in nature) and as made in a confidential disclosure schedule that we provided to TDK Corporation in connection with the signing of the Merger Agreement. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as additional non-public information. While we do not believe that such disclosure schedule contains information that applicable securities laws require us to disclose publicly (other than information that has already been so disclosed), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between InvenSense, TDK Corporation and Merger Subsidiary rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of InvenSense, TDK Corporation or Merger Subsidiary or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully, and in their entirety, the sections of the Merger Agreement captioned “Representations and Warranties of the Company” and “Representations and Warranties of Parent” in Articles 4 and 5, respectively, of the Merger Agreement attached as Appendix A to this proxy statement.

The Merger Agreement contains representations and warranties of InvenSense as to, among other things:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	subsidiaries;

•	SEC filings and the Sarbanes-Oxley Act;

•	financial statements;

•	disclosure documents;

•	absence of certain changes;

•	no undisclosed material liabilities;

•	compliance with laws and court orders; permits;

•	litigation;

•	properties;

•	intellectual property;

•	taxes;

•	employees and employee benefit plan;

•	environmental matters;

•	material contracts;

•	additional payments;

•	customers, distributors and suppliers;

•	insurance;

•	finders’ fees;

•	opinion of financial advisor;

•	government contracts;

•	state takeover statutes;

•	product liability; and

•	data privacy.

In addition, the Merger Agreement contains representations and warranties by TDK Corporation as to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	disclosure documents;

•	litigation;

•	ownership of shares;

•	vote/approval required;

•	sufficiency of funds; and

•	solvency.

Conduct of Business Pending Closing

We have agreed in the Merger Agreement that, except with the prior written consent of TDK Corporation (which consent will not be unreasonably withheld, delayed or conditioned), except for actions expressly required or permitted by the Merger Agreement or set forth in the disclosure schedule, and except as required by law, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, we will and will cause our subsidiaries to conduct our business in the ordinary course and substantially in accordance with past practice. Additionally, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to: (i) keep available the services of our officers, key employees and consultants; and (ii) preserve the current relationships with our customers, suppliers and others having significant business relationships with us.

Additionally, except for matters set forth in the applicable section of the disclosure schedule or as expressly permitted or required by the Merger Agreement, and except as required by law, or taken with the prior written consent of TDK Corporation (which consent will not be unreasonably withheld, conditioned or delayed, with respect to certain actions described more fully in the Merger Agreement), from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, neither we nor any of our subsidiaries may:

•	amend our organizational documents, or take any action to exempt any person from the provisions thereof;

•	split, combine, subdivide, amend the terms of or reclassify any shares of our capital stock, pay any dividend or other distribution in respect of our capital stock other than dividends by any of our subsidiaries to us or another one of our subsidiaries or redeem, repurchase or acquire any of our capital stock or the capital stock of our subsidiaries, other than repurchases of the stock underlying equity awards granted under our stock plans and in connection with the payment of related taxes, and upon the conversion of our outstanding convertible notes or the exercise of hedging options in accordance with their terms;

•	issue, deliver or sell any of our securities or the securities of our subsidiaries other than issuances otherwise permitted by the Merger Agreement, intra-company transfers and the issuance of shares upon the exercise, vesting or settlement of equity awards outstanding on the date of the Merger Agreement, issuances pursuant to our outstanding convertible notes or related warrants or materially amend the terms of any of our securities or the securities of our subsidiaries, or enter into any agreement or arrangement with respect to the sale or voting of our securities, other than confidentiality agreements entered into in compliance with the non-solicitation provisions of the Merger Agreement;

•	incur any capital expenditures or related obligations or liabilities other than in accordance with our capital expenditure plan and an amount, per quarter, not to exceed $1,000,000 million in the aggregate, provided that any items specified in the capital expenditure plan not incurred in the designated quarter may be incurred in future quarters;

•	sell, transfer, assign, lease, mortgage, encumber or otherwise dispose of any of its intellectual property rights, material properties or assets to any person other than intercompany sales of inventory, sales of inventory or of obsolete equipment in the ordinary course of business, or pursuant to written contracts or commitments existing as of the date of the Merger Agreement, or sales, transfers or dispositions of tangible assets in the ordinary course of business in transactions involving an aggregate amount of less than $5,000,000; or

•	cancel, release or assign any indebtedness owed to it or any claims held by it against any person;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than those to our subsidiaries and the advancement of travel or business expenses to employees, in each case in the ordinary course of business consistent with past practice;

•	incur or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof or sell any debt securities (or rights to acquire debt securities), other than unsecured debt that is equal to or less than $1,000,000 in the aggregate and prepayble without penalty, or incur any lien, except for certain permitted liens;

•	enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement, or terminate, release, assign, materially amend, extend or otherwise modify or waive any of the terms of any existing material contract other than (i) as permitted by the applicable provisions of the Merger Agreement and (ii) as to certain contracts, in the ordinary course of business consistent with past practice;

•	except as set forth on the applicable section of the disclosure schedule, or except as required by law, the Merger Agreement, or any employee plan, (i) take any action with respect to, adopt, enter into, terminate or amend any employee plan, or collective bargaining agreement, or make or implement any increase in compensation; (ii) grant any awards under any bonus, incentive, performance or other compensation or benefit plan; (iii) hire any service provider at the level of vice president or above (or promote into such level), with certain exceptions; (iv) hire or promote any service provider to a level below vice president except in the ordinary course of business consistent with past practice, or (v) terminate, other than for cause, the service of any service provider at the level of vice president or above or who participates in the Company’s bonus plan established for top 20% employees;

•	change our methods of accounting, except as required by concurrent changes in generally accepted accounting principles or applicable law or regulations, as agreed to by our independent public accountants;

•	settle, or offer to settle any litigation or other claim involving us or our subsidiaries, other than settlements under a certain threshold that do not impose any restriction on our or our subsidiary’s business, do not include any admission of liability by us or any of our subsidiaries, do not relate to any litigation by our stockholders in connection with the Merger Agreement or the Merger and which include a full release of claims;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	acquire any other business or any material assets, deposits or properties or make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets, except for intercompany investments;

•	cancel, permit to lapse, abandon, fail to prosecute, or fail to renew or maintain any material intellectual property rights of the Company or our subsidiaries, or disclose to any third party any material trade secret included in ours or any of our subsidiary’s intellectual property in a way that results in loss of trade secret protection that is material to the operation of our business; or

•	agree, resolve or commit to do any of the foregoing.

The covenants in the Merger Agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 6.01 captioned “Conduct of the Company” of the Merger Agreement in Appendix A to this proxy statement. You should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of InvenSense, TDK Corporation or Merger Subsidiary, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

No Solicitation; Other Offers

We have agreed in the Merger Agreement, between the date of the Merger Agreement and the effective time (or termination of the Merger Agreement, if applicable) to certain limitations on our ability to take action with respect to alternative acquisition transactions. Except as set forth below, we have agreed to not, and to cause our subsidiaries and our and our subsidiaries’ respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to our stockholders) which constitutes or would be reasonably expected to lead to any “Acquisition Proposal” (as defined below);

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of our subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal;(other than, solely in response to an unsolicited inquiry, to refer the inquiring third party to the applicable section of the Merger Agreement relating to offers for alternative acquisition transactions and to limit our conversation or other communication exclusively to such referral);

•	publicly propose to or otherwise change, withhold, withdraw, qualify or modify (in a manner adverse to TDK Corporation or Merger Subsidiary) a recommendation to our stockholders to approve and adopt the Merger Agreement;

•	fail to include a recommendation to our stockholders to approve and adopt the Merger Agreement in this proxy statement when mailed;

•	adopt, approve or recommend to our stockholders, or resolve to or publicly propose or announce our intention to adopt, approve or recommend to our stockholders, an Acquisition Proposal or any transaction whereby any third party would become an “interested stockholder” under Section 203 of the Delaware General Corporation Law;

•	if a tender or exchange offer that constitutes an acquisition proposal is commenced, fail to publicly recommend against acceptance of such tender or exchange offer within ten business days;

•	fail to publicly reaffirm our recommendation to our stockholders that they approve and adopt the Merger Agreement within ten business days after TDK Corporation so requests in writing following the public announcement of an acquisition proposal (this and any of the foregoing four bullet points, an “Adverse Recommendation Change”);

•	fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities or the equity securities of any of our subsidiaries, subject to limited exceptions described in further detail below; or

•	approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (whether binding or nonbinding).

Notwithstanding these limitations, the Merger Agreement provides that we are not prohibited from contacting in writing any person who, following the date of the Merger Agreement, makes an unsolicited acquisition proposal with such contact being for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such acquisition proposal constitutes, or could reasonably be expected to lead to, a “Superior Proposal” (as defined below). Further, the Merger Agreement provides that, at any time prior to obtaining the requisite stockholder vote for adoption of the Merger Agreement:

•	if the Company receives a bona fide unsolicited written Acquisition proposal from a third party not as a result of a breach of our non-solicitation obligations, and our Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that it does constitute a Superior Proposal (as defined below), or would reasonably be expected to lead to, a superior proposal, we may directly, or through our representatives, engage in negotiations or discussions with the third party making such Acquisition Proposal (and its representatives), and furnish non-public information about the Company and our subsidiaries pursuant to confidentiality agreements with such third party with terms in all material respects no less favorable to us than those contained in our confidentiality agreement with TDK Corporation; provided that we provide a copy of such confidentiality agreement to TDK Corporation and all such information is provided to TDK Corporation (to the extent such information has not been previously provided or made available to TDK Corporation) prior to or substantially concurrently with the time it is provided to such third party;

•	subject to our compliance with certain of our non-solicitation obligations, our Board of Directors may make an Adverse Recommendation Change following receipt of a Superior Proposal or in response to an “Intervening Event” (as defined below), but only if our Board of Directors determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law; and

•	subject to our compliance with certain of our non-solicitation obligations, we may terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, but only if our Board of Directors determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

Pursuant to the terms of the Merger Agreement, our Board of Directors cannot take any of the actions set forth in the above three bullet points unless we have delivered to TDK Corporation a prior written notice that we intend to take such action, and, after taking such action, we have advised TDK Corporation on a prompt basis of the status and terms of any discussions and negotiations with the third party. In addition, we are required to notify TDK Corporation promptly after receipt of any Acquisition Proposal or request for information relating to the Company or any of our subsidiaries or for access to the business, properties, assets, books or records of the

Company or any of our subsidiaries by any third party that has made, or that is reasonably likely to make, an Acquisition Proposal. The Merger Agreement requires that we will provide such notice orally and in writing and will identify the third party making, and the financial and other material terms and conditions of, any such Acquisition Proposal, indication or request. We are also obligated to keep TDK Corporation fully informed of the status and material terms of any such Acquisition Proposal, indication or request, and are required to promptly provide to TDK Corporation copies of all correspondence and other written materials that describes any financial or other material terms or conditions of any Acquisition Proposal. Pursuant to the Merger Agreement, any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of our compliance with these requirements.

Our Board of Directors is prohibited from making an Adverse Recommendation Change (and we are prevented from terminating the Merger Agreement in certain instances) unless (A) we have notified TDK Corporation in writing at least five business days before taking that action (the “Negotiation Period”), of our intention to do so, attaching, in the event of a Superior Proposal, the most current versions of the proposed transaction documents relating to the Superior Proposal (including a copy of any financing commitments) and the identity of the third party making the Acquisition Proposal, or, in the case of an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (B) following the end of the Negotiation Period, our Board of Directors will have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by TDK Corporation, and will have determined, after due consultation with its financial advisor and outside legal counsel that TDK Corporation did not timely make an offer which, in the event of a Superior Proposal, is at least as favorable to our stockholders from a financial point of view as the Superior Proposal, or, in the case of an Intervening Event, obviated the need for a recommendation change. In the event there is any modification to the financial or other material terms of any such Superior Proposal (including any modification in the amount, form or mix of consideration proposed to be payable to our stockholders pursuant to such Superior Proposal), we must provide TDK Corporation with a notice of such modification and such Superior Proposal will be deemed a new Superior Proposal to which the above requirements will apply, except that the Negotiation Period will be a three business day period rather than a five business day period (except that in no event will the Negotiation Period expire earlier than any Negotiation Period then in effect would have expired).

Under the Merger Agreement, an “Acquisition Proposal” means, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of (A) 20% or more of the consolidated assets of the Company and our subsidiaries or (B) 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of our subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

Under the Merger Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal obtained after the date of the Merger Agreement that is not subject to any due diligence investigation, does not require a closing condition that the third party has obtained financing or that committed financing actually be funded, and, with respect to any cash consideration, is fully financed with available cash on hand or binding written financing commitments in full force and effect, or a combination of the foregoing, that our Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, taking into account the identity of the third party making such Acquisition Proposal, all terms of such Acquisition Proposal that our Board of Directors deems relevant (including any termination or break-up fees and conditions to consummation) and the reasonable likelihood and timing of consummation of such Acquisition Proposal, would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger (taking into account any proposal by TDK Corporation to amend the terms of the Merger Agreement); provided that for purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be “80%.”

Under the Merger Agreement, an “Intervening Event” means any material change, event, occurrence or development that occurs, arises or becomes known to our Board of Directors after the date of this Agreement and prior to obtaining the requisite vote of our stockholders, to the extent that such change, event, occurrence or development was unknown to our Board of Directors and was not reasonably foreseeable, in each case, as of the date of the Merger Agreement; provided that the receipt by the Company, the existence or the terms of an Acquisition Proposal or a Superior Proposal will not, in any event, be deemed to constitute an Intervening Event.

As of the Merger Agreement date, we were obligated, and our subsidiaries and representatives were obligated, to cease and terminate any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal and request return or destruction of information we may have provided to such third party or its representatives. Nothing in the Merger Agreement prohibits our Board of Directors from (i) complying with its disclosure obligations under law with regards to an acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any “stop-look-and-listen” communication to our stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosures to our stockholders that is required by law.

Other Covenants

The Merger Agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	preparation of this proxy statement and conduct of our stockholders’ meeting;

•	TDK Corporation’s access to our information prior to the effective date of the Merger;

•	providing notice to TDK Corporation of, and allowing TDK Corporation the right to review and comment in advance on filings and responses to be made in connection with, and the right to consult on any settlement with respect to, any stockholder litigation;

•	complying with our obligations under our indenture with Wells Fargo Bank;

•	certain tax matters;

•	indemnification of our directors and officers;

•	employment matters, crediting of service, our 401(k) plans, and our ESPP;

•	the use of commercially reasonable efforts to consummate the transaction contemplated in the Merger Agreement, including the filing of certain regulatory notices and applications;

•	public announcements regarding the Merger;

•	notices of certain events;

•	approvals under Section 16(a) of the Exchange Act;

•	stock exchange de-listing and Exchange Act deregistration;

•	compliance with anti-takeover laws; and

•	director resignations.

Conditions to the Merger

The Merger Agreement provides that the parties’ obligations to complete the Merger are subject to the satisfaction (or waiver, if permissible under law) of the following conditions:

•	adoption of the Merger Agreement by the requisite vote of our stockholders;

•	no law being in effect that temporarily or permanently makes the consummation of the Merger illegal or otherwise prohibited;

•	the expiration or termination of any applicable waiting periods (and any extension thereof) under the HSR Act or any other antitrust laws; and

•	clearance by CFIUS.

The Merger Agreement provides that the obligations of TDK Corporation and Merger Subsidiary to consummate the Merger are subject to, among others, the satisfaction (or waiver, if permissible under law) of the following additional conditions:

•	we must have performed or complied with in all material respects all of our obligations and covenants under the Merger Agreement;

•	certain of our representations and warranties as to our capitalization will be true as of the date of the Merger Agreement and as of the effective time, other than with respect to de minimis inaccuracies;

•	certain of our representations and warranties as to our corporate existence and power, corporate authority, governmental authorizations, capitalization and finders’ fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the effective time, disregarding all other materiality and material adverse effect qualifications contained therein;

•	the remainder of our representations and warranties must be true as of the date of the Merger Agreement and as of the effective time, disregarding all other materiality and material adverse effect qualifications contained therein, with only such exceptions as have not had and would not reasonably be expected, individually or in the aggregate to have a material adverse effect on the Company;

•	since the date of the Merger Agreement, we must have not had any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate has had or would reasonably be expected to have a “material adverse effect” (as defined below) on the Company; and

•	the Company will have provided to TDK Corporation a certification that complies with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3).

The Merger Agreement also provides that our obligation to consummate the Merger is subject to, among others, the satisfaction (or waiver, if permissible under law) of the following additional conditions:

•	TDK Corporation and Merger Subsidiary must have performed or complied with, in all material respects all of their obligations and covenants under the Merger Agreement; and

•	their representations and warranties must be true and correct as of the date of the Merger Agreement and as of the effective time, disregarding all materiality qualifications contained therein, with only such exceptions as have not had and would not reasonably be expected to have a material adverse effect on TDK Corporation;

The Merger Agreement provides that a “material adverse effect,” as it relates to the Company and our subsidiaries means any event, occurrence, condition, state of facts, circumstances, change or effect that has had or would reasonably be expect to have, individually or in the aggregate, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and our subsidiaries, taken as a whole or would prevent the ability of the Company to consummate the transactions contemplated by the Merger Agreement, provided that the following will not be taken into account in determining the existence of a “material adverse effect”:

•	general changes or developments in the economy or the financial, debt, capital, credit or securities markets in which the Company or any of our subsidiaries has material operations, including as a result of changes in geopolitical conditions;

•	general changes or developments in the industries in which the Company or our subsidiaries operate;

•	changes resulting from the public announcement of the Merger Agreement or pendency of the Merger arising from the identity of the TDK Corporation or its affiliates; provided that the foregoing will not apply to any representation or warranty or any condition to the consummation of the Merger that by its terms addresses the consequences of the announcement or pendency of the transactions contemplated by the Merger Agreement (including the representation and warranty concerning non-contravention);

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof;

•	any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

•	any decline in the market price or trading volume of our common stock or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

•	any claim or legal proceedings made or brought by any of the current or former stockholders of the Company against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; or

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure or decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a material adverse effect).

Notwithstanding the foregoing, to the extent the effects described in any of the first, second and fourth items described in the above bullet points disproportionately affect the Company and our subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which the Company and our subsidiaries operate, only the incremental disproportionate impact will be taken into account in determining whether there has been a Company material adverse effect.

The Merger Agreement provides that a “material adverse effect,” as it relates to TDK Corporation, any event, occurrence, condition, state of facts, circumstances, change or effect that would prevent the ability of TDK Corporation to consummate the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time, notwithstanding any approval of our stockholders of the Merger:

•	by mutual written consent of InvenSense and TDK Corporation;

•	by either InvenSense or TDK Corporation, if:

•

the Merger has not been consummated on or before 11:59 p.m. (Pacific time) on June 21, 2017 (the “End Date”), provided, however, that the End Date will be extended to September 21, 2017 if, on June 21, 2017 the necessary antitrust approvals and CFIUS clearance have not been obtained and all other closing conditions have been satisfied (or are capable of being satisfied at closing), provided further that this right to terminate the Merger Agreement is not available to any party whose breach of the Agreement causes or results in the failure of the Merger to be consummated by the End Date;

•	there is any law that makes consummation of the Merger illegal or otherwise prohibited, or enjoins InvenSense or TDK Corporation from consummating the Merger, and such injunction is final and nonappealable;

•	there has been a CFIUS Turndown; or

•	our stockholders fail to approve the Merger Agreement at the stockholder meeting.

•	by TDK Corporation if:

•	an Adverse Recommendation Change has occurred or we have intentionally breached the non-solicitation provisions in any material respect; or

•	we have breached any representation or warranty or failed to perform any covenant or agreement, the result of which is that the closing condition with respect to our representations and warranties and covenants cannot be met by the earlier of the End Date and the date that is 30 days following receipt by the Company of written notice of such breach or failure, provided that TDK Corporation will not have this termination right if TDK Corporation or Merger Subsidiary is in material breach of its obligations under the Merger Agreement.

•	by InvenSense if:

•	prior to the adoption of the Merger Agreement by our stockholders, our Board of Directors makes an Adverse Recommendation Change in compliance with the terms of the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal and we concurrently enter into a definitive written agreement concerning such Superior Proposal (see above under “—No Solicitation; Other Offers”), provided that we pay to TDK Corporation the related termination fee (see below under “—Termination Fees”); or

•	TDK Corporation or Merger Subsidiary have breached any representation or warranty or failed to perform any covenant or agreement, the result of which is that the closing condition with respect to TDK Corporation’s representations and warranties and covenants cannot be met by the earlier of the End Date and the date that is 30 days following receipt by the TDK Corporation of written notice of such breach or failure, provided that we will not have this termination right if we are in material breach of our obligations under the Merger Agreement.

Termination Fees

InvenSense must pay to TDK Corporation a termination fee of $46,700,000 if any of the following occur:

•	The Merger Agreement is terminated by TDK Corporation because an Adverse Recommendation Change has occurred or the Company has intentionally breached any of its obligations under the non-solicitation provisions of the Merger Agreement in any material respect;

•	We terminate the Merger Agreement because our Board of Directors has made an Adverse Recommendation Change in connection with concurrently entering into a definitive agreement concerning a Superior Proposal;

•

If any party has terminated the Merger Agreement because the Merger has not been consummated before the End Date, and prior to such termination an Acquisition Proposal was publicly announced, and within 12 months of the termination we enter into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (whether or not it is the same Acquisition Proposal as that announced prior to the termination of the Merger Agreement); provided for the purpose of this section, each reference to “20%” in the definition of Acquisition Proposal will be deemed to be a reference to “50%”;

•	If any party has terminated the Merger Agreement because our stockholders failed to approve the Merger and prior to the stockholder meeting an Acquisition Proposal was publicly announced, and within 12 months of the termination we enter into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (whether or not it is the same Acquisition Proposal as that announced prior to the termination of the Merger Agreement); provided for the purpose of this section, each reference to “20%” in the definition of Acquisition Proposal will be deemed to be a reference to “50%.”

TDK Corporation must pay InvenSense a termination fee of $46,700,000 if any of the following occur:

•	If any party has terminated the Merger Agreement because the Merger has not been consummated by the End Date, and at the End Date, all conditions to TDK Corporation’s obligations to consummate the Merger, other than those relating to obtaining the necessary antitrust approvals and CFIUS clearance, have been satisfied; or

•	If any party has terminated the Merger Agreement because an antitrust law makes the consummation of the Merger illegal or otherwise prohibits the Merger or enjoins InvenSense or TDK Corporation from consummating the Merger and such injunction becomes final and nonappealable, or there has been a CFIUS Turndown, and at the termination date all other conditions precedent to TDK Corporation’s obligations to consummate the Merger, other than those relating to obtaining the necessary antitrust approvals and CFIUS clearance, would have been capable of being satisfied if the Closing Date were the date the notice of termination was delivered.

Amendment and Waiver

Any provision of the Merger Agreement may be amended, supplemented or waived prior to the effective time if such amendment, supplement or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Merger Agreement has been approved by our stockholders, there will be no amendment that by applicable law requires further approval by our stockholders without the further approval of such stockholders having first been obtained.

Assignment

No party may assign any of its rights or obligations under the Merger Agreement without the prior written consent of each other party thereto, except that TDK Corporation or Merger Subsidiary may assign its rights and obligations, in whole or from time to time in part, (i) by written notice to InvenSense, to a wholly-owned direct or indirect subsidiary of TDK Corporation, provided that the assignment does not materially impede or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or otherwise materially impair the rights of InvenSense under the Merger Agreement and (ii) after the effective time of the Merger, to any third party, provided that the assignment will not relieve TDK Corporation or Merger Subsidiary of its obligations under the Merger Agreement or enlarge, alter or change any obligation of any other party to the Merger Agreement or due to TDK Corporation or Merger Subsidiary.

Governing Law

The Merger Agreement and the Merger are governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All legal proceedings arising out of or relating to the Merger Agreement or the Merger must be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submitted to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such legal proceeding and irrevocably waived the defense of an inconvenient forum to the maintenance of any such legal proceeding. The parties agreed that a final judgment in any such legal proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

THE VOTING AGREEMENTS

The following is a summary of selected material terms and provisions of the Voting Agreements. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that may be important to you. This summary is qualified in its entirety by reference to the complete text of the form of Voting Agreement, a copy of which is attached as Appendix D, and which is incorporated by reference into this proxy statement. We encourage you to read the form of Voting Agreement carefully and in its entirety.

Concurrently with the execution of the Merger Agreement, our directors, executive officers and certain stockholders in their capacities as holders of common stock or other equity interests of InvenSense (the “Voting Group”), each entered into a Voting Agreement with TDK Corporation. As of the Record Date, the Voting Group collectively beneficially owned approximately [●]% of the outstanding shares of our common stock on an as-converted basis.

Voting Provisions

Pursuant to the Voting Agreement, members of the Voting Group have agreed to appear at each meeting of stockholders or otherwise cause all of their shares of our common stock held of record or beneficially owned, whether currently issued and outstanding or acquired after the date of the Voting Agreement, without limitation, including by the exercising or the vesting of any stock options, RSUs or restricted stock held of record or beneficially owned (collectively, the “Stockholder Shares”), as present thereat for purposes of calculating a quorum. Subject to the terms and conditions contained in the Voting Agreement, members of the Voting Group have agreed to vote all of their Stockholder Shares in the following manner:

•	in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated thereby and any other matters reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other transactions contemplated in the Merger Agreement;

•	in favor of any proposal to adjourn or postpone any meeting of our stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement;

•	against any Acquisition Proposal; and

•	against any other action, proposal, agreement, transaction or arrangement submitted for approval of our stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, Merger, consolidation, sale of assets, recapitalization or other business combination involving InvenSense or any other action, agreement, arrangement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of InvenSense under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the obligations under the Merger Agreement not being fulfilled or satisfied.

Pursuant to the Voting Agreement, members of the Voting Group have agreed to waive any rights of appraisal or rights to dissent from the Merger (including under Section 262).

Restrictions on Transfer; Other Actions

Under the Voting Agreement, the Voting Group have covenanted and agreed that, except as contemplated by the Voting Agreement, each will not:

•	sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of its Stockholder Shares or any interest in its Stockholder Shares (other than any pledge or encumbrance currently in existence);

•	grant any proxies or powers of attorney, deposit any Stockholder Shares into a voting trust or enter into a Voting Agreement with respect to any Stockholder Shares; or

•	enter into any contract with respect to or otherwise agree to the direct or indirect acquisition or sale, pledge, encumbrance, assignment, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of its Stockholder Shares.

The Voting Agreements permit the transfer of Stockholder Shares by members of the Voting Group, if the member is an individual, to immediate family members, heirs, or charitable entities, and if the member is not a natural person, to an affiliate controlled or under common control with such member, in both cases, only if, as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to TDK Corporation, to be bound by all of the terms of the Voting Agreement.

Non-Solicitation

Pursuant to the Voting Agreement, each member of the Voting Group has also covenanted and agreed as follows that prior to the termination of the Voting Agreement, such stockholder (solely in his, her, or its capacity as a stockholder and in no other capacity) will not, and will not authorize or permit any of its subsidiaries or its officers, directors, managers, partners or members, employees, agents, consultants, or representatives, directly or indirectly, to:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to our stockholders) which constitutes or would be reasonably expected to lead to any Acquisition Proposal; or

•	enter into or participate in any discussions or negotiations with, furnish any information relating to InvenSense or its subsidiaries or afford access to the business, properties, assets, books or records of InvenSense or its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal.

Representations and Warranties

The Voting Agreements contain representations and warranties of the members of the Voting Group as to:

•	authorization; binding agreement;

•	no conflict; required filings and consents;

•	litigation;

•	title to Stockholder Shares; and

•	acknowledgement of the Merger Agreement.

Other Covenants

The Voting Agreements other covenants on the part of the members of the Voting Group, including covenants relating to:

•	further assurances;

•	no inconsistent agreements;

•	public announcements;

•	fiduciary duties; and

•	additional purchases.

Termination

The Voting Agreements and the obligations of the members of the Voting Group thereunder will terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the effective time of the Merger, (c) the end date specified in the Merger Agreement and (d) such time as the Merger Agreement is amended to change the form or reduce the amount of the consideration to be paid pursuant thereto.

APPRAISAL RIGHTS

If the Merger is consummated, stockholders who do not vote in favor of the adoption and approval of the Merger Agreement and who properly demand appraisal of their shares of InvenSense’s common stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that InvenSense stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (1) do not vote in favor of the adoption and approval of the Merger Agreement; (2) continuously are the record holders of such shares through the effective time; and (3) otherwise comply with the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock as determined by such appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes InvenSense’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Appendix C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under Section 262. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, InvenSense believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the Merger Proposal;

•	the stockholder must deliver to InvenSense a written demand for appraisal before the vote on the Merger Proposal at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the Merger); and

•

a stockholder or the surviving company (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of

Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any petition and has no intention of doing so. Accordingly, it is the obligation of InvenSense stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of InvenSense common stock within the time prescribed by Section 262.

Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must instruct the proxy to vote his, hers or its shares against the approval of the Merger Proposal, or abstain or not vote his, hers or its shares on the approval of the Merger Proposal.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to InvenSense, before the vote on the adoption and approval of the Merger Agreement at the special meeting at which the Merger Agreement proposal will be submitted to the stockholders, a written demand for the appraisal of such stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption and approval of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must be the stockholder of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting in person, or by proxy, against the approval of the Merger Proposal nor abstaining from voting or failing to vote on the approval of the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on approval of the Merger Proposal. A proxy or vote against the approval of the Merger Proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval of the Merger Proposal at the special meeting will constitute a waiver of appraisal rights.

Only a stockholder of record is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record, and must reasonably inform InvenSense of the identity of the stockholder and state that the stockholder intends thereby to demand appraisal of the holder’s common stock in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKER OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be executed as set forth above and mailed or delivered to:

InvenSense, Inc.

1745 Technology Drive, Suite 200

San Jose, California

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to InvenSense a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the Merger.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the effective time of the Merger, the surviving corporation will give written notice to each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Merger, but not thereafter, the surviving corporation or any holder of shares of common stock who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. If a stockholder does not file a petition for appraisal in a timely manner, then such stockholder’s right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary petitions to perfect their appraisal rights in respect of their shares of common stock within the time periods and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the Merger, any holder of shares of common stock who has complied with the requirements of Section 262 for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the Merger Agreement and with respect to which InvenSense has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within the later of ten days after receipt by the surviving corporation of the written request therefor and ten days after the expiration of the period for delivery of demands for appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request to receive the foregoing statements from the surviving corporation. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of record of shares of InvenSense’s common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Given that immediately before the Merger the shares of InvenSense’s common stock as to which appraisal rights are available were listed on a national securities exchange and the Merger is not approved under Sections 253 or 267 of the Delaware General Corporation Law, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of shares of common stock who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock eligible for appraisal, or (b) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although InvenSense believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither InvenSense nor TDK Corporation anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and each of InvenSense and TDK Corporation reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration as provided in the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, such holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration as provided in the Merger Agreement in accordance with Section 262.

From and after the effective time of the Merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on such shares of common stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time of the Merger. If no petition for an appraisal is filed within the time provided in Section 262, or if a stockholder delivers to the surviving corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 for perfecting appraisal rights may result in the loss of a stockholder’s statutory appraisal rights. In that event, a stockholder will be entitled to receive the merger consideration for his, hers or its shares in accordance with the Merger Agreement. Consequently and in view of the complexity of the provisions of Section 262, any stockholder considering exercising his, her or its appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262. TO THE EXTENT, THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262, SECTION 262 WILL GOVERN.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the New York Stock Exchange under the symbol “INVN.” The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NYSE:

	Market Price ($)
	High	Low
Fiscal Year Ending April 2, 2017:
Quarter ending April 2, 2017 (through [●], 2017)	[●]	[●]
Quarter ended January 1, 2017	12.92	6.75
Quarter ended October 2, 2016	8.42	5.61
Quarter ended July 3, 2016	8.66	5.42
Fiscal Year Ended April 3, 2016:
Quarter ended April 3, 2016	16.47	13.79
Quarter ended December 27, 2015	15.79	8.46
Quarter ended September 27, 2015	12.77	8.88
Quarter ended June 28, 2015	11.05	6.60
Fiscal Year Ended March 29, 2015:
Quarter ended March 29, 2015	23.82	17.10
Quarter ended December 28, 2014	26.78	19.25
Quarter ended September 28, 2014	21.94	13.50
Quarter ended June 29, 2014	17.56	13.19

Under our dividend policy, we have never declared or paid any cash dividends on our capital stock and have retained any future earnings for use in the expansion and operation of our business. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we may not declare or pay cash dividends to our common stockholders without TDK Corporation’s written consent.

On December 20, 2016, the last trading day before the day we announced the execution of the Merger Agreement, the closing price of our common stock was $10.84 per share. On [●], 2017, the latest practicable trading day before this proxy statement was printed, the closing price of our common stock was $[●] per share. Stockholders are encouraged to obtain current market quotations for our common stock and to carefully review the other information contained in this proxy statement in considering whether to adopt the Merger Agreement. As of [●], 2017, [●] shares of our common stock were outstanding, held by [●] holders of record.

Following the Merger, there will be no further market for the our common stock and it will be delisted from NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND DIRECTORS AND OFFICERS

The following table sets forth certain information regarding the ownership of our common stock as of January 13, 2017 by: (i) each director; (ii) each of our named executive officers; (iii) all of our current executive officers and directors as a group; and (iv) all those known by InvenSense to be beneficial owners of more than five percent of our common stock.

We have determined beneficial ownership in accordance with SEC rules. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable within 60 days after January 13, 2017. For purposes of calculating each person’s or group’s percentage ownership, shares issuable within 60 days after January 13, 2017 are included for that person or group but not for any other person or group. Applicable percentage ownership is based on 94,473,523 shares of common stock outstanding at January 13, 2017. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed is c/o InvenSense, Inc., 1745 Technology Drive, Suite 200, San Jose, California 95110.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Shares	Percentage (%)
5% Stockholders:
Artiman, L.L.C.(1)	6,444,901	6.8
BlackRock, Inc.(2)	5,535,913	5.9
The Vanguard Group, Inc.(3)	5,407,149	5.7

Directors and Named Executive Officers:
Behrooz Abdi(4)	1,735,625	1.8
Amir Faintuch(5)	57,705	*
Usama Fayyad(6)	52,670	*
Emiko Higashi(7)	57,705	*
Jon Olson(8)	160,696	*
Amit Shah(9)	6,557,036	6.9
Eric Stang(10)	103,002	*
Yunbei “Ben” Yu, Ph.D.(11)	4,147,633	4.4
Mark Dentinger(12)	328,218	*
Daniel Goehl(13)	222,501	*
Mozafar Maghsoudnia(14)	415,500	*
All current directors and executive officers as a group (11 persons)(15)	13,838,291	14.2%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 6,306,901 shares held by Artiman Ventures, L.P., 40,044 shares held by Artiman Ventures Side Fund, L.P. and 82,459 shares held by Artiman Ventures Side Fund II, L.P. Artiman, LLC’s business address is 2000 University Avenue, Suite 602, East Palo Alto, CA 94303. Amit Shah and Yatin Mundkur, as managing members of Artiman, LLC, the general partner of the Artiman entities that hold the shares, may be deemed to beneficially own such shares, but disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. See also note 8.
(2)

As of December 31, 2016, based on information set forth in a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 5,366,808 share of common stock and sole dispositive power with respect to 5,535,913 shares of common stock as the parent holding company for BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz Ag, BlackRock Financial Management, Inc., BlackRock Fund Advisors,

BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and FutureAdvisor, Inc. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	As of December 31, 2015, based on information set forth in a Schedule 13G filed with the SEC on February 10, 2016 by the Vanguard Group, Inc. (“Vanguard”). Vanguard’s business address is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 167,176 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 8,700 shares as a result of its serving as investment manager of Australian investment offerings.
(4)	Includes 1,480,609 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 37,500 shares which are subject to our right of repurchase, which right will lapse over time.
(5)	Includes 35,000 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 20,450 RSUs that have vested and will be delivered within 60 days of January 13, 2017.
(6)	Includes 32,500 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 20,170 RSUs that have vested and will be delivered within 60 days of January 13, 2017.
(7)	Includes 35,000 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 20,450 RSUs that have vested and will be delivered within 60 days of January 13, 2017.
(8)	Includes 116,666 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 20,450 RSUs that have vested and will be delivered within 60 days of January 13, 2017.
(9)	Includes 46,667 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017, 20,450 RSUs that have vested and will be delivered within 60 days of January 13, 2017 and 6,444,901 shares beneficially owned by Artiman, LLC, 16,667 shares held by Artiman Management, LLC and 19,943 shares held by Baca, L.P. Amit Shah is a Managing Member of Artiman Management and Artiman, LLC, which is the General Partner of the Artiman Ventures LPs, and shares voting control and investment power of the securities held by Artiman Management and the Artiman Ventures LPs with the other Managing Member of Artiman Management and Artiman, LLC. Mr. Shah disclaims beneficial ownership of the securities held by Artiman Management or the Artiman Ventures LPs except to the extent of his pecuniary interest therein. See also note.
(10)	Includes 78,750 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 20,450 RSUs that have vested and will be delivered within 60 days of January 13, 2017.
(11)	Includes 80,000 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017, 20,450 RSUs that have vested and will be delivered within 60 days of January 13, 2017 and 4,035,404 shares held by Sierra Ventures IX, L.P. Yunbei “Ben” Yu, Ph.D. is a Managing Director of Sierra Ventures Associates IX, LLC, which serves as the sole General Partner of Sierra Ventures IX, LP. As such, Dr. Yu shares voting and investment control over the shares owned by Sierra Ventures IX with its other Managing Directors, and may be deemed to own beneficially the shares held by Sierra Ventures IX. Dr. Yu disclaims beneficial ownership of the shares held by Sierra Ventures IX except to the extent of his pecuniary interest therein.
(12)	Includes 305,624 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017.
(13)	Includes 203,751 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017, 3,750 RSUs that vest within 60 days of January 13, 2017 and 15,000 shares which are subject to our right of repurchase, which right will lapse over time.
(14)	Includes 351,561 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017 and 4,750 RSUs that vest within 60 days of January 13, 2017.

(15)	Includes 2,766,128 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of January 13, 2017, 8,500 RSUs that vest within 60 days of January 13, 2017, 142,870 RSUs that have vested and will be delivered within 60 days of January 13, 2017 and 52,500 shares which are subject to our right of repurchase, which right will lapse over time.

PROPOSAL 1: THE MERGER PROPOSAL

As discussed throughout this proxy statement, our Board of Directors is asking stockholders to adopt the Merger Agreement. Pursuant to the Merger Agreement, TDK Corporation will acquire InvenSense in the Merger. Merger Subsidiary will merge with and into InvenSense, with InvenSense as the surviving corporation. InvenSense will be a direct or indirect wholly-owned subsidiary of TDK Corporation and our common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

As described in further detail in the sections of this proxy statement captioned “Questions and Answers” beginning on page 14 of this proxy statement, “Summary” beginning on page 1 of this proxy statement, “The Merger” beginning on page 30 of this proxy statement and “The Merger Agreement” beginning on page [    ] of this proxy statement, our Board of Directors has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Merger is subject to the satisfaction of the conditions set forth in the Merger Agreement, including the adoption of the Merger Agreement by our stockholders at the special meeting. Accordingly, the approval of the Merger Proposal by stockholders is a condition to the obligations of TDK Corporation and InvenSense to complete the Merger.

Required Vote

The affirmative vote, in person or by proxy, of a majority of the outstanding shares of common stock as of the Record Date is required to approve the Merger Proposal.

Recommendation of the InvenSense Board

The Board of Directors unanimously recommends that stockholders vote “FOR” the Merger Proposal.

PROPOSAL 2: THE MERGER-RELATED COMPENSATION PROPOSAL

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are required to submit a proposal to stockholders for a non-binding advisory vote to approve the payment of certain compensation to our named executive officers that is based on or otherwise relates to the Merger. This proposal, which we refer to as the Merger-related Compensation Proposal, gives our stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers will or may be entitled to receive from InvenSense (or, following the Merger, TDK Corporation) that is based on or otherwise relates to the Merger. This compensation is summarized in the section of this proxy statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger May Differ From Your Interests” as well as in the footnotes and narrative disclosures in the section of this proxy statement captioned “Golden Parachute Compensation.”

The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board of Directors unanimously recommends that the stockholders approve the following resolution:

“RESOLVED, that the stockholders of InvenSense, Inc. hereby approve on a non-binding, advisory basis, the compensation that may be paid or become payable to InvenSense’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement captioned “The Merger—Golden Parachute Compensation,” including the related footnotes and narrative disclosures therein.”

Required Vote

The vote on the Merger-related Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Merger-related Compensation Proposal and vice versa. Because the vote on the Merger-related Compensation Proposal is advisory only, it will not be binding on either InvenSense or TDK Corporation. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders.

The affirmative vote, in person or by proxy, of a majority of the shares of common stock represented at the special meeting is required to approve, on a non-binding, advisory basis, the Merger-related Compensation Proposal.

Recommendation of the InvenSense Board

The Board of Directors unanimously recommends that stockholders vote “FOR” the Merger-related Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

Stockholders are being asked to approve a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the special meeting. If stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal.

If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Required Vote

The affirmative vote, in person or by proxy, of a majority of the outstanding shares of common stock represented at the special meeting is required to approve the Adjournment Proposal.

Recommendation of the InvenSense Board

The Board of Directors unanimously recommends that stockholders vote “FOR” the Adjournment Proposal.

STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold an annual meeting of stockholders in 2017 or thereafter. However, if the Merger is not completed, we will hold a 2017 annual meeting of stockholders in the normal course. In that event, the deadline for stockholders to submit proposals to be considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders is June 15, 2017 if our 2017 meeting is called for a date that is within 30 days before or after the one-year anniversary of the 2016 annual meeting. If, however, our 2017 annual meeting is called for a date that is not within 30 days before or after the one-year anniversary of the 2016 annual meeting, proposals for the 2017 annual meeting must be received by a reasonable time before we print and mail our proxy statement for the 2017 annual meeting. Such proposals may be included in the next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC.

A stockholder who wishes to have a proposal considered at the 2017 annual meeting of stockholders but does not seek to have the proposal included in our proxy materials for that meeting must notify us by August 2, 2017. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal. If, however, our 2017 annual meeting is called for a date that is not within 30 days before or after the one-year anniversary of the 2016 annual meeting, then the deadline to notify us of such proposal is a reasonable time before the 2017 annual meeting. Stockholder proposals or notices of proposals should be directed to InvenSense, Inc., attention Corporate Secretary, 1745 Technology Drive, Suite 200, San Jose, California 95110.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including proxy statements, with respect to two or more stockholders sharing the same address by delivering a single proxy statement or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders will be “householding” our proxy materials. A single proxy statement or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 1745 Technology Drive, Suite 200, San Jose, California 95110, telephone (408) 501-2200 or (3) contact our Investor Relations department at www.invensense.com. Stockholders who currently receive multiple copies of the proxy statement or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended April 3, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 3, 2016, October 2, 2016 and January 1, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on May 4, 2016, May 9, 2016, September 19, 2016, October 31, 2016, and December 21, 2016.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to InvenSense, Inc., attention Corporate Secretary at 1745 Technology Drive, Suite 200, San Jose, California 95110, and should be made by [●], 2017 in order to receive them before the special meeting.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [●], 2017. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you need additional copies of this proxy statement or the enclosed proxy card, or if you have questions about the proposals or how to vote your shares, you may contact our proxy solicitor, MacKenzie Partners, Inc., by telephone (toll free) at (980) 322-2885 or by email at proxy@mackenziepartners.com.

By Order of the Board of Directors,

Mark Dentinger
Dated: [●], 2017	Chief Financial Officer

Appendix A—Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

December 21, 2016

among

INVENSENSE, INC.,

TDK CORPORATION

and

TDK SENSOR SOLUTIONS CORPORATION

A-i

A-ii

SCHEDULES

Company Disclosure Schedule

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 21, 2016 among InvenSense, Inc., a Delaware corporation (the “Company”), TDK Corporation, a company organized under the laws of Japan (“Parent”), and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will acquire the Company by means of a merger of Merger Subsidiary with and into the Company in accordance with Delaware Law, with the Company surviving the Merger as a wholly owned indirect subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with Delaware Law and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders approve and adopt this Agreement;

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Subsidiary and their respective stockholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into voting agreements with Parent and Merger Subsidiary (the “Voting Agreements”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of (A) 20% or more of the consolidated assets of the Company and its Subsidiaries or (B) 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture (other than as set forth on Section 1.01(a) of the Company Disclosure Schedule) or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational laws or orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bid” means any outstanding quotation, bid or proposal by the Company or any Company Subsidiary which, if accepted or awarded, would lead to a Government Contract for the supply of goods, licensing of property, or provision of services by the Company or any Company Subsidiary.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or Tokyo, Japan are authorized or required by Applicable Law to be closed.

“Call Spread Warrants” means, collectively, (i) the base warrant confirmation, dated November 6, 2013, between the Company and Goldman, Sachs & Co. in reference to the Company Notes and (ii) the additional warrant confirmation, dated November 7, 2013, between the Company and Goldman, Sachs & Co. in reference to the Company Notes, which collectively provide for the issuance of shares by the Company at an exercise price of $28.656 per share (subject to adjustment as set forth therein).

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a CFIUS member agency.

“CFIUS Approval” means (i) a written notice issued by CFIUS that the transactions contemplated by this Agreement are not covered transactions and not subject to review under Applicable Law, (ii) a written notice issued by CFIUS indicating that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that CFIUS has concluded its review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (A) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“CFIUS Turndown” means (A) (1) prior to the conclusion of all action under Section 721 of Title VII of the Defense Production Act of 1950, Parent withdraws the notification to CFIUS and does not re-file a CFIUS notification within 20 Business Days, or such different period of time agreed upon by the Parent and the Company, or (2) CFIUS has completed its review or investigation and determined it has unresolved national security concerns and Parent unilaterally withdraws, or the Parties by mutual written agreement withdraw, the CFIUS filing and Parent does not re-file a CFIUS notification within 20 Business Days, or such different period of time agreed upon by the parties, or (B) the President takes action to prohibit the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor union, labor organization, works council or other authorized employee representative representing Service Providers.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended April 3, 2016 filed with the SEC.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of October 2, 2016, and the footnotes thereto set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC.

“Company Balance Sheet Date” means October 2, 2016.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of the Agreement.

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Hedge Options” means, collectively, (i) the base call option confirmation, dated November 6, 2013, between the Company and Goldman, Sachs & Co. in reference to the Company Notes and (ii) the additional call option confirmation, dated November 7, 2013, between the Company and Goldman, Sachs & Co. in reference to the Company Notes.

“Company Notes” means the 1.75% Convertible Senior Notes due 2018 issued by the Company pursuant to the Company Notes Indenture.

“Company Notes Indenture” means the Indenture, dated as of November 13, 2013, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee.

“Company Restricted Stock” means Company Stock subject to forfeiture restrictions granted under any Company Stock Plan.

“Company RSU” means a restricted stock unit in respect of one or more shares of Company Stock granted under any Company Stock Plan.

“Company Software” means any software owned by or purported to be owned by the Company or any Company Subsidiary and distributed or otherwise provided by the Company or any Company Subsidiary to any other Person.

“Company Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Stock Option” means an option to purchase one or more shares of Company Stock granted under any Company Stock Plan.

“Company Stock Plans” means, collectively, (i) the 2011 Stock Incentive Plan and (ii) the 2004 Stock Incentive Plan, as amended September 18, 2009.

“Contract” means any legally binding contract, agreement, arrangement or understanding.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Department of Labor” means the United States Department of Labor.

“DPA” means Section 721 of the Defense Production Act of 1950, including the implementing regulations thereof codified at 31 C.F.R. Part 800.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, salary continuation, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any Company Subsidiary has any direct or indirect liability.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other Third Party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Company Subsidiary as currently or formerly conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to any entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended on September 16, 2016.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Company Subsidiary, on the one hand, and any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, on the other hand.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights throughout the world, including any and all (i) trademarks, service marks, brand names, certification marks, trade dress, logos, social media accounts, Internet domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, industrial and utility models, industrial designs, petty patents, design patents, certificates of invention, patents, applications for patents (including divisions, continuations, provisionals, non-provisionals, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets and other confidential information (including ideas, formulas, compositions, know-how, algorithms, processes, methods and techniques, research and development information, customer and supplier information and accounts, drawings, specifications, designs, proposals, technical data, financial and marketing plans), (vi) moral rights, database rights, design rights, and industrial property rights, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Plan” means any Employee Plan that is not a US Plan.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the individuals set forth on Section 1.01(b) of the Company Disclosure Schedule.

“Legal Proceeding” means any audit, action, lawsuit, litigation, arbitration, hearing, or proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought or conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, (i) with respect to the Company and any Company Subsidiary, any event, occurrence, condition, state of facts, circumstances, change or effect that (A) has had or would reasonably be expect to have, individually or in the aggregate, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole or (B) would prevent the ability of the Company to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (1) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world in which the Company or any Company Subsidiary has material operations, including as a result of changes in geopolitical conditions, (2) general changes or developments in the industries in which the Company or any Company Subsidiary operates, (3) changes resulting from the public announcement of this Agreement or pendency of the Merger arising from the identity of Parent or its Affiliates; provided that this clause (3) shall not apply with respect to any representation or warranty, or any condition to the consummation of the Merger to the extent related thereto, that by its terms addresses the consequences of the announcement or pendency of the transactions contemplated by this Agreement, including

Section 4.04, (4) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (5) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (6) any decline in the market price or trading volume of the Company Stock or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (7) any claim or Legal Proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement or (8) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure or decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect); except in the cases of clauses (1), (2),or (4) to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); and (ii) with respect to Parent or Merger Subsidiary, any event, occurrence, condition, state of facts, circumstances, change or effect that would prevent the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby.

“Open Source Materials” means software or other subject matter that is distributed under any of the following open source, free or substantially similar licenses: any license that requires source code or other underlying source to be made available in connection with any license, sublicense or distribution of such software, including, the GNU General Public License and the GNU Lesser General Public License, and any derivative of any of the foregoing licenses, or any other license approved as or meeting the definition of an open source license by the Open Source Initiative or free software by the Free Software Foundation.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Parent Termination Fee” means US$46,700,000.

“Permitted Lien” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the Company Balance Sheet in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar statutory liens or other encumbrances arising in the ordinary course of business by operation of Applicable Law, (iii) statutory liens securing payments not yet due and payable, including liens of lessors pursuant to the terms of any lease, (iv) Liens on the interests of the landlords under the Company Leases, (v) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted; easements, rights of way or other similar matters or restrictions or exclusions relating to real property which would be shown by a current title report or other similar report, (vi) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (vii) requirements and restrictions of zoning, building and other Applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries, (viii) non-exclusive licenses of rights in Intellectual Property Rights made in the ordinary course of business consistent with past practice, (ix) Liens created by any of the Contracts and listed in Section 1.01(c) of the Company Disclosure Schedule, and (x) Liens incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, equipment leases or similar financing arrangements.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Service Provider” means any director, officer, employee of the Company or any Company Subsidiary or any individual independent contractor retained by the Company or any Company Subsidiary.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person, including any entity of which such Person is a general partner or managing member.

“Takeover Statutes” means any antitakeover or similar statute or regulation that applies or purports to apply to any transaction contemplated by this Agreement, including any “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.

“WARN” means the Worker Adjustment and Retraining Notification Act and any equivalent foreign, state or local Law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Anti-Corruption Laws	Section 4.12(c)
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Book Entry Shares	Section 2.02(a)
Bribery Act	Section 4.12(c)
Certificate	Section 2.02(a)
Clearance Date	Section 6.02(b)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)

Term	Section
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Financial Statements	Section 4.08(a)
Company Permits	Section 4.12(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02(c)
Company Subsidiary	Section 4.05(f)
Confidentiality Agreement	Section 6.03(b)(i)
Covered Employee	Section 7.03(a)
Dissenting Shares	Section 2.05(a)
D&O Insurance	Section 7.02(c)
Effective Time	Section 2.01(c)
e-mail	Section 11.01
End Date	Section 10.01(b)(i)
Export Approvals	Section 4.12(e)
FCPA	Section 4.12(c)
Indemnification Contracts	Section 7.02(a)
Indemnified Person	Section 7.02(a)
Insurance Policies	Section 4.22
Intervening Event	Section 6.03(f)
Leased Real Property	Section 4.14(b)
Major Customer	Section 4.21(a)
Major Distributor	Section 4.21(c)
Major Supplier	Section 4.21(b)
Material Contract	Section 4.19(a)
Merger	Recitals
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
NYSE	Section 4.07(f)
Negotiation Period	Section 6.03(d)
Parent	Preamble
Parent Plan	Section 7.03(b)
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(a)
Preferred Stock	Section 4.05(a)
Premium Cap	Section 7.02(c)
Proxy Statement	Section 4.09
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Tax	Section 4.16(k)
Tax Asset	Section 4.16(k)
Taxing Authority	Section 4.16(k)
Tax Return	Section 4.16(k)
Tax Sharing Agreement	Section 4.16(k)
Termination Fee	Section 11.04(b)(i)
Vested Option	Section 2.04(a)
Vested RSU	Section 2.04(c)
Voting Agreements	Recitals
Unvested Option	Section 2.04(b)
Unvested RSU	Section 2.04(d)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or other document made or delivered pursuant to this Agreement but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from, since or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” are to United States dollars. References to anything having been “made available” to Parent shall mean information filed or furnished on the SEC’s Edgar system on or after May 5, 2016 or the posting of any information or material, at least two Business Days prior to the date hereof, in an electronic data room to which Parent (or its Representatives) has been provided access.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto CA 94304 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the Company and Parent and specified in the certificate of merger).

(d) The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02 Conversion of Shares.

(a) At the Effective Time, except as otherwise provided in Section 2.02(b), Section 2.02(d), Section 2.03(b), Section 2.04 or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock (including all uncertificated shares of Company Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration without interest in accordance with Section 2.03;

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent, a Company Subsidiary or a Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of common stock of the Surviving Corporation; and

(d) The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Stock occurring on or after the date hereof and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such action and shall as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 2.02(d) shall be construed to permit the Company to take any action with respect to the Company Stock that is prohibited by the terms of this Agreement.

Section 2.03 Surrender and Payment.

(a) On or prior to the Closing, Parent shall select a reputable bank or trust company to act as Paying Agent in the Merger, which shall be reasonably acceptable to the Company (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.02. The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.” The Paying Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $2 billion (based on the most recent financial statements of such bank that are then publicly available). In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02, except as expressly provided for in this Agreement. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Promptly and in any event no later than three (3) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who were record holders of Book-Entry Shares or Certificates that were converted pursuant to Section 2.02(a) into the right to receive the Merger Consideration) (i) a letter of transmittal, which shall be in such form and have such other provisions as Parent shall reasonably designate after input from the Company, and (ii) instructions for use in effecting the surrender of Book-Entry Shares and Certificates in exchange for the Merger Consideration. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer to the Paying Agent as the Paying Agent may reasonably request), together with (x) a duly completed and validly executed letter of transmittal, (y) a properly completed and duly executed IRS Form W-9 or W-8 (as applicable), and (z) such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable Tax withholding). Until transferred as contemplated by this Section 2.03, each Book-Entry Share and Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by this Section 2.03. No interest shall be paid or accrued on the cash payable upon the transfer of any Book-Entry Share or Certificate. Payment of the applicable Merger Consideration with respect to Book-Entry Shares and Certificates shall only be made to the Person in whose name such Book-Entry Shares or Certificates are registered.

(c) Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed or undistributed to holders of Book-Entry Shares or Certificates as of the date that is one year after the Effective Time shall be delivered to Parent upon demand, and any holders who have not theretofore transferred their Book-Entry Shares or Certificates in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar legal requirements) for satisfaction of their claims for the Merger Consideration pursuant to this Section 2.03. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law. Any other provision of this Agreement notwithstanding, any portion of the Merger Consideration that remains undistributed to the holders of Book-Entry Shares or Certificates as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the Effective Time, the stock transfer books of the Company with respect to the shares of Company Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration into which such shares have been converted pursuant to this Agreement or as provided by Applicable Law. If, after the Effective Time, any Book-Entry Shares or Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Book-Entry Shares shall be cancelled and exchanged as provided in this Article 2, subject to Applicable Law in the case of Dissenting Shares.

Section 2.04 Treatment of Equity Awards.

(a) At the Effective Time, each vested Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (including any Company Stock Option held by a director that, in accordance with its terms, becomes vested at or immediately prior to the Effective Time by reason of the Merger) and that has an exercise price per share that is less than the Merger Consideration (a “Vested Option”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the number of shares of Company Stock subject to the Vested Option by (ii) the excess of the amount of the

Merger Consideration over the exercise price per share of the Vested Option (with the aggregate payment rounded down to the nearest cent), less applicable Tax withholding. For the avoidance of doubt, each Vested Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder thereof. All such amounts payable with respect to the Vested Options shall be paid by Parent or the Surviving Corporation as soon as practicable following the Effective Time (and in any event in connection with the next payroll payment that is made at least five Business Days following the Effective Time).

(b) At the Effective Time, each unvested Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per share that is less than the Merger Consideration (an “Unvested Option”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without, interest, equal to the product obtained by multiplying (i) the number of shares of Company Stock subject to the Unvested Option by (ii) the excess of the amount of the Merger Consideration over the exercise price per share of the Unvested Option (with the aggregate payment rounded down to the nearest cent), which amount shall be payable, less applicable Tax withholding, in accordance with the applicable vesting schedule that would have applied to such Unvested Option, but only if the holder of such terminated Unvested Option satisfies all of the vesting terms and conditions that would have related to the terminated Unvested Option (including any continued employment requirements through the applicable dates of vesting). For avoidance of doubt, each Unvested Option (x) with an exercise price per share that is equal to or greater than the Merger Consideration or (y) that is subject to vesting based on performance criteria that has not been achieved as of the Effective Time shall be canceled without any consideration to the holder thereof.

(c) At the Effective Time, each vested Company RSU (including any Company RSU that, in accordance with its terms, becomes vested at or immediately prior to the Effective Time by reason of the Merger) (a “Vested RSU”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Vested RSU, by (y) the Merger Consideration (with the aggregate payment rounded down to the nearest cent), less applicable Tax withholding, which amount shall be paid by Parent or the Surviving Corporation as soon as practicable following the Effective Time (and in any event in connection with the next payroll payment that is made at least five Business Days following the Effective Time).

(d) At the Effective Time, each unvested Company RSU (an “Unvested RSU”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Unvested RSU, by (y) the Merger Consideration (with the aggregate payment rounded down to the nearest cent), which amount shall be payable in accordance with the applicable vesting schedule, less applicable Tax withholding, that would have applied to such Unvested RSU, but only if the holder of such terminated Unvested RSU satisfies all of the vesting terms and conditions that would have related to the terminated Unvested RSU (including any continued employment requirements through the applicable date of vesting).

(e) At the Effective Time, each unvested share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the Merger Consideration (with the aggregate payment rounded down to the nearest cent), which amount shall be payable in accordance with the applicable vesting schedule less applicable Tax withholding, that would have applied to such unvested share of Company Restricted Stock, but only if the holder of such terminated Company Restricted Stock satisfies all of the vesting terms and conditions that would have related to the terminated unvested share of Company Restricted Stock (including any continued employment requirements through the applicable date of vesting).

(f) Prior to the Effective Time, the Board of Directors of the Company and/or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the treatment of the Company Stock Options, Company RSUs and shares of Company Restricted Stock as contemplated by this Section 2.04(f).

Section 2.05 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who is entitled to demand and properly demands appraisal of such shares of Company Stock pursuant to, and in compliance in all respects with, Section 262 of Delaware Law (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of Delaware Law respect to such shares as contemplated by Section 2.05(b)) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.02(a), but instead, at the Effective Time, shall be converted into the right to receive payment of such amounts as are payable in accordance with Section 262 of Delaware Law. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.02(a), without duplication or any interest thereon, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give Parent: (i) reasonably prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to Delaware Law; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, notice or instrument, or agree to do any of the foregoing.

Section 2.06 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment fund and subject to Section 2.03(c), Parent) will deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. The Parties shall take all actions necessary so that (a) the directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Subsidiary that, except (i) as disclosed in the SEC filings made by the Company on Forms 10-K, 10-Q or 8-K on or after May 5, 2016, and prior to the date of this Agreement (where the relevance of the information to a particular representation is reasonably apparent and excluding any disclosures set forth under the headings “Risk Factors,” or “forward-looking statements”, or disclosures in any other statements that are similarly cautionary or predictive in nature; it being understood that any factual historical information contained within such headings, disclosure or statements shall not be excluded) provided that the provisions of this clause (i) shall not modify or be deemed to modify the representations and warranties set forth in Section 4.05 or Section 4.10(c) or (ii) as set forth on the corresponding sections or subsections of the Company Disclosure Schedule, it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall only be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has all corporate powers and all governmental licenses, franchises, authorizations, permits, certificates, consents and approvals required to carry on its business as now conducted, except for those licenses, franchises, authorizations, permits, certificates, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent correct and complete copies of the Company Certificate and Company Bylaws as amended and in effect on the date hereof. The Company has heretofore made available to Parent correct and complete copies of the minute books of the Company; provided that minutes related to deliberations concerning a transaction between the Company and potential acquirors, including the Company, may be redacted.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the adoption, approval and authorization of this Agreement and for the Company to consummate the Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) duly and validly approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) resolved, subject to the pendency of any Adverse Recommendation Change made in accordance with Section 6.03(a), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, or consent of any Governmental Authority other than (a) the filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the Delaware Law and related documentation and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Antitrust Laws set forth on Section 4.03 of the Company Disclosure Schedule, (c) compliance with any applicable requirements of the NYSE, the Securities Act, the Exchange Act, and any other applicable state or federal securities laws, (d) filings with, submissions as may be advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS in order to obtain the CFIUS Approval, (e) filings with, submissions as may be advisable to and clearances, permits, authorizations, consents and approvals as may be required from the French Ministère de l’Economie, de l’Industrie et du Numérique under Articles L.151-3 and R.153-1 et seq. of the French Monetary and Financial Code and (f) any actions, filings or consents, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Certificate or Company Bylaws, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to the Company or any Company Subsidiary, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, authorization, permit, certificate, consent, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and the Company

Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any Company Subsidiary, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 750,000,000 shares of Company Stock and (ii) 20,000,000 shares of preferred stock (the “Preferred Stock”). As of December 15, 2016, there were outstanding (1) 94,415,309 shares of Company Stock, (2) no shares of Preferred Stock and (3)(A) Company Stock Options to purchase an aggregate of 11,881,453 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 5,835,149 shares of Company Stock were exercisable), (B) Company RSUs relating to an aggregate of 5,085,861 shares of Company Stock and (C) an aggregate of 67,500 shares of Company Restricted Stock. As of December 15, 2016, there were (x) 10,112,622 shares of Company Stock reserved for issuance under the Company Stock Plans and (y) 2,389,903 shares of Company Stock available for issuance under the ESPP. As of December 15, 2016, there was outstanding $175,000,000 principal amount of Company Notes and the conversion rate applicable to the Company Notes pursuant to the Company Notes Indenture (without giving effect to any “make-whole amount”) was 45.683 shares of Company Stock per $1,000 principal amount of Company Notes. As of December 15, 2016, 7,994,425 shares of Company Stock were subject to issuance upon exercise of the Call Spread Warrants. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of all outstanding Company Stock Options, Company RSUs and Company Restricted Stock, including with respect to each such award, as applicable, the holder, type of award, date of grant, exercise price (if applicable), vesting schedule, expiration date, total initial number of shares of Company Stock underlying such award and total outstanding number of shares of Company Stock underlying such award.

(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and issued in compliance with Applicable Law. Each Company Stock Option was granted with an exercise price per share greater than or equal to the fair market value of a share of Company Stock on the date of grant of the applicable Company Stock Option. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, other than the Company Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05 and for changes since December 15, 2016 resulting from the exercise of Company Stock Options outstanding on such date, the settlement of Company RSUs outstanding on such date and the exercise of purchase rights under the ESPP outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities, other ownership interests or securities convertible into or exchangeable for capital stock or voting securities of or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities, other than pursuant to the Company Notes and Company Notes Indenture and the Company Hedge Options.

(d) The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

(e) The Company has not repurchased any shares of Company Stock, Company Stock Options, Company RSUs or Company Restricted Stock (other than in connection with the exercise, settlement or vesting of such stock or awards in accordance with their respective terms, and in connection with the payment of Taxes related thereto) in the last three years.

(f) No Company Securities are owned by any Subsidiary of the Company (each a “Company Subsidiary”).

Section 4.06 Subsidiaries.

(a) Each Company Subsidiary has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, franchises, authorizations, permits, certificates, consents and approvals required to carry on its business as now conducted, except for those licenses, franchises, authorizations, permits, certificates, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Subsidiaries and their respective jurisdictions of organization are set forth in the Company 10-K.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other voting securities of, or other ownership interests in, any Company Subsidiary. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock and/or other ownership interest in any Person. Neither the Company or any Company Subsidiary has an obligation to acquire any equity interest, or security of, or right, agreement or obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since March 30, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Company Subsidiaries is or has been required to file any forms, reports or other documents with the SEC.

(b) As of its filing date (or, if amended, as of the date of the last such amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed, and none of the Company SEC Documents, together with any amendments thereto, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) There are no outstanding or unresolved comment letters received from the SEC staff with respect to any of the Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company and each Company Subsidiary has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee, since March 30, 2013.

(f) Since March 30, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

(g) Since March 30, 2013, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 4.08 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (collectively, the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly presented in all material respects, in conformity with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments the effect of which would not be material in the case of any unaudited interim financial statements and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes, none of which either individually or in the aggregate will be material in amount). The Company Financial Statements were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects and complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(b) Neither the Company nor any Company Subsidiary is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Since March 30, 2013, (i) none of the Company or any Company Subsidiary, nor to the knowledge of the Company, any director or officer of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 4.09 Disclosure Documents. At the time the proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) or any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied in writing by Parent, Merger Subsidiary or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date, except for the execution and performance of this Agreement and the discussions and negotiations related thereto, (a) the business of the Company and each Company Subsidiary has been conducted in all material respects in the ordinary course consistent with past practices; (b) as of the date hereof, none of the Company nor any Company Subsidiary has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.01(b), (e), (f), (i), (j), or (m) or Section 6.07(a); and (c) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary of any nature, whether accrued, contingent, absolute, determined or determinable, other than (i) liabilities or obligations disclosed on, reserved against or provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date which have not had or would not reasonably be expected to have a material and adverse effect on the Company or any Company Subsidiary; (iii) incurred under this Agreement or in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not have or would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12 Compliance with Laws and Court Orders; Permits.

(a) Neither the Company nor any Company Subsidiary is, and, since January 1, 2011, neither the Company nor any Company Subsidiary has been, in violation of Applicable Law or law by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing, except for any such violation that, individually or in the aggregate, has not had a Material Adverse Effect on the Company or any Company Subsidiary, taken as a whole. Since January 1, 2011, neither the Company nor any Company Subsidiary has been notified by any Governmental Authority of any material violation, or any material investigation with respect to any such Applicable Law or provided any notice to any Governmental Authority regarding any material violation by the Company or any Company Subsidiary of any Applicable Law.

(b) The Company and the Company Subsidiaries hold, and have at all times since January 1, 2011, held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Authorities necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Authorities necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; and (ii) the Company and each Company Subsidiary is in material compliance with the terms and requirements of all Company Permits.

(c) Within the past five years, none of the Company or any Company Subsidiary, or any Representative acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act of 2010 or its predecessor laws (the “Bribery Act”), or any analogous anti-corruption Law (collectively, the “Anti-Corruption Laws”), nor engaged in any unlawful transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with or involving a Person that is designated on, or at the time of the transaction or dealing was designated on, or a Person that is or was owned or controlled by any Person that is designated on, or at the time of the transaction or dealing was designated on, any list of restricted Persons maintained by any United States Governmental Authority. No proceeding by or before any Governmental Authority involving the Company, any Company Subsidiary or any Affiliate of the Company, or any of their Representatives acting for or on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened, nor have any disclosures been submitted to any Governmental Authority with respect to actual or potential violations of any Anti-Corruption Law by any such Person.

(d) Within the past five years, the Company and each Company Subsidiary has complied in all material respects with all applicable U.S. import, export, re-export, anti-boycott and economic sanctions Laws and controls and all other applicable import, export and re-export Laws, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations, executive orders, regulations and other Laws implemented by the United States Department of the Treasury, Office of Foreign Assets Control and the Laws administered by United States Customs and Border Protection, and all other applicable import, export, re-export, anti-boycott and economic sanctions Laws and controls in other countries in which the Company or any Company Subsidiary has conducted or currently conduct business.

(e) Within the past five years, the Company and each Company Subsidiary has obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Authorities required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in and outside the United States and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, within the past five years, has been in compliance in all material respects with the terms of all Export Approvals. There are no pending or, to the knowledge of the Company, threatened, claims against the Company or any Company Subsidiary with respect to such Export Approvals.

Section 4.13 Litigation. There is no claim or Legal Proceeding pending against, or, to the knowledge of the Company, threatened in writing against, the Company, any Company Subsidiary, any present or former executive officer, or director of the Company or any Company Subsidiary, in their capacities as such or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by (or, in the case of threatened actions, suits, investigations or proceedings, that would be by) any Governmental Authority or arbitrator that (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or (ii) in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Section 4.13 of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all material claims and Legal Proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary.

Section 4.14 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, in each case free and clear of all Liens, other than Permitted Liens. Notwithstanding the foregoing, it is understood and agreed that matters regarding the infringement or violation of Intellectual Property Rights of a Third Party are addressed solely in Section 4.15 and not in this Section 4.14.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property leased, subleased, licensed or sublicensed by the Company or any Company Subsidiary (collectively, the “Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have valid leasehold interests in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens. Neither the Company nor any Company Subsidiary is currently subleasing, licensing or otherwise granting a Person any right to use or occupy a Leased Real Property.

(c) Neither the Company nor any Company Subsidiary owns or has ever owned any real property.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all registrations, applications for registration and filings made or taken pursuant to the Applicable Laws by the Company and each Company Subsidiary to record, perfect or protect any Owned Intellectual Property Rights. To the knowledge of the Company, none of the registrations or applications have been abandoned, and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of such Intellectual Property Right and due before the Closing Date have been paid in full through the Closing Date. All actions required to record each owner throughout the entire chain of title (starting with each inventor/author and ending with the Company or a Company Subsidiary) of each such registration or application with each applicable Governmental Authority into the name of the Company or a Company Subsidiary have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities. To the knowledge of the Company, each such item of Owned Intellectual Property Rights that is issued or registered is valid and enforceable.

(b) (i) The Company and the Company Subsidiaries are sole owners of all Owned Intellectual Property Rights material to the Company and the Company Subsidiaries and hold all right, title and interest in and to all Owned Intellectual Property Rights free and clear of any Liens, and (ii) to the Company’s knowledge, the Company and the Company Subsidiaries own, are licensed or have a valid and enforceable right to use, all of the Intellectual Property Rights used or held for use in, and material to, the conduct of the business of the Company and each of the Company Subsidiaries. The transactions contemplated by this Agreement will not impair the right, title, or interest of the Company or the Company Subsidiaries in or to any of the Owned Intellectual Property and each item of Owned Intellectual Property will continue to be solely owned by the Company or the Company Subsidiaries immediately after the Closing.

(c) To the knowledge of the Company, the conduct of the business of the Company and each Company Subsidiary as presently and formerly conducted and the products, processes and services of the Company and each Company Subsidiary have not infringed (directly or indirectly), misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any other Person in any material respect. To the knowledge of the Company, no Person has challenged the patentability, validity, or enforceability of, or infringed, misappropriated or otherwise violated any Owned Intellectual Property Rights. Neither the Company nor any Company Subsidiary has received any written notice of or, to the knowledge of the Company, is there threatened, any claim or Legal Proceeding alleging that the Company or any Company Subsidiary infringes (directly or indirectly), misappropriates or otherwise violates any Intellectual Property Rights of any other Person (including any claim that the Company or a Company Subsidiary must license or refrain from using any Intellectual Property Right of any other Person).

(d) The Company and each Company Subsidiary has at all times taken all customary and reasonable actions to protect their material trade secrets, Company Software, and other material confidential information, and to protect the trade secrets and confidential information of others provided to them.

(e) To the knowledge of the Company (i) neither the Company Software nor materials distributed or otherwise provided by the Company or a Company Subsidiary to any other Person contains, references, links to or was created or modified using any Open Source Materials or derivative thereof that would subject the Company Software to the terms of a license that would adversely affect the proprietary nature of the product, (ii) none of the products sold, licensed or distributed by the Company or any Company Subsidiary were created using or incorporating any software that would subject the product to the terms of a license that would adversely affect the proprietary nature of the product, and (iii) there are no material problems or defects in any Company Software that prevent the Company Software from operating substantially as described in its related documentation or specifications, or as otherwise warranted to any Person.

Section 4.16 Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.

(b) Each of the Company and each Company Subsidiary has timely paid or withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes, which accrual is reflected in the Company Financial Statements through the end of the last period for which the Company and each Company Subsidiary ordinarily record items on their respective books.

(c) No deficiencies for Taxes or other assessments relating to Taxes have been threatened or proposed in writing or assessed against the Company that have not been disclosed and adequately reserved for in the Company Financial Statements. There is no material claim or Legal Proceeding now pending or threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any material Tax or Tax Asset. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, assessment or deficiency.

(d) During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code or any similar provision of Applicable Law; (ii) installment sale or other open transaction disposition; (iii) closing agreement described in Section 7121 of the Code or any similar provision of Applicable Law; (iv) an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 or any similar provision of Applicable Law, in each case occurring, entered into, made or in existence prior to the Effective Time.

(g) Neither the Company nor any Company Subsidiary has, nor has it ever had (during any taxable period remaining open for the assessment of Tax by any applicable Taxing Authority), any place of business or permanent establishment in any jurisdiction outside the jurisdiction of its organization. No claim or inquiry has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns asserting that it may be subject to taxation by that jurisdiction or that it has a duty to collect Taxes.

(h) The Company has properly and timely documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar provision of Applicable Law.

(i) There are no Tax rulings, requests for rulings or closing agreements in effect or pending with any Taxing Authority relating to the Company or any Company Subsidiary.

(j) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) “Tax” means (i) any federal, state, local, foreign or other taxes, governmental fees, customs, duties, levies, imposts, assessments, impositions or other similar government charges or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee or successor, (ii) in the case of the Company or any of Company Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Company Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any Company Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing (including any attachments thereto and any amendment thereof) required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or any Company Subsidiary that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any such agreement or arrangement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

Section 4.17 Employees and Employee Benefit Plan.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan and specifies whether such plan is a US Plan or an International Plan, provided that, any government program administered by a Governmental Authority and with respect to which the employer’s sole obligation is to make contributions in the form of payroll or other taxes, and any plan, agreement, arrangement, program or policy maintained solely to comply with statutory requirements shall not be required to be listed on Section 4.17(a) of the Company Disclosure Schedule. For each material Employee Plan, the Company has provided or made available to Parent (i) a copy of such plan (or a description, if such plan is not written) and all amendments thereto, as applicable, (ii) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (iii) the current prospectus or summary plan description and all summaries of material modifications thereto as well as all annual reports and summary annual reports, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, and (vi) the most recently prepared actuarial report and financial statements. For each material International Plan (other than such plans for which the terms are prescribed by Applicable Law), the Company has provided to Parent documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i), (ii) and (vi).

(b) With respect to any US Plan, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any Company Subsidiary to incur any material liability under ERISA or the Code, and there has been no material breach of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the US Plans that would reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any Company Subsidiary. Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan that is (i) subject to Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code).

(c) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has materially complied in form and operation with, all applicable requirements of Section 409A and 457A of the Code. Neither the Company nor any Company Subsidiary has any agreement to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been established pursuant to a preapproved prototype or volume submitter plan document for which an IRS opinion letter has been obtained, each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of such qualification or exemption. Each US Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with the requirements of Applicable Law, including ERISA and the Code. No events have occurred with respect to any US Plan that could reasonably be expected result in assessment against the Company of any material excise taxes under ERISA or the Code.

(e) All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law in all material respects, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles in all material respects. To the knowledge of the Company, all material benefits, expenses and other amounts due and payable under any Employee Plan prior to the date of this Agreement have been paid, made or accrued on or before the date of this Agreement.

(f) Except as set forth on Section 4.17(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Service Provider (or any dependents of such Persons) to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or otherwise, or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after Closing, Parent, to merge, amend or terminate any Employee Plan (excluding any awards under any Company Stock Plan, and International Plans the continued maintenance of which is mandated by Applicable Law). The Company and each Company Subsidiary has reserved all rights necessary to amend or terminate each of the Employee Plans (excluding International Plans the terms of which are mandated by Applicable Law) without the consent of any other Person. Except as set forth in Section 2.04, neither the Company nor any Company Subsidiary has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any Company Subsidiary other than the Employee Plans, or to make any amendments to any of the Employee Plans.

(g) Except as set forth on Section 4.17(g) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasure Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect that would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h) Except as set forth on Section 4.17(h) of the Company Disclosure Schedule, no Employee Plan provides or promises any post-employment or post-retirement payments or benefits, including medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured), to any current or former Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985). No Employee Plan provides benefits to any individual who is not a current or former Service Provider of the Company or any Company Subsidiary, or the dependents or other beneficiaries of any such current or former Service Provider.

(i) With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no material liability of the Company or any Company Subsidiary in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy was terminated on the date hereof, and (ii) to the knowledge of the Company, no insurance company issuing any policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceeding with respect to any such insurer are, to the knowledge of the Company, imminent.

(j) There is no claim or Legal Proceeding (or any basis therefore) (other than routine claims for benefits) pending against or involving, or, to the Company’s knowledge, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor that, if determined or resolved adversely in accordance with plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary is, and, to the Company’s knowledge, for the past five years have been, in material compliance with all Applicable Laws with respect to labor relations, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, and wage payment. To the knowledge of the Company, each Service Provider is in compliance with all applicable visa and work permit requirements.

(k) Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) if intended to qualify for special tax treatment, complies in all material respects with all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(l) Neither the Company nor any Company Subsidiary is or has been party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. During the past five years, there has not been any organizational campaign, petition or other unionization or works council activity seeking recognition of a collective bargaining unit relating to any Service Provider. There are no, and for the past five years, there have not been any, labor strikes, slowdowns, stoppages, picketing, interruptions of work or lockouts pending, other material labor difficulty involving the Company or any Company Subsidiary employees or, to the Company’s knowledge, threatened against or affecting the Company or any Company Subsidiary. There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers.

(m) The Company and each Company Subsidiary is, and has been, in compliance with WARN in all material respects. Neither the Company nor any Company Subsidiary has taken any action that (i) would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN as determined without regard to any action taken after the Closing, (ii) would constitute a “mass layoff” or “plant closing” within the meaning of WARN or would otherwise trigger notice requirements or liability under WARN, or (iii) resulted in the termination of employment of 50 or more employees or more than 10% of the employees in any country outside of the United States during any 90 day period.

(n) All employees of the Company and each Company Subsidiary are employed on an at will basis, except as provided by Applicable Law outside of the United States.

(o) To the knowledge of the Company, no Service Provider is in violation in any material respect of any term of any employment agreement, non-disclosure, confidentiality agreement, or consulting agreement with the Company or any Company Subsidiary or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

Section 4.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any Company Subsidiary arising out of any Environmental Laws, and there are no judicial, administrative or other claims or Legal Proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any Company Subsidiary of any Environmental Laws;

(b) the Company and each Company Subsidiary has and in the past has had all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Environmental Permits;

(c) the operations of the Company and each of Company Subsidiary are and have been in compliance with the terms of applicable Environmental Laws;

(d) the operations of the Company and Company Subsidiary have not caused any releases of Hazardous Substances at any location requiring any investigation or remediation under any Environmental Law; and

(e) the Company has made available to Parent true and correct copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, engineering studies and environmental studies or assessments in the possession of the Company or any Company Subsidiary or any of their advisors related to any property leased or used by the Company or any Company Subsidiary.

Section 4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract of the following nature to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract with a Major Supplier, excluding any purchase orders issued in the ordinary course of business;

(iii) any Contract with a Major Customer, excluding any purchase orders issued in the ordinary course of business pursuant to a Contract listed in Section 4.19(a)(iii) of the Company Disclosure Schedule between the Company or any Company Subsidiary and such Major Customer; provided, however, that any purchase orders defining the term “Restricted Technology” shall be listed;

(iv) any Contract with a Major Distributor;

(v) any Contract relating to the Leased Real Property;

(vi) any lease or sublease of personal property providing for annual payments of $500,000 or more;

(vii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(viii) any partnership, joint venture, revenue-sharing or other similar Contract;

(ix) any Contract that limits or purports to limit the freedom of the Company or any Company Subsidiary to sell any products or services, solicit any customer or employee or to compete in any line of business or with any Person or in any area or during any period of time or which would so limit the freedom of the Company, Parent or any of their respective Subsidiaries after the Closing Date;

(x) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000 pursuant to which the Company or a Company Subsidiary has ongoing obligations;

(xi) any Contract that grants any Person “most favored nation” status or any type of special discount rates or obligates the Company or any Company Subsidiary (or following the Effective Time, Parent or its Subsidiaries) to conduct business with any Person on a preferential or exclusive basis;

(xii) any Contract with any director or officer of the Company or any Company Subsidiary or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer, except for Employee Plans;

(xiii) any Contract pursuant to which the Company or any Company Subsidiary obtains any license, sublicense, right to use, covenant not to be sued, immunity from suit, option, right of first refusal, right of first offer or other similar right with respect to any Intellectual Property Right or otherwise requires the Company or any Company Subsidiary to make payments that are based on the amount of income or revenue of the Company or the Company Subsidiaries, other than any commercial off-the-shelf software licensed by the Company or any Company Subsidiary not customized for the Company’s or any Company Subsidiary’s use with a replacement cost and/or aggregate annual license and maintenance fee of less than $100,000;

(xiv) any Contract pursuant to which the Company or any Company Subsidiary grants any license, sublicense, right to use, covenant not to be sued, immunity from suit, option, right of first refusal, right of first offer or other similar right with respect to any Intellectual Property Right, other than any non-exclusive licenses granted to customers entered into in the ordinary course of business in connection with the sale of the Company’s products or services;

(xv) any Contract wherein the Company or any Company Subsidiary assigns or is obligated to assign, any title, in whole or in part, solely or jointly, beneficially or actually, with respect to any Intellectual Property Right, or any Person has an option or other right concerning any of the foregoing;

(xvi) any Contract providing for the development of any Intellectual Property Right for the Company or a Company Subsidiary or that contains an assignment, an obligation to assign, or an option or right of first refusal for any of the foregoing with respect to any Intellectual Property Right, other than Contracts between the Company or a Company Subsidiary and its respective employee entered in the standard form of agreement disclosed to Parent;

(xvii) any Contract that, upon the execution of this Agreement or the consummation of the Merger may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Company Subsidiary to any officer or employee thereof;

(xviii) any Collective Bargaining Agreement;

(xix) any Contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person;

(xx) any Contract entered into since March 30, 2013 in connection with the settlement or resolution of any Legal Proceeding or material claim;

(xxi) any Contract that involved the payment of more than $3,000,000 by the Company together with the Company Subsidiaries in 2015 or that is expected to result in the payment of such amount by the Company and the Company Subsidiaries in 2016, excluding (A) purchase orders issued in the ordinary course of business involving the payment of less than $1,000,000 by the Company and any Company Subsidiary in 2015 or that is expected to result in the payment of such amount by the Company and any Company Subsidiary in 2016 and (B) Contracts with customers, suppliers and distributors;

(xxii) any Contract that involved the receipt of more than $3,000,000 by the Company and any Company Subsidiary in 2015 or that is expected to result in the receipt of such amount by the Company and any Company Subsidiary in 2016, excluding (A) purchase orders issued in the ordinary course of business involving the payment of less than $1,000,000 by the Company and any Company Subsidiary in 2015 or that is expected to result in the payment of such amount by the Company and any Company Subsidiary in 2016 and (B) Contracts with customers, suppliers and distributors;

(xxiii) any Contract providing for the outsourcing, contract manufacturing, testing, assembly, supply or fabrication of any material products, technology or services of the Company or any Company Subsidiary;

(xxiv) any Contract relating to the supply of any item used by the Company or any Company Subsidiary that is a sole source of supply of any raw material, component or service;

(xxv) any Contract for any capital expenditure in excess of $2,000,000 individually or in the aggregate payable to which the Company or any Company Subsidiary has continuing monetary obligations;

(xxvi) any Contract for which the execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereby would require the consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled;

(xxvii) any Government Contract; and

(xxviii) any Contract relating to the creation of any Lien (other than Permitted Liens) with respect to any material asset of the Company or any Company Subsidiary.

The Company has made available to Parent, or with respect to clause (a)(i) of this Section 4.19, filed or furnished with the SEC prior to the date of this Agreement, a correct and complete copy of each contract, agreement, arrangement or understanding of the type described in clauses (i)-(xxviii) of this Section 4.19 (each, a “Material Contract”), including all amendments or modifications thereto.

(b) Except as would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a valid and binding obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, of the other party or parties thereto enforceable against the Company or the applicable Company Subsidiary and, to the knowledge of the Company, against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); (ii) the Company or the applicable Company Subsidiary has performed in all respects all obligations required to be performed by it under, and is not in default under or in breach of, each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, and is not in default under or in breach of, such Material Contract; and (iii) since March 30, 2014, the Company has not received written notice of any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with or without notice or lapse of time or both would cause such a violation of, a material default under or any acceleration or increase of obligations or rights thereunder) any Material Contract. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Material Contract as of the date of this Agreement. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice, or to the knowledge of the Company, oral notice from any other party to any Material Contract of its intention to terminate for default, convenience or otherwise such Material Contract prior to its stated expiration date or that it intends to not renew or to materially and adversely change the terms of (whether related to payment, price or otherwise) its relationship with the Company or any Company Subsidiary.

Section 4.20 Additional Payments. Section 4.20 of the Company Disclosure Schedule lists all earn-out, milestone or other contingent payments and any material terms related thereto under any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise).

Section 4.21 Customers, Distributors and Suppliers.

(a) Section 4.21(a) of the Company Disclosure Schedule lists the 10 largest customers of the Company and the Company Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended October 2, 2016) (each, a “Major Customer”).

(b) Section 4.21(b) of the Company Disclosure Schedule lists the 10 largest suppliers of the Company and the Company Subsidiaries (determined on the basis of aggregate purchases made by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended October 2, 2016) (each, a “Major Supplier”).

(c) Section 4.21(c) of the Company Disclosure Schedule lists the 10 largest distributors of the Company and the Company Subsidiaries (determined on the basis of aggregate sales made by the distributor over the four consecutive fiscal quarter period ended October 2, 2016) (each, a “Major Distributor”).

Section 4.22 Insurance. The Company has made available to Parent all material insurance policies and fidelity bonds relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and its Subsidiaries (collectively, the “Insurance Policies”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Insurance Policies are maintained in such amounts and against such risks as is required by Applicable Law and any Contracts of the Company or any Company Subsidiary. Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in with the terms and conditions of the Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage. During the one-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication notifying it of any refusal of coverage or rejection of any claim under any Insurance Policy or any material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There are no pending material claims under any Insurance Policies in respect of which the insurer has issued a notice of denial or a reservation of rights.

Section 4.23 Finders’ Fees. Except for Qatalyst Partners LP, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Qatalyst Partners LP, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of Company Stock (other than the Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent or Merger Sub). The Company shall make available to Parent a copy of such opinion promptly following the execution of this Agreement for informational purposes only.

Section 4.25 Government Contracts.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2011, no money due to the Company or such Company Subsidiary under a Government Contract has been withheld or set off or, to the knowledge of the Company, threatened to be withheld or set off.

(b) Since January 1, 2011, neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, director, owner or employee of the Company or any Company Subsidiary, has been suspended, debarred, proposed for debarment or excluded from any Government Contract or government program, or determined to be nonresponsible with respect to any Government Contract or government program, and, to the knowledge of the Company, there is no threat, proposal or valid basis for such suspension, debarment, proposal for debarment or exclusion of any of the Company, any Company Subsidiary, or any officer, director, owner or employee of the Company or any Company Subsidiary.

(c) Since January 1, 2011, neither the Company nor any Company Subsidiary has been, with respect to any Government Contract or Bid, audited or investigated by any Governmental Entity, or subject to any civil claim, indictment or information, tolling or consent agreement, termination for convenience or default, notice of intent to terminate for default, adverse size determination, cure notice, stop work notice, show cause notice, recoupment or refund, notice of deficiency, material disallowance of claimed costs or penalty for expressly unallowable costs and, to the knowledge of the Company, none of the foregoing actions have been threatened.

Section 4.26 State Takeover Statutes. Assuming the accuracy of Parent’s representations in Section 5.07, the Board of Directors of the Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company Bylaws.

Section 4.27 Product Liability. Section 4.27 of the Disclosure Schedule sets forth a list of (a) each defective product and service warranty claim, or group of claims arising from substantially similar occurrences, events or set of facts, of the Company and the Company Subsidiaries involving an amount (including amounts related to refunds, compensation and expenses) in excess of $1,000,000 and (b) each product liability and product recall claim of the Company and the Company Subsidiaries, in each of clauses (a) and (b) outstanding or experienced within the past five years.

Section 4.28 Data Privacy.

(a) The Company and each Company Subsidiary (i) are and have been in compliance in all material respects with their published privacy policies and internal privacy policies and guidelines, contractual obligations and, to the Company’s knowledge, all Applicable Laws relating to data privacy, data collection, data protection and data security and (ii) take and have implemented and maintain commercially reasonable administrative, technical and physical measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification or other misuse.

(b) To the Company’s knowledge, since January 1, 2011, there has been no material loss, damage or unauthorized access, use, unauthorized transmission, modification or other misuse of any personally identifiable information that was collected by or on behalf of the Company or any Company Subsidiary or that is in the possession or control of the Company or any Company Subsidiary, any of their employees or contractors or any other Person. The Company and each Company Subsidiary have made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons required by Applicable Laws related to data privacy, data collection, data protection and data security and have filed any required registrations with the applicable data protection authority.

(c) The Company and each Company Subsidiary have confidentiality agreements in place with all vendors or other Persons whose relationship with the Company or any Company Subsidiary involves the collection, use, disclosure, storage or processing of material amounts of personally identifiable information on behalf of the Company or any Company Subsidiary, which agreements require such Persons to protect such personally identifiable information in a manner materially consistent with the Company’s published privacy policies and internal privacy policies and which require such vendors to report any breach of security of such personally identifiable information promptly.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, franchises, authorizations, permits, certificates, consents and approvals required to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Merger Subsidiary was incorporated solely for the purpose of engaging in and consummating the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned, and at the Effective Time will be owned, directly or indirectly, by Parent. Parent has heretofore made available to the Company correct and complete copies of the organizational documents of Parent and certificate of incorporation and bylaws of Merger Subsidiary as currently in effect.

Section 5.02 Corporate Authorization. Each of Parent and Merger Subsidiary has the requisite corporate (or other applicable) power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Parent and Merger Subsidiary, the performance by each of Parent and Merger Subsidiary of its obligations hereunder and the consummation by each of Parent and Merger Subsidiary of the Merger have been duly authorized by the boards of directors (or other applicable governing body) of each of Parent and Merger Subsidiary. No other corporate (or other applicable) proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement, the performance by either Parent or Merger Subsidiary of its obligations hereunder and the consummation by either Parent or Merger Subsidiary of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting the enforcement of creditors’ rights generally and general principles of equity).

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, or consent of any Governmental Authority, other than (a) the filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the Delaware Law and related documentation and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Antitrust Laws set forth on Section 4.03 of the Company Disclosure Schedule, (c) compliance with any applicable requirements of the NYSE, the Securities Act, the Exchange Act, and any other applicable state or federal securities laws, (d) filings with, submissions as may be advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS in order to obtain the CFIUS Approval, (e) filings with, submissions as may be advisable to and clearances, permits, authorizations, consents and approvals as may be required from the French Ministère de l’Economie, de l’Industrie et du Numérique under Articles L.151-3 and R.153-1 et seq. of the French Monetary and Financial Code and (f) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, authorization, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and Merger Subsidiary or (d) result in the creation or imposition of any Lien (other than Permitted Lines) on any asset of the Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.05 Disclosure Documents. The information supplied by Parent in writing for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06 Litigation. As of the date hereof, there is no claim or Legal Proceeding pending, or to the knowledge of Parent, threatened against, Parent or Merger Subsidiary or any of their respective Affiliates that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other transactions contemplated by this Agreement.

Section 5.07 Ownership of Shares. None of Parent, Merger Subsidiary or any of their respective Affiliates owns (beneficially or otherwise) any Company Securities (or any other economic interest through derivative securities or otherwise in the Company).

Section 5.08 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Subsidiary (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Subsidiary necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.09 Sufficiency of Funds. Parent and Merger Subsidiary shall have available sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, and to perform their respective obligations under this Agreement.

Section 5.10 Solvency. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any repayment or refinancing of indebtedness of the Company required in connection with the Merger, assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Subsidiary to consummate the Merger as set forth herein, (ii) the accuracy in all material respects as of the date of this Agreement and as of the Closing Date of the representations and warranties of the Company set forth in Article 4 (disregarding all Material Adverse Effect and materiality qualifiers, other than the Material Adverse Effect standard in Section 4.10), and (iii) the Company’s compliance with its covenants, the Surviving Corporation will be solvent (as such term is used under Delaware Law).

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, except (w) as expressly required or permitted by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to conduct its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each Company Subsidiary to use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary, and preserve the current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons whom the Company or any Company Subsidiary has significant business relations. Without limiting the generality of the foregoing, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Section 6.01(d), Section 6.01(g), Section 6.01(h), Section 6.01(i) and Section 6.01(k)), (ii) as expressly permitted or required by this Agreement, (iii) as set forth in Section 6.01 of the Company Disclosure Schedule or (iv) as required by Applicable Law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of Company Subsidiary to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of its certificate of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine, subdivide, amend the terms of or reclassify any shares of its capital stock, (ii) make, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends by any Company Subsidiary to the Company or to another Company Subsidiary, respectively, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any securities of a Company Subsidiary, except (A) in connection with repurchase of Company Stock consistent with the terms of the Company Stock Plans and in connection with the payment of Taxes related thereto or (B) upon the conversion of Company Notes in accordance with their terms or the exercise of Company Hedge Options in accordance with their terms;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of a Company Subsidiary, except (A) issuances of Company Stock Options, Company RSUs, or Company Restricted Stock in accordance with Section 6.01(i), (B) issuances in the ordinary course of business of any securities of a Company Subsidiary to the Company or any other Company Subsidiary, (C) issuances in the ordinary course of business of any shares of Company Stock upon the exercise of Company Stock Options or the vesting or settlement of Company RSUs as required pursuant to the terms of the Company Stock Plans governing such awards as in effect on the date of this Agreement, or (D) issuances of Company Stock pursuant to the Company Notes in accordance with their terms and the Call Spread Warrants in accordance with their terms, (ii) materially amend any term of any Company Security or any securities of a Company Subsidiary (in each case, whether by merger, consolidation or otherwise), or (iii) enter into any agreement or arrangement with respect to the sale or voting of the Company Securities or securities of a Company Subsidiary other than Confidentiality Agreements in compliance with Section 6.03(b)(i);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, other than (i) pursuant to and in accordance with the Company capital expenditure plan as set forth in Section 6.01(d) of the Company Disclosure Schedule and (ii) an amount, per quarter, not to exceed $1.0 million in the aggregate, and provided further, that if any of the items specified in the Company capital expenditure plan as set forth in Schedule 6.01(d) are not incurred in the designated quarter, the Company may incur those expenditures in future quarters;

(e) (i) sell, transfer, assign, lease, mortgage, encumber or otherwise dispose of any of its Intellectual Property rights, material properties or assets to any Person other than (A) sales of inventory to the Company or a Company Subsidiary, sales of inventory or of obsolete equipment in the ordinary course of business, or pursuant to written contracts or commitments existing as of the date of this Agreement and set forth on Section 6.01(e) of the Company Disclosure Schedule or (B) sales, transfers or dispositions of tangible assets in the ordinary course of business in transactions involving an aggregate amount of less than $5,000,000, or (ii) cancel, release or assign any Indebtedness of any Person owed to it or any claims held by it against any Person;

(f) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, the Company Subsidiaries or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(g) (i) create, incur, assume, endorse, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) other than debt that is equal to or less than $1,000,000 in the aggregate with respect to the Company and all of the Company Subsidiaries that is unsecured and prepayble without penalty or (ii) incur any Lien on any of its material property or assets, except for Permitted Liens;

(h) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement, or terminate, release, assign, materially amend, extend or otherwise modify or waive any of the terms of any existing Material Contract other than (i) to the extent permitted by Section 6.01(d), Section 6.01(i) or Section 6.01(k) and (ii) the entry, termination, release, assignment, amendment, extension or other modification by the Company or any Company Subsidiary, in the ordinary course of business consistent with past practice of a Material Contract as described in Sections 4.19(a)(i), (a)(ii), (a)(iii), (a)(vi), (a)(xiii), (a)(xxiv), (a)(xxiii);

(i) except as set forth on Section 6.01(i) of the Company Disclosure Schedule, or required under Applicable Law or this Agreement or any Employee Plan, (i) take any action with respect to, adopt, enter into, terminate or amend any Employee Plan (including the Company Stock Plans), or make or implement any increase in compensation, (ii) take any action with respect to, adopt, enter into, terminate or amend any Collective Bargaining Agreement, (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, (iv) hire any Service Provider at the level of vice president or above (or promote into such level), except to replace any vacancy in a current position that arises after the date of this Agreement where such hire (or promotion) is on terms that are no less favorable to the Company than the terms that the Company was providing to the Service Provider that is being replaced and only after consultation with Parent, (v) hire or promote any Service Provider at the level below vice president other than in the ordinary course of business consistent with past practice or (vi) terminate, other than for cause, the employment or service of any Service Provider at the level of vice president or above or who participates in the Company’s bonus plan established for top 20% employees;

(j) implement or adopt any change in the Company’s financial accounting principles, practices or methods, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any Legal Proceeding or other claim involving or against the Company or the Company Subsidiaries, other than any such settlement (i) involving solely monetary remedies with a value not in excess of $1,000,000 individually, or $3,000,000 in the aggregate, (ii) which does not impose any restriction on the Company’s or any Company Subsidiary’s business, (iii) which does not include any admission of liability of the Company or any Company Subsidiaries, (iv) which does not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Merger and (v) pursuant to which the Company and the Company Subsidiaries receive a full release of claims;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m) (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets, deposits or properties of any other Person, or (ii) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a Company Subsidiary;

(n) cancel, permit to lapse, abandon, fail to prosecute, or fail to renew or maintain any material Intellectual Property Rights of the Company or any Company Subsidiary, or disclose to any third party any material trade secret included in the Intellectual Property of the Company or any Company Subsidiary in a way that results in loss of trade secret protection that is material to the operation of the Company’s business; or

(o) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.01.

For the purposes of clarity, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

Section 6.02 Proxy Statement; Company Stockholder Meeting.

(a) The Company shall use its commercially reasonable efforts to prepare (with Parent’s cooperation to the extent required) and file with the SEC a preliminary Proxy Statement for the Company Stockholder Meeting that complies in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other Applicable Law as soon as practicable following the date hereof (and in any event will file the preliminary Proxy Statement no later than 20 Business Days after the date of this Agreement). The Proxy Statement shall include all information reasonably requested by Parent to be included therein.

(b) The Company shall use its commercially reasonable efforts to respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (and in any event within five Business Days) following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act (the later of (i) and (ii), the “Clearance Date”)). The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and a reasonable description of any oral comments with respect to the Proxy Statement received from the SEC or the staff of the SEC. No filing of, or amendment or supplement to, or written response to staff comments on, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (a reasonable amount of time shall be assumed to be a period of five Business Days unless a shorter period of time is required by Applicable Law or a Governmental Authority) and including all reasonable comments given by Parent or its Representatives. If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall use its commercially reasonable efforts to promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall in consultation with Parent duly call, establish a record date for, give notice of, and use its commercially reasonable efforts to convene and hold a special meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Stockholder Meeting”), so that the Company Stockholder Meeting occurs as soon as possible following the Clearance Date, and in any event within 25 Business Days following the date on which the definitive Proxy Statement is initially mailed to the stockholders of the Company, in accordance with Applicable Law and the Company Certificate and Company Bylaws. The Company shall not include any other proposals (other than a proposal relating to an advisory vote relating to executive compensation and the adjournment of the Company Stockholder Meeting) in the Proxy Statement without the prior written consent of Parent or unless Parent so reasonably requests. The Company shall not adjourn, postpone, cancel, recess or reschedule the Company Stockholder Meeting; provided that (i) the Company may postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (but after consultation with Parent) (A) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting, except that, without the prior written consent of Parent, (1) no single such adjournment or postponement shall be for more than five Business Days and (2) in no event may the Company Stockholder Meeting be postponed to later than the date that is 15 Business Days after the date for which the Company Stockholder Meeting was originally scheduled and (B) to allow time for the filing and dissemination of, and a sufficient period for evaluation by the Company’s stockholders of, any supplemental or amended disclosure document to the extent that the Company’s Board of Directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required under Applicable Law, except that the duration of such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement, and (ii) the Company shall postpone or adjourn the Company Stockholder Meeting up to two times for up to 30 days each time upon the request of Parent to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting (but not later than 10 days prior to the End Date). Except during such time as a valid Adverse Recommendation Change is in effect in accordance with Section 6.03(b), the Company shall solicit the Company Stockholder Approval in accordance with Applicable Law, use commercially reasonable efforts to obtain the Company Stockholder Approval and shall include in the Proxy Statement the Company Board Recommendation. Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement for adoption by its stockholders at the Company Stockholder Meeting whether or not an Adverse Recommendation Change shall have occurred; provided that the Proxy Statement shall include, if applicable, the disclosure of the Adverse Recommendation Change made in accordance with Section 6.03(b).

Section 6.03 No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of the Company Subsidiaries shall, nor shall the Company or any of the Company Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to the Company’s stockholders) which constitutes or would be reasonably expected to lead to any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Third Party to this Section 6.03 and to limit its conversation or other communication exclusively to such referral), (iii) (A) publicly propose to, or otherwise change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Subsidiary, the Company Board

Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, when mailed, (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company, an Acquisition Proposal or any transaction pursuant to which a Third Party would become an “interested stockholder” under Section 203 of Delaware Law, (D) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days after the commencement thereof or (E) fail to publicly reaffirm the Company Board Recommendation following any Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 Business Days after Parent so requests in writing (provided that Parent shall not be entitled to request such reaffirmation more than one time with respect to an Acquisition Proposal (provided that any modification to the financial or other material terms of such Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the foregoing) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, provided that, with respect to any Third Party that was not invited by the Company to submit an indication of interest or bid to acquire the Company during the period between June 1, 2016 and the date of this Agreement, if the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Company may waive any such standstill provision applicable to such Third Party solely to the extent necessary to permit such Third Party to make a confidential Acquisition Proposal to the Company’s Board of Directors, or (v) approve, adopt, recommend or enter into, or propose to approve adopt, recommend or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (whether binding or nonbinding). It is agreed that any material violation of the restrictions on the Company set forth in this Section 6.03 by any Representative of the Company or any of the Company Subsidiaries shall be a breach of this Section by the Company; provided, however, that nothing in this Section 6.03(a) shall prohibit the Company or its Representatives from contacting in writing any Person or group of Persons who, following the date of this Agreement, make an unsolicited Acquisition Proposal with such contact being for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.03(a), so long as the Company otherwise complies with its obligations under this Section 6.03, including Section 6.03(c), with respect to such Acquisition Proposal. The Company agrees that it and its Affiliates will not enter into any agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company or its Affiliates from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.03.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time after the date of this Agreement and prior to the receipt of the Company Stockholder Approval:

(i) if the Company receives a bona fide unsolicited written Acquisition Proposal from a Third Party, that did not result from a breach of its obligations in Section 6.03(a) or Section 6.03(g) and the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with the Third Party making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of the Company Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent within 24 hours after the Company’s entry thereto) with such Third Party with terms in all material respects no less favorable to the Company than those contained in the confidentiality agreement dated June 21, 2016 between the Company and Parent (the “Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii) subject to the Company’s compliance with Section 6.03(c) and Section 6.03(d) (provided that such compliance shall be in all material respects with respect to the timeframes for the Company’s actions in Section 6.03(c)), the Board of Directors of the Company may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event; and

(iii) subject to the Company’s compliance with Section 6.03(c) and Section 6.03(d) (provided that such compliance shall be in all material respects with respect to the timeframes for the Company’s actions in Section 6.03(c)), and the procedures set forth in Section 10.01(d)(i) Company may terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal;

in each case referred to in the foregoing clauses (ii) and (iii), only if the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, the Company has advised Parent on a prompt basis of the status and terms of any discussions and negotiations with the Third Party, and the Company has notified Parent promptly (but in no event later than the earliest to occur of (i) one Business Day and (ii) 48 hours) after receipt by the Company (or any of its Representatives) of any request for information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries by any Third Party that has made, or that is reasonably likely to make, an Acquisition Proposal. The Company shall provide such notice orally and in writing (email shall be sufficient if sent in accordance with all of the relevant provisions of Section 11.01 hereof) and shall identify the Third Party making, and the financial and other material terms and conditions (including the financing thereof) of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a prompt basis (and in any event no later than the earliest to occur of (i) one Business Day and (ii) 48 hours), of the status and material terms of any such Acquisition Proposal, indication or request. The Company shall promptly (but in no event later than the earliest to occur of (i) one Business Day and (ii) 48 hours) after receipt provide to Parent copies of all correspondence and other written materials sent or provided to the Company, any of the Company Subsidiaries or any of their Representatives after the date of this Agreement by any Third Party that has made, or that is reasonably likely to make, an Acquisition Proposal that describes any financial or other material terms or conditions of any Acquisition Proposal (as well as written summaries of any additional or modified material terms or conditions conveyed orally to the Company, to the extent not already provided to Parent within the earliest to occur of (i) one Business Day and (ii) 48 hours after receipt by the Company, any of the Company Subsidiaries or any of their Representatives). The Company shall provide to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party by the Company, any of the Company Subsidiaries or any of the their Representatives all correspondence and other written materials to any Third Party that, after the date of this Agreement, has made, or that is reasonably likely to make, an Acquisition Proposal that describes any financial or other material terms or conditions of any Acquisition Proposal (as well as written summaries of any additional or modified material terms or conditions conveyed orally by or on behalf of the Company, to the extent not already provided to Parent). Any amendment to the financial or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company notifies Parent (which notice, in and of itself, shall not constitute an Adverse Recommendation Change), in writing at least five Business Days before taking that action, of its intention to do so (such period, the “Negotiation Period”), including (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreements under which such Superior Proposal is proposed to be consummated (including any proposed merger agreement, acquisition agreement, option agreement, voting agreement or other similar instrument relating to such Superior Proposal and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the financial and other terms thereof)) and the identity of the Third Party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) following the end of the Negotiation Period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that Parent did not make, within the Negotiation Period, an offer that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the stockholders of the Company as such Superior Proposal provided, that in the event there is any modification to the financial or other material terms of any such Superior Proposal (including any modification in the amount, form or mix of consideration proposed to be payable to the Company’s stockholders pursuant to such Superior Proposal), the Company shall have provided to Parent a notice of such modification and such Superior Proposal shall be deemed a new Superior Proposal to which the requirements of this Section 6.03(d) shall apply; provided, further that with respect to such new Superior Proposal, the Negotiation Period shall be deemed to be a three Business Day period rather than a five Business Day period (except that in no event will the Negotiation Period expire earlier than any Negotiation Period then in effect would have expired) or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event, obviates the need for such recommendation change.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal obtained after the date hereof that is not subject to any due diligence investigation, does not require a closing condition that the Third Party has obtained financing or that committed financing actually be funded, and, with respect to any cash consideration, is fully financed with available cash on hand or binding written financing commitments in full force and effect, or a combination of the foregoing, that the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, taking into account the identity of the Third Party making such Acquisition Proposal, all terms of such Acquisition Proposal that the Company’s Board of Directors deems relevant (including any termination or break-up fees and conditions to consummation) and the reasonable likelihood and timing of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d); provided that for purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be “80%.”

(f) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means any material change, event, occurrence or development that occurs, arises or becomes known to the Board of Directors of the Company after the date of this Agreement and prior to obtaining the Company Stockholder Approval, to the extent that such change, event, occurrence or development was unknown to the Board of Directors of the Company and was not reasonably foreseeable, in each case, as of the date of this Agreement; provided that the receipt by the Company, the existence or the terms of an Acquisition Proposal or a Superior Proposal shall not, in any event, be deemed to constitute an Intervening Event.

(g) Obligation to Terminate Existing Discussions. The Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall, and shall cause its Affiliates to, promptly request any Third Party that has executed a confidentiality or non-disclosure agreement and received any non-public information relating to the Company or any of the Company Subsidiaries during the period between June 1, 2016 and the date of this Agreement return or destroy all confidential information in the possession of such Third Party or its Representatives.

(h) “Stop”, “Look” and “Listen”. Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, it being agreed that the making of such communication containing only the information contemplated by Rule 14d-9f shall not be an Adverse Recommendation Change or (iii) making any disclosure to the Company’s stockholders that is required by Applicable Law; provided, however, that in the case of clause (i), (ii) or (iii), any such disclosure or communication that constitutes or contains an Adverse Recommendation Change shall only be made in compliance with this Section 6.03 (excluding this Section 6.03(h)).

Section 6.04 Access to Information. Subject to the last sentence of this Section 6.04, from the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, upon reasonable written prior notice, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the personnel, offices, properties, books and records (including Tax records) of the Company and the Company Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with Parent in its investigation of the Company and the Company Subsidiaries. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Company Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding anything herein to the contrary, under no circumstances shall the Company, the Company Subsidiaries or their respective Representatives be required to furnish any person with, or be required to provide access to any person to, information about the Company or any of the Company Subsidiaries that is prohibited by any Applicable Law or contractual restraint enforceable upon the Company or any of the Company Subsidiaries, or where such access to information would reasonably be expected to involve the waiver of any attorney-client privilege; provided that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not result in a violation of Law or any such contractual restraint or the loss or waiver of such privilege.

Section 6.05 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the right to review and comment in advance on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the Merger, and the right to consult on any settlement with respect to such litigation, and the Company will in good faith take such comments into account. The Company shall promptly notify Parent of the filing of, or the threat of the filing of, any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall not settle or offer to settle any such litigation without the prior written consent of Parent.

Section 6.06 Company Notes. The Company shall use commercially reasonable efforts to comply with its obligations under the Company Notes Indenture that arise as a result of the execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the delivery of any notices, certificates and opinions required in connection with the transactions contemplated hereby.

Section 6.07 Tax Matters.

(a) From the date hereof until the Effective Time, neither the Company nor any of the Company Subsidiaries shall make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign law), request any Tax ruling from a Governmental Authority, surrender, settle, concede or compromise any material Tax claim, audit or assessment, surrender or settle any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any of the Company Subsidiaries.

(b) The Company and each Company Subsidiary shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 6.08 ESPP. Prior to the Effective Time, the Company shall take all actions necessary, including adopting any resolutions or amendments, with respect to the ESPP to: (a) cause the Purchase Period (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Purchase Period under the ESPP and the options under the ESPP to be exercised on the earlier of (i) the scheduled purchase date for such Purchase Period and (ii) the date that is five Business Days prior to the anticipated Effective Time, (b) apply participant accounts in accordance with the ESPP to purchase shares of Company Stock immediately following the termination of such final offering period and (c) terminate the ESPP effective immediately prior to the Closing Date. Any shares of Company Stock so purchased shall be treated in accordance with Section 2.02. All amounts withheld by the Company on behalf of the participants in the ESPP that have not been used to purchase shares of Company Stock prior to the termination of the ESPP will be returned to the participants without interest pursuant to the terms of the ESPP upon the termination of the ESPP.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Delaware Law and in its capacity as the sole stockholder of Merger Subsidiary, a written consent adopting this Agreement and approve the Merger in accordance with Delaware Law.

Section 7.02 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) Parent and Merger Subsidiary agree that all rights to indemnification, advancement of expenses and exculpation by the Company or the Company Subsidiaries existing as of the date of this Agreement in favor of each Person who is now, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time an officer or director of the Company or the Company Subsidiaries (each an “Indemnified Person”) as provided in the Company Certificate and Company Bylaws or similar governing documents of the Company Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of the Agreement and disclosed in Section 7.02 of the Company Disclosure Schedule (the

“Indemnification Contracts”) (or with respect to Persons who become a director or officer of the Company prior to the Effective Time, in a form substantially similar the Indemnification Contracts) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Merger) shall be honored by the Surviving Corporation and its Subsidiaries and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Indemnified Persons. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and such Indemnification Contracts.

(b) For six years after the Effective Time, to the fullest extent permitted under Applicable Law, Parent and the Surviving Corporation and any successor to the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successor to indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall advance and/or reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as the same are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final non appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under Applicable Law; provided however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement (the “Premium Cap”) or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company or Parent may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with the maximum coverage available for a total cost equal to the Premium Cap or, if less, the cost of a single premium tail policy providing the same coverage limits as the Company’s existing policy as of the date of this Agreement. If such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available for a total cost equal to the Premium Cap.

(d) The obligations of Parent and the Surviving Corporation under this Section 7.02 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 7.02 applies shall be third party beneficiaries of this Section 7.02, each of whom may enforce the provisions of this Section 7.02).

(e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or licenses all or substantially all of its properties and assets (including Intellectual Property Rights) to any Person, then, and in either such case, proper provision shall be made so that each of such successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.02 to the extent of the assets transferred to such successor or assign. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Applicable Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to, or in substitution for, any such claims under any such policies.

Section 7.03 Employee Matters.

(a) During the period beginning at the Effective Time and ending on the first anniversary of the Closing Date (or such shorter period of employment, as the case may be), Parent shall, or shall cause its Subsidiaries to provide to each employee of the Company or the Company Subsidiaries at the Effective Time (each, a “Covered Employee”), (i) a base salary or rate of pay that is at least equal to such Covered Employee’s base salary or rate of pay immediately prior to the Effective Time, (ii) an incentive pay opportunity that is at least equal, taken in the aggregate and together with base salary or rate of pay, to such Covered Employee’s incentive pay opportunity, taken in the aggregate and together with base salary or rate of pay, immediately prior to the Effective Time (iii) severance benefits that are no less favorable than the severance benefits provided to such Covered Employee immediately prior to the Effective Time and (iv) other compensation and employee benefits that are substantially similar in the aggregate to the other compensation and employee benefits that were provided to such Covered Employee under the Employee Plans immediately prior to the Effective Time, provided that, for purposes of this Section 7.03(a)(iv), Parent and its Subsidiaries shall not be obligated to grant equity to such Covered Employee, but equity granted to such Covered Employee under the Employee Plans prior to the Effective Time shall be considered in determining whether the incentive pay opportunity provided by Parent and/or its Subsidiaries to the applicable Covered Employee after the Effective Time is at least equal to that provided immediately prior to the Effective Time pursuant to Section 7.03(a)(ii).

(b) Crediting of Payments. In the event any Employee Plan under which a Covered Employee receives health, medical, prescription, dental or vision benefits is terminated and such Covered Employee becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to (i) use its or their commercially reasonable efforts to waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee (and any eligible dependents thereof) for any corresponding Parent Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Covered Employee with credit for any copayments, coinsurance and deductibles paid under an Employee Plan prior to such Covered Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.

(c) Service Crediting. As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Covered Employee prior to the Effective Time with the Company and the Company Subsidiaries reflected in the records of the Company (or any predecessor entities of either to the extent the Company or one of the Company Subsidiaries provides such past-service credit under a similar Employee Plan) for purposes of vesting and eligibility and determining the rate of accrual for leave benefits under any Parent Plan in which such Covered Employees are eligible to participate following the Closing. In no event shall anything contained in this Section 7.03(c) result in any duplication of benefits for the same period of service.

(d) Company 401(k) Plans. At the request of Parent no later than 10 Business Days prior to the Closing Date, the Company shall take all actions necessary so that effective as of immediately prior to the Effective

Time, the Company shall terminate any Employee Plan that includes a 401(k) feature pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent. In connection with any termination of such plans, Parent shall permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Covered Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries.

(e) Without limiting the generality of Section 11.05, nothing in this Section 7.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Covered Employee or any former Service Provider or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of the Company Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of the Company Subsidiaries) to employ any Covered Employee for any period following the Closing Date.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Regulatory Approvals, Notices and Consents.

(a) Subject to the terms and conditions of this Agreement, Parent, Merger Subsidiary and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including using their commercially reasonable efforts to (i) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement including the commencement or defense of litigation seeking the entry of, or, as the case may be, to effect the dissolution of, any temporary injunction, temporary restraining order or other temporary or appealable order in any suit or proceeding, which would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that Parent and Merger Subsidiary shall not be required to, and, without the prior written consent of Parent, the Company shall not, (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement, or (B) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise that in the case of the foregoing clauses (A) or (B) would impose or provide for any of the following: (1) any restrictions on the operation of the business of the Company by Parent (including the termination or cancellation of all or a portion of sales contracts with customers), (2) the sale, license, assignment, transfer, lease, or other divestiture or disposition of the assets, properties or businesses of Parent or its Subsidiaries (excluding the Company following the Effective Time), or (3) the sale, license, assignment, transfer, lease or other divestiture or disposition of any assets or businesses of the Company or any Company Subsidiary that would reduce the reasonably anticipated benefits to Parent (including anticipated synergies) of the transactions contemplated by this Agreement in an amount that is financially material relative to the value of the Company and the Company Subsidiaries as a whole (which the Company shall not undertake, propose or agree to without Parent’s consent). Notwithstanding anything in this Agreement to the contrary, neither Parent and Merger Subsidiary, on the one hand, nor the Company and the Company Subsidiaries, on the other hand, shall be required to agree to any term or take any action in connection with obtaining the necessary approvals from Governmental Authorities or third parties that is not conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall (x) cooperate in all respects and consult with each other in connection with filings, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (y) promptly inform the other party of any communication received by such party from, or given by such party to, Governmental Authorities, by promptly providing copies to the other party of any such written communications and (z) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with Governmental Authorities, and to the extent not prohibited by a Governmental Authority, give the other party the opportunity to attend and participate in any in-person meetings with that Governmental Authority. The Company shall under no circumstances be required to pay or commit to pay any material amount or incur any material obligation in favor of or offer or grant any material accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any consents, approvals, authorizations or terminations or expirations of any waiting period under any Applicable Law.

(b) Without limiting the generality of the Parent’s and Merger Subsidiary’s undertaking pursuant to Section 8.01(a) but subject thereto, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date hereof and (ii) make all necessary filings, notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under other applicable Antitrust Laws where such filings, notifications or other submissions are required, as promptly as practicable and, with respect to (i) and (ii) above to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Antitrust Laws and, subject to the provisions of Section 8.01(a), to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable.

(c) Without limiting the generality of the Parent’s and Merger Subsidiary’s undertaking pursuant to Section 8.01(a) but subject to the restrictions thereof, Parent and the Company shall use their commercially reasonable efforts to obtain the CFIUS Approval. Such commercially reasonable efforts shall include promptly after the date hereof making any draft and final filings (including joint filings) required in connection with the CFIUS Approval in accordance with the DPA, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA, unless CFIUS agrees in writing to an extension of such timeframe; provided, that in the event that CFIUS notifies Parent, Merger Subsidiary or the Company that CFIUS (x) has completed its review or investigation and (y) intends to send a report to the President of the United States recommending that the President act to prohibit the Merger or any of the other transactions contemplated by this Agreement, Parent may request a withdrawal of any filing or notification made to CFIUS; provided, however, that if Parent does not re-file a CFIUS notification within 20 Business Days or such different period of time agreed upon by the parties, a CFIUS Turndown shall be deemed to have occurred.

Section 8.02 Public Announcements. Parent, Merger Subsidiary and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and the Company shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without such consultation; provided, however, that the restrictions set forth in this Section 8.02 shall not apply to any release or public statement (a) required by Applicable Law or any applicable listing authority (in which case the parties shall use commercially reasonable efforts to (i) consult with each other prior to making any such disclosure and (ii) cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), (b) issued by the Company in response to or in connection with the receipt and existence of an Acquisition Proposal, or its making of an Adverse Recommendation Change, (c) following any public statement, release or disclosure by the Company in respect of any Acquisition Proposal or Adverse Recommendation Change, issued by Parent with respect to such matters or (d) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby; provided, further, that (x) each of the Company and Parent may make press releases or public announcements concerning this Agreement or the Merger that consist solely of information previously disclosed in all material respects in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 8.02 and (y) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 8.02.

Section 8.03 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.04 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Legal Proceedings or material claim commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided, that the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each officer and director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.06 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.07 Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.08 Director Resignations. The Company shall cause to be delivered to Parent prior to the Closing resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The respective obligations of each of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall temporarily or permanently make consummation of the Merger illegal or otherwise prohibited;

(c) any applicable waiting period (and any extension thereof) under the HSR Act or any other applicable Antitrust Laws relating to the Merger shall have expired or been terminated; and

(d) the CFIUS Approval shall have been obtained.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a) (i) the Company shall have performed or complied in all material respects with all of its obligations and covenants hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii)(A) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(c) or in any certificate or other writing relating to Section 4.05(a) or Section 4.05(c) delivered by the Company pursuant thereto (other than the information set forth on Section 4.05(a) or Section 4.05(c) of the Company Disclosure Schedule with respect to the holder and the date of grant) shall be true at and as of the date of this Agreement and the Effective Time as if made at and as of such time, other than with respect to de minimis inaccuracies and (B) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.03, the first and third sentences of Section 4.05(b), Section 4.05(d), and Section 4.23 or in any certificate or other writing delivered by the Company relating to Section 4.01(a), Section 4.02, Section 4.03, the first and third sentences of Section 4.05(b), Section 4.05(d), or Section 4.23 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), in all material respects, and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have occurred since the date of this Agreement any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(c) the Company shall have provided to Parent a certification that complies with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) to the effect that the shares of Company Stock are not U.S. real property interests within the meaning of Section 897 of the Code.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed or complied with in all material respects all of its obligations and covenants hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the date hereof and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before 11:59 p.m. Pacific time on June 21, 2017 (the “End Date”); provided, however, that if at June 21, 2017 all conditions to the Parties’ obligations to consummate the Merger set forth in Article 9 have been satisfied (other than those of a nature to be satisfied at Closing, but which shall be capable of being satisfied) and other than the conditions set forth in Sections 9.01(c) or (d), then the End Date shall instead be September 21, 2017; provided; further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement proximately causes or results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable;

(iii) there shall have been a CFIUS Turndown; or

(iv) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained upon a vote taken thereon; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred or the Company shall have intentionally breached any of its obligations under Section 6.03 in any material respect; or

(ii) a breach of any representation or warranty or failure to perform or comply with any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and (A) such condition is incapable of being satisfied by the earlier of (1) the End Date and (2) the date that is 30 days following receipt by the Company of written notice of such breach or failure or, (B) if curable, is not cured by the Company by the earlier of (1) the End Date and (2) the 30th day following receipt by the Company of written notice of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii), if, at the time of the delivery of such notice, Parent or Merger Subsidiary is in material breach of its or their obligations under this Agreement.

(d) by the Company, if:

(i) prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.03(d), in order to enter into a definitive, written agreement concerning a Superior Proposal; provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement for such Superior Proposal and (B) the Company shall have paid any amounts due pursuant to Section 11.04(b) prior to, or concurrently with, such termination; or

(ii) a breach of any representation or warranty or failure to perform or comply with any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and (A) such condition is incapable of being satisfied by the earlier of (1) the End Date and (2) the date that is 30 days following receipt by the Company of written notice of such breach or failure or, if curable, is not cured by Parent by the earlier of (x) the End Date and (y) the 30th day following receipt by Parent of written notice of such breach or failure; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii), if, at the time of the delivery of such notice, Company is in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure of either party to perform a covenant set forth in this Agreement or

(c) breach by either party of any of their representations or warranties set forth in this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11, and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission and shall be given, if to Parent or Merger Subsidiary, to:

TDK Corporation
3-9-1, Shibaura
Minato-ku, Tokyo 108-0026
Japan
Attention:	Noboru Saito
Facsimile:	+81-3-6852-7164
E-mail:

with a copy to:

Jones Day
3161 Michelson Drive, Suite 800
Irvine, California 92648
Attention:	Jonn Beeson and Kevin Espinola
Facsimile:	1-949-553-7539
E-mail:

with a copy to:

Jones Day
Kamiyacho Prime Place
1-17, Toranomon 4-chome
Minato-ku, Tokyo 105-0001
Japan
Attention:	Stephen DeCosse
Facsimile:	81-3-5401-2725
E-mail:

if to the Company, to:

InvenSense, Inc.
1745 Technology Drive, Suite 200
San Jose, California 95110
Attention:	David Young, General Counsel
Facsimile:	408-452-5753
E-mail:

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304-1115
Attention:	Jorge del Calvo
Allison Leopold Tilley
Facsimile:	650-233-4545
E-mail:

or to such other address, or facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. In order to be deemed valid notice under this Section 11.01, e-mail notice must state that it constitutes notice under this Agreement and must be followed by written notice delivered by overnight courier or hand-delivered via valid delivery pursuant to such method within two Business Days from the date of the original e-mail notice.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended, supplemented or waived prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Termination Fees.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by Parent pursuant to Section 10.01(c)(i) (provided that if either Parent or the Company terminates this Agreement pursuant to Section 10.01(b)(iv) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 10.01(c)(i), this Agreement shall be deemed to have been terminated pursuant to Section 10.01(c)(i) for purposes of this Section 11.04) or (B) by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $46,700,000 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, prior to or concurrently with, and as a condition to, such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iv), and (B)(1) with respect to termination under Section 10.01(b)(i), after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced and (2) with respect to termination under Section 10.01(b)(iv), after the date of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced to the Company’s stockholders and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Company Termination Fee. All amounts paid pursuant to this Section 11.04(b) will be by wire transfer of immediately available funds to an account directed by Parent.

(c) Parent Termination Fee

If:

(i) This Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(i), and at the End Date all conditions to Parent’s obligations to consummate the Merger set forth in Article 9, other than the conditions set forth in Section 9.01(b) (solely due to an Applicable Law that is an Antitrust Law or which relates to CFIUS), Section 9.01(c) or Section 9.01(d) have been satisfied (other than those of a nature to be satisfied at Closing, which shall be capable of being satisfied if the Closing Date were the date the notice of termination was delivered); then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two Business Days after such termination by wire transfer of immediately available funds to an account directed by the Company; or

(ii) This Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(ii) (solely due to an Applicable Law that is an Antitrust Law) or Section 10.01(b)(iii), and at the termination date all conditions to Parent’s obligations to consummate the Merger set forth in Article 9, other than the conditions set forth in Section 9.01(b) (solely due to an Applicable Law that is an Antitrust Law or which relates to CFIUS), Section 9.01(c) or Section 9.01(d), would have been capable of being satisfied if the Closing Date were the date the notice of termination was delivered; then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two Business Days after such termination by wire transfer of immediately available funds to an account directed by the Company.

(d) Other Costs and Expenses. The parties acknowledge that the agreements contained in Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if (i) the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay any reasonable and documented costs and expenses (including reasonable attorney fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made and (ii) Parent fails promptly to pay any amount due to the Company pursuant to Section 11.04(c), it shall also pay any reasonable and documented out of pocket costs and expenses (including reasonable attorney fees) incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against Parent or Merger Subsidiary for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) Parent’s and Merger Subsidiary’s Sole Remedy. Except in the case of fraud or a willful breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, and subject to Parent’s and Merger Subsidiary’s rights set forth in Section 11.11, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 11.04(b), shall under the circumstances in which a Company Termination Fee becomes payable, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent and Merger Subsidiary against the Company or any Company Subsidiary for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated, except that the Company shall remain obligated for, and Parent and its Affiliates may be entitled to remedies with respect to, the provisions and agreements surviving such termination pursuant to Section 10.02. The receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, each of their Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Merger (and the abandonment or termination thereof) or any matter forming the basis for such termination and such payment shall not be deemed a penalty.

(f) Company’s Sole Remedy. Except in the case of fraud or a willful breach of Parent’s or Merger Subsidiary’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, and subject to the Company’s rights set forth in Section 11.11, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 11.04(c), shall under the circumstances in which a Parent Termination Fee becomes payable, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against Parent or Merger Subsidiary for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated, except that the Parent and Merger Subsidiary shall remain obligated for, and the Company and its Affiliates may be entitled to remedies with respect to, the provisions and agreements surviving such termination pursuant to Section 10.02. The receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company and its Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Merger (and the abandonment or termination thereof) or any matter forming the basis for such termination and such payment shall not be deemed a penalty.

(g) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not such Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

Section 11.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02 and this Section 11.05, shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) each Indemnified Person as set forth in Section 7.02 of this Agreement, (ii) the Company on behalf of the Company’s stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transactions to the Company’s stockholders) in the event of the breach of this Agreement prior to the Closing Date by Parent or Merger Subsidiary as provided in Section 10.02, which right is hereby expressly acknowledged and agreed by Parent and Merger Subsidiary, and (iii) as expressly set forth in this Agreement. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of the Company’s stockholders as their agent) through actions expressly approved by the Company’s Board of Directors, and no Company stockholder whether purporting to act in its capacity as a Company stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, will have any right or ability to exercise or cause the exercise of any such right.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) by written notice to the Company, to a wholly-owned direct or indirect Subsidiary of Parent to participate in the Merger in lieu of Parent or Merger Subsidiary, in which event all references herein to Parent or Merger Subsidiary, as applicable, shall be deemed references to such other Subsidiary; provided that any such assignment shall not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise materially impair the rights of the Company under this Agreement and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.06 Governing Law; Jurisdiction. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All Legal Proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such Legal Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.09 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance. The Company, Parent and Merger Subsidiary acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction from a court of competent jurisdiction restraining such breach or threatened breach. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

INVENSENSE, INC.

By:	/s/ Behrooz Abdi
Name: Behrooz Abdi
Title: President & CEO

TDK CORPORATION

By:	/s/ Shigenao Ishiguro
Name: Shigenao Ishiguro
Title: President & CEO

TDK SENSOR SOLUTIONS CORPORATION

By:	/s/ Francis J. Sweeney
Name: Francis J. Sweeney
Title: President & Chief Executive Officer

Appendix B—Opinion of Qatalyst Partners LP

December 20, 2016

Board of Directors

InvenSense, Inc.

1745 Technology Dr.

San Jose, California 95110

Members of the Board:

We understand that InvenSense, Inc. (the “Company”), TDK Corporation (“Parent”), and TDK Sensor Solutions Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of December 21, 2016 (Japan Standard Time) (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will be the surviving corporation, and each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent or the Company or any Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $13.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent, (the “Holders”) pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data prepared by the management of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver

One Maritime Plaza| 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

B-1

or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst and its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates for which we or they would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the prices at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such Merger Consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

One Maritime Plaza| 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

B-2

Appendix C—Section 262, Delaware General Corporation Law (Appraisal Rights)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the Record Date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the Record Date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a Record Date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the Record Date shall be such effective date. If no Record Date is fixed and the notice is given prior to the effective date, the Record Date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D—Form of Voting Agreement

VOTING AGREEMENT

VOTING AGREEMENT (this “Voting Agreement”), dated as of December [●], 2016, by and among TDK Corporation, a company organized under the laws of Japan (“Parent”), and [            ] (“Stockholder”).

W I T N E S S E T H

WHEREAS, concurrently with the execution and delivery of this Voting Agreement, InvenSense, Inc., a Delaware corporation (the “Company”), Parent and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, Stockholder is the record or beneficial owner of the number of shares of Company Stock set forth opposite his, her or its name on Exhibit A; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder has agreed to enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following capitalized terms, as used in this Voting Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any shares of Company Stock means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any Contract, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b) “Stockholder Shares” means all shares of Company Stock held of record or Beneficially Owned by Stockholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, including by exercising or the vesting of any Company Stock Option, or the vesting of any Company RSU or Company Restricted Stock held of record or Beneficially Owned by Stockholder.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1 No Transfer of Stockholder Shares. Prior to the Expiration Time (as defined below), Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of its

Stockholder Shares or any interest in its Stockholder Shares (other than any pledge or encumbrance currently in existence), (b) deposit its Stockholder Shares or any interest in its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein) or (c) enter into any Contract with respect to or otherwise agree to the direct or indirect acquisition or sale, pledge, encumbrance, assignment, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of its Stockholder Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Stockholder Shares by Stockholder (i) if Stockholder is an individual, (A) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family, (B) upon the death of Stockholder to Stockholder’s heirs or (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if Stockholder is not a natural person, to an Affiliate controlled by Stockholder or under common control with Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement as though such transferee were the “Stockholder” hereunder. Stockholder shall and hereby does authorize Parent or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Stockholder Shares (and that this Voting Agreement places limits on the voting and transfer of the Stockholder Shares); provided that if Parent or its counsel gives such notification, it shall following the Expiration Time (as defined below) further notify the Company’s transfer agent that the stop transfer order (and all other restrictions contained in this Voting Agreement) have terminated as of such date.

2.2 Vote in Favor of the Merger and Related Matters. Stockholder, solely in Stockholder’s capacity as a stockholder of the Company (and not, if applicable, in Stockholder’s capacity as an officer or director of the Company), irrevocably and unconditionally agrees that, from and after the date hereof and until the Expiration Time (as defined below), at any meeting of the stockholders of the Company or any adjournment thereof, or in connection with any action by written consent of the stockholders of the Company, Stockholder shall:

(a) appear at each such meeting or otherwise cause all of its Stockholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of its Stockholder Shares: (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other transactions contemplated by the Merger Agreement, (iii) against any Acquisition Proposal and (iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of the Company’s stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any other action, agreement or arrangement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the obligations under the Merger Agreement not being fulfilled or satisfied.

2.3 Termination. This Voting Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) such time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, (c) the End Date and (d) such time as the Merger Agreement is amended to change the form or reduce the amount of Merger Consideration to be paid pursuant thereto (such earliest time, the “Expiration Time”); provided, however, that the provisions of Article V shall survive any termination of this Voting Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Stockholder hereby represents and warrants to Parent, as of the date of this Voting Agreement, as follows:

3.1 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Voting Agreement, to perform his, her or its obligations hereunder, and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by or on behalf of Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting creditors’ rights generally and by general principles of equity).

3.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Voting Agreement to Parent by Stockholder does not, and the performance of this Voting Agreement will not, (i) conflict with or violate any Applicable Law by which Stockholder is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other equivalent organizational documents of Stockholder, if applicable, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by Stockholder of the transactions contemplated by this Voting Agreement.

(b) The execution and delivery of this Voting Agreement to Parent by Stockholder does not, and the performance of this Voting Agreement will not, require any consent, approval, authorization, waiver, order or permit of, or filing with or notification to, any third party or any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations, waivers, orders or permits, or to make such filings or notifications, would not interfere with Stockholder’s ability to perform Stockholder’s obligations hereunder.

3.3 Litigation. There is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened, against Stockholder or any of Stockholder’s Affiliates or any of their respective properties or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such), as applicable, that would interfere with Stockholder’s ability to perform his, her or its obligations hereunder or that would prevent, enjoin, alter or delay any of the transactions contemplated by this Voting Agreement.

3.4 Title to Stockholder Shares. As of the date of this Voting Agreement, Stockholder is the record or beneficial owner of the shares of Company Stock set forth opposite its name on Exhibit A. Stockholder has good title to Stockholder’s Stockholder Shares free and clear of all Liens other than pursuant to this Voting Agreement and applicable securities Laws. As of the date of this Voting Agreement, Stockholder’s Stockholder Shares constitute all of the shares of Company Stock Beneficially Owned or owned of record by Stockholder. Except as otherwise set forth in this Voting Agreement, Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of its Stockholder Shares.

3.5 Acknowledgement of the Merger Agreement. Stockholder hereby acknowledges and agrees that Stockholder has received a draft of the Merger Agreement presented to Stockholder as in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV

COVENANTS OF THE STOCKHOLDERS

4.1 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

4.2 Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have (including under Section 262 of the DGCL).

4.3 No Inconsistent Agreements. Except for this Voting Agreement, during the term of this Voting Agreement Stockholder shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Stockholder Shares, (b) grant any proxy, consent, power of attorney or other authorization or consent with respect to any of the Stockholder Shares or (c) knowingly take any action that would constitute a breach hereof, make any representation or warranty of Stockholder set forth in Article III untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Voting Agreement.

4.4 Public Announcements. Stockholder shall not, shall cause its officers, directors, managers, partners or members to not, and shall instruct and use commercially reasonable efforts to cause its Affiliates and each of their respective officers, directors, managers, partners or members (in their capacity as such), as applicable, to not issue any press release with respect to the Merger Agreement, this Voting Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by applicable Law. Stockholder further agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Voting Agreement and the Stockholder’s identity and ownership of the Stockholder Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Voting Agreement, in each case, to the extent the Company or Parent reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company and Parent).

4.5 No Solicitation of Acquisition Proposals. Except as permitted by the Merger Agreement, neither Stockholder nor any of Stockholder’s officers, directors, managers, partners or members, as applicable, shall, and such Stockholder shall cause his, her or its employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to the Company’s stockholders) which constitutes or would be reasonably expected to lead to any Acquisition Proposal, or (b) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Third Party to this Section 4.5 and to limit its conversation or other communication exclusively to such referral).

4.6 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Stockholder Shares, and not in Stockholder’s capacity as a director or officer of the Company or any of the Company Subsidiaries, and (ii) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the board of directors of the Company or any Company Subsidiary or as an officer of the Company or any Company Subsidiary, acting in such person’s capacity as a director or officer of the Company or any Company Subsidiary.

4.7 Additional Purchases. Stockholder agrees that any Company Stock (or any Company Securities related thereto) acquired or purchased by him, her or it after the execution of this Voting Agreement shall be subject to the terms of this Voting Agreement to the same extent as if they constituted Stockholder Shares as of the date of this Voting Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1 Entire Agreement; Amendments. This Voting Agreement, and to the extent referenced herein, the Merger Agreement, constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Voting Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

5.2 Assignment. No party to this Voting Agreement may assign any of its rights or obligations under this Voting Agreement without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any assignee of Parent’s rights under the Merger Agreement. Any assignment contrary to the provisions of this Section 5.2 shall be null and void.

5.3 Severability. The provisions of this Voting Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Voting Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement are not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement, Parent shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, with Stockholder agreeing that it shall waive the defense of adequacy of a remedy at law in any such Legal Proceeding, and/or (b) an injunction restraining such breach or threatened breach, this being in addition to any other remedy to which Parent is entitled at law or in equity. Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.4, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.5 Governing Law; Jurisdiction; Jury Trial.

(a) This Voting Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Voting Agreement or the negotiation, validity or performance of this Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All Legal Proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Voting Agreement or the negotiation, validity or performance of this Voting Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties hereto irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such Legal Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5(C).

5.6 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither party shall be deemed to have waived any claim available to it arising out of this Voting Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.7 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’ fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

5.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission and shall be given:

if to Parent:

TDK Corporation

Attention:

Facsimile:

Email:

with a copy to (for information purposes only):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:	Jorge del Calvo
Allison Leopold Tilley
Facsimile:	650.233.4545

E-mail:

and

Jones Day

3161 Michelson Drive, Suite 800

Irvine, California 92648

Attention:	Jonn Beeson and Kevin Espinola
Facsimile:	1-949-553-7539

E-mail:

if to Stockholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of the Company, or to such other address, or facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. In order to be deemed valid notice under this 5.8, e-mail notice must state that it constitutes notice under this Voting Agreement and must be followed by written notice delivered by overnight courier or hand-delivered via valid delivery pursuant to such method within two Business Days from the date of the original e-mail notice.

5.9 No Third-Party Beneficiaries. This Voting Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by, Parent and Stockholder and nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and Stockholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that the Company shall be a third party beneficiary of this Voting Agreement and shall be entitled to enforce any power, right, privilege or remedy of Parent hereunder.

5.10 Headings. The heading references herein are for convenience of reference only and do not form part of this Voting Agreement, and no construction or reference shall be derived therefrom.

5.11 Counterparts. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Voting Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Voting Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Voting Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

TDK CORPORATION

By:
Name:
Title:

STOCKHOLDER

If other than a natural person:

Name of Stockholder*

By:
Name:
Title:
Date:
Address:

Facsimile:

If a natural person:

Name:*
Date:
Address:

Facsimile:

*	Complete exactly as name appears on stock certificates

Exhibit A

Stockholder Name	Company Common Stock

INVENSENSE, INC.

1745 TECHNOLGY DRIVE

SUITE 200

SAN JOSE, CA 95110

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of Proposals 1, 2 and 3.

				For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of December 21, 2016, entered into by and among InvenSense, TDK Corporation and TDK Sensor Solutions Corporation, pursuant to which InvenSense would be acquired by TDK Corporation through a merger of InvenSense with TDK Sensor Solutions Corporation (the “Merger”), and each share of InvenSense common stock issued and outstanding immediately prior to the completion of the Merger, other than shares owned by InvenSense, TDK Corporation and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest.			☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to InvenSense’s named executive officers in connection with the Merger.			☐	☐	☐

3.	To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Proposal 1 if there are insufficient votes at the time of the special meeting to approve Proposal 1.			☐	☐	☐

NOTE: In his or her discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [(Joint Owners)	Date

INVENSENSE, INC.

Special Meeting of Stockholders

[Date     ,] 2017 [    :00] [A/PM]

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Behrooz Abdi and David Young, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of InvenSense, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 1745 Technology Drive, San Jose, California 95110, at [    :00] [A/PM] on [Day], [Date, 2017], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side